CAPSTAR HOTEL COMPANY,
                             a Delaware corporation


                            -------------------------



                                CREDIT AGREEMENT

                            dated as of June 30, 1997

                            -------------------------

                                  $450,000,000
                         Senior Secured Credit Facility

                            ------------------------


                         LEHMAN BROTHERS HOLDINGS INC.,
                       as Arranger and Syndication Agent,

                 BANKERS TRUST COMPANY, as Documentation Agent,

                 BANKBOSTON, N.A., as Administrative Agent, and

                             WELLS FARGO BANK, N.A.

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                               TABLE OF CONTENTS


SECTION 1.  DEFINITIONS....................................................  1
      1.1  Defined Terms...................................................  1
      1.2  Other Definitional Provisions................................... 32

SECTION 2.  AMOUNT AND TERMS OF COMMITMENTS................................ 32
      2.1  Revolving Credit Commitments.................................... 32
      2.2  Procedure for Revolving Credit Borrowing........................ 33
      2.3  Term Loans...................................................... 34
      2.4  Procedure for Term Loan Borrowing............................... 34
      2.5  Commitment Fee.................................................. 34
      2.6  Termination or Reduction of Commitments......................... 35
      2.7  Swing Line Commitment........................................... 35
      2.8  Repayment of Loans; Evidence of Debt............................ 36
      2.9  Optional Prepayments............................................ 38
      2.10 Mandatory Prepayments and Reduction of Commitment............... 38
      2.11  Conversion and Continuation Options............................ 40
      2.12  Minimum Amounts and Maximum Number of Tranches................. 41
      2.13  Interest Rates and Payment Dates............................... 41
      2.14  Computation of Interest and Fees............................... 41
      2.15  Inability to Determine Interest Rate........................... 42
      2.16  Pro Rata Treatment and Payments................................ 42
      2.17  Illegality..................................................... 44
      2.18  Requirements of Law............................................ 44
      2.19  Taxes.......................................................... 45
      2.20  Indemnity...................................................... 47
      2.21  Certain Fees................................................... 48
      2.22  Change of Lending Office....................................... 48

SECTION 3.  LETTERS OF CREDIT.............................................. 48
      3.1  L/C Commitment.................................................. 48
      3.2  Procedure for Issuance of Letters of Credit..................... 49
      3.3  Fees, Commissions and Other Charges............................. 49
      3.4  L/C Participation............................................... 50
      3.5  Reimbursement Obligation of the Borrower........................ 51
      3.6  Obligations Absolute............................................ 51
      3.7  Letter of Credit Payments....................................... 52
      3.8  Application..................................................... 52

SECTION 4.  REPRESENTATIONS AND WARRANTIES................................. 52
      4.1  Financial Condition............................................. 52
      4.2  No Change....................................................... 53
      4.3  Existence; Compliance with Law.................................. 53

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      4.4  Power; Authorization; Enforceable Obligations................... 53
      4.5  No Legal Bar.................................................... 54
      4.6  No Material Litigation.......................................... 54
      4.7  No Default...................................................... 54
      4.8  Properties; Agreements; Licenses................................ 54
      4.9         Zoning; Authorizations................................... 56
      4.10        Physical Condition; Encroachment......................... 56
      4.12        Leases................................................... 57
      4.13        Environmental Reports; Engineering Reports; Appraisals; Market
                  Studies.................................................. 57
      4.14        No Condemnation or Casualty.............................. 57
      4.15        Wetlands................................................. 57
      4.16        Utilities and Access..................................... 58
      4.17  Intellectual Property.......................................... 58
      4.18  No Burdensome Restrictions..................................... 59
      4.19  Taxes.......................................................... 59
      4.20  Federal Regulations............................................ 59
      4.21  ERISA.......................................................... 59
      4.22  Investment Company Act; Other Regulations...................... 60
      4.23  Subsidiaries................................................... 60
      4.24  Purpose of Loans............................................... 60
      4.25  Environmental Matters.......................................... 60
      4.26  Regulation H................................................... 61
      4.27  Accuracy of Information........................................ 61
      4.28  Security Documents............................................. 62
      4.29  Solvency....................................................... 62
      4.30  Senior Indebtedness............................................ 62
      4.31  Labor Matters.................................................. 62
      4.32        Cash Management System................................... 63
      4.33        Pledged Notes............................................ 63

SECTION 5.  CONDITIONS PRECEDENT........................................... 63
            5.1  Conditions to Initial Loans............................... 63
      5.2  Conditions to Each Loan and Letter of Credit.................... 72

SECTION 6.  AFFIRMATIVE COVENANTS.......................................... 73
      6.1  Financial Statements............................................ 73
      6.2  Certificates; Other Information................................. 74
      6.3  Payment of Obligations.......................................... 75
      6.4  Conduct of Business and Maintenance of Existence................ 75
      6.5         Common Stock............................................. 75
      6.6  Maintenance of Property; Repairs................................ 76
      6.7  Inspection of Property; Books and Records; Discussions.......... 76
      6.8  Notices......................................................... 76
      6.9  Environmental Laws.............................................. 77
      6.10  Further Assurances............................................. 77
      6.11  Interest Rate Protection....................................... 78

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      6.12  Additional Collateral.......................................... 78
      6.13        Insurance................................................ 79
      6.14        Casualty and Condemnation; Restoration................... 84
      6.16        Capital Expenditures; Deferred Maintenance............... 87
      6.17        O&M Requirements......................................... 87
      6.18        Management of Properties................................. 88
      6.19        Cash Management System; Administrative Agent Rights...... 88

SECTION 7. NEGATIVE COVENANTS ............................................. 89
      7.1  Financial Condition Covenants................................... 90
      7.2  Limitation on Indebtedness...................................... 91
      7.3  Limitation on Liens............................................. 93
      7.4  Limitation on Guarantee Obligations............................. 93
      7.5  Limitation on Fundamental Changes............................... 94
      7.6  Limitation on Sale of Assets.................................... 94
      7.7  Limitation on Leases............................................ 96
      7.8  Limitation on Dividends......................................... 96
      7.9  Limitation on Acquisitions, Investments, Loans and Advances..... 96
      7.10        Management Agreements.................................... 97
      7.12  Limitation on Transactions with Affiliates..................... 98
      7.13  Limitation on Changes in Fiscal Year........................... 98
      7.14  Limitation on Negative Pledge Clauses.......................... 98
      7.16  Limitation on Lines of Business................................ 98
      7.17  Changes in Certain Documents; Issuance of Equity Securities.... 98

SECTION 8.  EVENTS OF DEFAULT..............................................100

SECTION 9.  THE AGENTS.....................................................103
      9.1  Appointment.....................................................103
      9.2  Delegation of Duties............................................103
      9.3  Exculpatory Provisions..........................................103
      9.4  Reliance by Agents..............................................104
      9.5  Notice of Default...............................................104
      9.6  Non-Reliance on Agents and Other Lenders........................104
      9.7  Indemnification.................................................105
      9.8  Agents and Their Individual Capacities..........................105
      9.9  Successor Administrative Agent..................................106

SECTION 10.  MISCELLANEOUS.................................................106
      10.1  Amendments and Waivers.........................................106
      10.2  Notices........................................................107
      10.3  No Waiver; Cumulative Remedies.................................108
      10.4  Survival of Representations and Warranties.....................108
      10.5  Payment of Expenses and Taxes..................................108
      10.6  Successors and Assigns; Participations and Assignments.........109
      10.7  Adjustments; Set-off...........................................112
      10.8  Counterparts...................................................113

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      10.9  Severability...................................................113
      10.10  Integration...................................................113
      10.11  GOVERNING LAW.................................................113
      10.12  Submission To Jurisdiction; Waivers...........................114
      10.13  Acknowledgements..............................................114
      10.14  WAIVERS OF JURY TRIAL.........................................114
      10.15  Confidentiality...............................................115
      10.16  Enforceability; Usury.........................................115

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EXHIBITS

A           Form of Notice of Borrowing
B           Form of Compliance Certificate
C           Form of Guarantee and Collateral Agreement
D           Form of Mortgage
E           Form of Reinvestment Notice
F           Form of Revolving Credit Note
G           Form of Term Note
H           Form of Swing Line Note
I           Form of Notice of Optional Prepayment
J           Form of Notice of Continuation/Conversion
K           Form of Exemption Certificate
L           Form of Closing Certificate
M           Form of Legal Opinion of Counsel to Borrower
N           Form of Cash Management Agreement
O           Form of Assignment and Acceptance

SCHEDULES

I           Commitments; Lending Offices and Addresses
II          Pricing Grid
III         Term Loan Amortization
IV          Permitted Acquisitions
3.1         Existing Letter of Credit
4.4         Required Consents
4.8(a)I     Mortgaged Properties
4.8(a)II    Non-Recourse Properties
4.8(b)      Ground Leases
4.8(c)      Non-Recourse Documents
4.8(d)      Management Agreements
4.8(e)      Franchise Agreements
4.8(f)      Material Leases
4.8(g)      Liquor Licenses
4.9         Zoning
4.17        Intellectual Property
4.23        Subsidiaries and Joint Ventures
4.25        Environmental Matters
4.32        Cash Management System
7.4(a)      Existing Guarantee Obligations

      CREDIT AGREEMENT, dated as of June 30, 1997, among CAPSTAR HOTEL COMPANY, a Delaware corporation ("Borrower"), the several lenders from time to time parties hereto (collectively, the "Lenders"; each a "Lender"), LEHMAN BROTHERS HOLDINGS INC., as Advisor, Arranger and Syndication Agent (in such capacities, the "Arranger"), BANKERS TRUST COMPANY, as Documentation Agent (in such capacity, the "Documentation Agent"), BANKBOSTON, N.A., as Administrative Agent (in such capacity, the "Administrative Agent") and WELLS FARGO BANK, N.A..


                            W I T N E S S E T H :


      WHEREAS, the Borrower has requested the Lenders to extend credit to it to refinance certain existing indebtedness and for the other purposes set forth in
Section 4.24; and

      WHEREAS, the Lenders are willing to extend such credit on and subject to the terms and conditions hereafter set forth;

      NOW, THEREFORE, in consideration of the premises and the mutual agreements hereafter set forth, the parties hereto hereby agree as follows:


                            SECTION 1.  DEFINITIONS


      SECTION 1.1 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

            "Acquisition": any acquisition by the Borrower or any of its Subsidiaries of any fee or leasehold interest in any Qualifying Hotel Property or any other assets or interests permitted to be acquired hereunder.

            "Acquisition Agreements": collectively, the agreements entered into by the Borrower and any of its Subsidiaries in connection with an Acquisition.

            "Additional Mortgaged Property":  as defined in Schedule IV.

            "Adjustment Date": (a) the third day following the receipt by the Administrative Agent of the financial statements for the most recently completed fiscal period furnished pursuant to Section 6.1(a) or (b), as the case may be, and the compliance certificate with respect to such financial statements furnished pursuant to Section 6.2(b). For purposes of determining the Applicable Margin, the first "Adjustment Date" shall mean the date on which the financial statements for the fiscal quarter ended June 30, 1997 furnished pursuant to Section 6.1(b) and the related compliance certificate furnished pursuant to Section 6.2(b) are delivered to the Administrative Agent pursuant to Section 6.1(b) and 6.2(b), respectively.

            "Administrative Agent": as defined in the Preamble to this Agreement.

            "Affiliate": as to any Person, any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

            "Agents": the collective reference to the Administrative Agent, the Documentation Agent, the Syndication Agent, the Arranger and Wells Fargo Bank, N.A.

            "Aggregate Outstanding Extensions of Credit": as to any Lender at any time, an amount equal to the sum of (a) the Aggregate Outstanding Revolving Extensions of Credit of such Lender and (b) Aggregate Outstanding Term Loan Extensions of Credit of such Lender.

            "Aggregate Outstanding Revolving Extensions of Credit": as to any Revolving Credit Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding and (b) such Lender's Revolving Credit Commitment Percentage of the L/C Obligations then outstanding.

            "Aggregate Outstanding Term Loan Extensions of Credit": as to any Term Loan Lender at any time, an amount equal to the aggregate principal amount of all Term Loans made by such Lender then outstanding.

            "Agreement": this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

            "Applicable Margin": at any time, the rates per annum set forth on
      Schedule II under the relevant column heading opposite the level of the Consolidated Total Debt Ratio and Consolidated Senior Debt Ratio most recently determined; provided that (a) the Applicable Margin commencing on the Closing Date shall be 2.00% in the case of Revolving Credit Loans which are Eurodollar Loans and 2.125% in the case of Term Loans which are Eurodollar Loans, until the first Adjustment Date, (b) the Applicable Margin determined for any Adjustment Date (including the first Adjustment
      Date) shall remain in effect until a subsequent Adjustment Date for which the Consolidated Total Debt Ratio and/or Consolidated Senior Debt Ratio falls within a different level and (c) if the financial statements and related compliance certificate for any fiscal period are not delivered by the date due pursuant to Sections 6.1 and 6.2, the

      Applicable Margin shall be 2.00% in the case of Revolving Credit Loans which are Eurodollar Loans and 2.125% in the case of Term Loans which are Eurodollar Loans, until the date of delivery of such financial statements and compliance certificate.

            "Application": an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to issue a Letter of Credit.

            "Appraisal": with respect to any Property, a written appraisal of such Property prepared by an Appraiser and delivered to the Administrative Agent pursuant to Schedule IV or Section 5.1, in each case in form, content and methodology satisfactory to the Administrative Agent and in compliance with all applicable legal and regulatory requirements (including the requirements of Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, 12 U.S.C. ss.ss. 3331, et seq., as amended (or any successor statute thereto), and the regulations promulgated thereunder ("FIRREA")).

            "Appraiser": an independent appraiser reasonably acceptable to the Administrative Agent who meets all regulatory requirements applicable to the Administrative Agent, who holds an MAI designation, is state licensed or state certified if required under the laws of the state where the applicable Property is located, who meets the requirements of FIRREA and who has at least 10 years experience with real estate of the same type as the Property to be appraised.

            "Approved Environmental Consultant": an independent environmental consultant reasonably acceptable to the Administrative Agent.

            "Asset Sale": any sale, sale-leaseback, or other disposition by the Borrower or any Subsidiary thereof of any of its property or assets, including the Capital Stock of any Subsidiary of the Borrower, but excluding sales of inventory and FF&E in the ordinary course of business.

            "Assignee":  as defined in Section 10.6(c).

            "Authorization": any authorization, approval, franchise, license, variance, land use entitlement, sewer and waste water discharge permit, storm water discharge permit, air pollution authorization to operate, certificate of occupancy, municipal water and sewer connection permit, and any like or similar permit now or hereafter required for the construction or Renovation of any improvements located on any Property or for the use, occupancy or operation of any Property and all amendments, modifications, supplements and addenda thereto.

            "Available Revolving Credit Commitment": as to any Lender at any time, an amount (which may be a negative number) equal to the difference of (a) such Lender's Revolving Credit Commitment minus (b) the sum of (i) such Lender's Aggregate Outstanding Revolving Extensions of Credit and
      (ii) such Lender's Revolving Credit Commitment Percentage of the aggregate unpaid principal amount at such time of all

      Swing Line Loans (provided that for purposes of calculating the Available Revolving Credit Commitments pursuant to Section 2.5, the amount referred to in this clause (ii) shall be zero), and (iii) such Lender's Revolving Credit Commitment Percentage of the then applicable Working Capital Reserve (provided that for purposes of calculating the Available Revolving Credit Commitments pursuant to Section 2.5, the amount referred to in this clause (iii) shall be zero).

            "Available Term Loan Commitment": as to any Lender at any time, an amount equal to the excess, if any, of (a) the amount of such Lender's Term Loan Commitment over (b) the Aggregate Outstanding Term Loan Extensions of Credit of such Lender. After the Term Loan Extended Borrowing Date, the Available Term Loan Commitment shall be zero regardless of the amount of Term Loans advanced.

            "Base Rate": for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime or base rate in effect at its principal office in Boston, Massachusetts; "Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it; "Assessment Rate" means, for any day, the annual assessment rate in effect on such day that is payable by a member of the Bank Insurance Fund classified as "well-capitalized" and within supervisory subgroup "B" (or a comparable successor risk classification) within the meaning of 12 C.F.R. Part 327 (or any successor provision) to the Federal Deposit Insurance Corporation for insurance by such Corporation of time deposits made in dollars at the offices of such member in the United States; provided that if, as a result of any change in any law, rule or regulation, it is no longer possible to determine the Assessment Rate as aforesaid, then the Assessment Rate shall be such annual rate as shall be determined by the Administrative Agent to be representative of the cost of such insurance to the Lenders; "Base CD Rate" shall mean the sum of (a) the Three-Month Secondary CD Rate multiplied by the Statutory Reserve Rate plus (b) the Assessment Rate; "Three-Month Secondary CD Rate" shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Business Day, the next preceding Business Day) by the Board of Governors of the Federal Reserve System through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 A.M., New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by the Administrative Agent from three New York City negotiable certificate of deposit dealers of recognized standing selected by it; and "Statutory Reserve Rate" means for any day as applied to any Base Rate Loan, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor), for determining the maximum reserve requirement for a Depositary Institution (as defined in Regulation D of the Board) in respect of new non-personal time deposits in Dollars having a maturity of 30 days or more. Any change in the Base Rate due to a change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

            "Base Rate Loans": Loans the rate of interest applicable to which is based upon the Base Rate.

            "Borrowing Date": any Business Day specified in a notice pursuant to
      Section 2.2, 2.4 or 2.7 as a date on which the Borrower requests the Lenders to make Loans hereunder.

            "Borrowing Notice": a notice substantially in the form of Exhibit A.

            "Business":  as defined in Section 4.25 (b).

            "Business Day": a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close or a day on which the Administrative Agent is closed for business.

            "Canadian Security Documents": each of the mortgages, pledges, debentures, collateral assignments and other similar documents which created Liens upon the Properties owned by the Borrower and its Subsidiaries which are located in Canada.

            "Capital Expenditures": for any period, the aggregate of all expenditures (excluding capitalized interest) by the Borrower and its Subsidiaries for the acquisition or leasing of fixed or capital assets or additions to equipment (including replacements and improvements during such period) which should be capitalized under GAAP on a consolidated balance sheet of the Borrower and its Subsidiaries, including (i) costs of tenant improvements and brokerage commissions payable in connection with lease transactions at any Property, (ii) costs of environmental audits and monitoring, environmental remediation work or any other costs and expenses incurred with respect to compliance with Environmental Laws, (iii) costs of any Restoration, (iv) costs of any Renovation and (v) costs of any other major repair and/or replacement of FF&E.

            "Capital Stock": any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

            "CapStar I": CapStar Management Company, L.P., a Delaware limited partnership.

            "CapStar II": CapStar Management Company II, L.P., a Delaware limited partnership.

            "Cash Equivalents": to the extent owned by a Person free and clear of Liens, (a) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition and overnight bank deposits of any Lender or of any commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 by Standard and Poor's Rating Group ("S&P") or P-1 by Moody's Investors Service, Inc. ("Moody's"), (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody's, (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

            "Cash Management System": the system of Deposit Accounts of Loan Parties and their Subsidiaries pursuant to which all Receipts of Loan Parties and such Subsidiaries are collected and distributed, all as described in Schedule 4.32, as the same may be amended from time to time pursuant to Section 6.19.

            "Cash Manager": BankBoston, N.A., or any successor thereto reasonably approved by the Administrative Agent.

            "Cash Management Agreement": the letter agreement delivered pursuant to subsection 5.1(x) with respect to the Concentration Accounts by and among the Cash Manager, the Administrative Agent and the Borrower.

            "Change of Control":  the occurrence of any of the following events:

                  (i) Paul Whetsell shall cease to be (for any reason other than his death or incapacity) an active, senior officer of the Borrower;
            or

                  (ii) Paul Whetsell shall sell, transfer or otherwise dispose of more than twenty five percent (25%) of the Capital Stock of the Borrower that he owns on the date hereof or acquires subsequent to the date hereof (other than to his immediate family members or to a trust for the benefit of such immediate family members); or

                  (iii) Paul Whetsell shall pledge as collateral for any
            Indebtedness more than fifty percent (50%) of the Capital Stock of the Borrower that he owns on the date hereof or acquires subsequent to the date hereof; or

                  (iv) the Borrower shall cease to be the sole general partner of either Operating Company or both Operating Companies; or

                  (v) the Borrower shall cease to own at least fifty one percent
            (51%) of the partnership interests in each Operating Company; or

                  (vi) any Person (other than Paul Whetsell), whether singly or in concert with one or more Persons, shall, directly or indirectly, have acquired, or acquired the power to vote or direct the voting of, more than 25% of the voting stock of the Borrower; or

                  (vii) a majority of the board of directors of the Borrower shall not consist of Persons who were members of such board of directors on the Closing Date or who were nominated for election or elected to such board of directors with the affirmative vote of at least a majority of the members of such board of directors who were members on the Closing Date or who were so nominated or elected; or

                  (viii) the sale, lease or transfer, in one transaction or a series of related transactions, of all or substantially all of the Borrower's and its Subsidiaries' assets to any person or group (as defined under Section 13(d)(3) of the Exchange Act) other than to the Borrower or a Wholly Owned Subsidiary of the Borrower that is a Loan Party.

            "Closing Date": the date on which the conditions precedent set forth in Section 5.1 shall be satisfied.

            "Co-Arrangers": the collective reference to Bankers Trust Company, BancBoston Securities, Inc. and Wells Fargo Bank, N.A.

            "Code": the Internal Revenue Code of 1986, as amended from time to time.

            "Collateral": all assets of the Loan Parties, now owned or hereinafter acquired, upon which a Lien is purported to be created by any Security Document.

            "Commitment": as to any Lender, the sum of the Term Loan Commitment and the Revolving Credit Commitment of such Lender.

            "Commitment Percentage": as to any Lender at any time, the percentage which such Lender's Commitment then constitutes of the aggregate Commitments or, at any time after the Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender's Loans (including, in the case of Revolving Credit Loans, such Lender's Revolving Credit Commitment Percentage of the aggregate unpaid principal amount at such time of all Swing Line Loans) then outstanding constitutes of the aggregate principal amount of the Loans then outstanding.

            "Commonly Controlled Entity": an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414 of the Code.

            "Common Limited Partner Interests": the partnership units issued by the Operating Companies which pay dividends which are tied to dividends paid on the Common Stock and which, by their terms may be converted into or exercised or redeemed by the holders thereof for Common Stock only.

            "Common Stock": the common stock of the Borrower, including all classes thereof.

            "Compliance Certificate": a certificate substantially in the form of Exhibit B, delivered pursuant to Section 6.2(b).

            "Concentration Account": collectively, the accounts established and maintained in the name of the Administrative Agent at the offices of the Cash Manager pursuant to the terms of the Guarantee and Collateral Agreement, to which funds on deposit in the Local Accounts included in the Cash Management System are automatically deposited in accordance with the Cash Management System.

            "Condemnation Proceeds": all compensation, awards, damages, rights of action and proceeds awarded to any Loan Party or any of its Subsidiaries by reason of any Taking.

            "consolidated" or "Consolidated": when used in respect of any financial term or financial covenants relating to the Borrower and its Subsidiaries, refers to the Borrower and the Subsidiaries of the Borrower whose accounts are consolidated with the Borrower's accounts in accordance with GAAP; provided, that for purposes of calculating Indebtedness, EBITDA, fixed charges, lease expense, debt service, interest expense, income, net income, expenses, and other similar accounts of Subsidiaries of the Borrower which are not Wholly Owned Subsidiaries, such Indebtedness, interest expense, income, net income, expenses, and other similar accounts of such Subsidiary shall be included on a pro rata basis to the extent of the percentage interest that the Borrower and its Wholly Owned Subsidiaries have in any such Subsidiary.

            "Consolidated Adjusted EBITDA": for any period of four consecutive fiscal quarters, Consolidated EBITDA for such period, adjusted as follows:
      (i) such Consolidated EBITDA shall be reduced by the amount of Consolidated EBITDA contributed by any Property with respect to which, on the date of such calculation, more than 50% of the rooms "available for sale" have been, are scheduled to be, or could reasonably be expected to be, "rooms out-of-order", as determined in accordance with the Uniform System, during any period of 30 consecutive days within six (6) months before or after such date of calculation, (ii) such Consolidated EBITDA shall be reduced by 60% of the amount of Consolidated EBITDA contributed by any Property with respect to which, on the date of such calculation, more than 25% of the rooms "available for sale" have been, are scheduled to be, or could reasonably be expected to be, "rooms out-of-order", as determined in accordance with the Uniform System, during any period of 30 consecutive days within six (6) months before or after such date of calculation, (iii) such Consolidated EBITDA shall be adjusted by including the Consolidated EBITDA of any Person, Property, Management Agreement, Pledged Note or Joint Venture interest acquired by the Borrower or its Subsidiaries during such period on a pro forma basis (based upon the trailing twelve (12) months operating results) for such period of four full fiscal quarters (assuming the consummation of each such acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred on the first day of such period of four full fiscal quarters) if the Administrative Agent has received such financial information with respect to the acquired Person, Property, Management Agreement, Pledged Note or Joint Venture interest as it shall reasonably determine is adequate to determine the Consolidated EBITDA of the acquired Person or Property, and (iv) such Consolidated EBITDA shall be adjusted by excluding the Consolidated EBITDA of any Person or Property disposed of by the Borrower or its Subsidiaries during such period on a pro forma basis for such period of four full fiscal quarters (assuming such disposition and the repayment of any Indebtedness in connection therewith occurred on the first day of such period of four full fiscal quarters).

            "Consolidated Debt Service Ratio": for any period, the ratio of (a) Consolidated Adjusted EBITDA for such period to (b) the sum of (without duplication) (i) Consolidated Interest Expense for such period and (ii) scheduled principal payments required to have been made during such period of Indebtedness of the Borrower or any of its Subsidiaries (including scheduled payments in respect of the Loans and payments required as a result of scheduled reductions of the Revolving Credit Commitments).

            "Consolidated EBITDA": for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) total income tax expense, (b) interest expense, (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business), (f) any other noncash charges and (g) if applicable, restructuring charges, write-off of goodwill and licensing agreements and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income (other than interest on Pledged Notes), (b) any extraordinary income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business), (c) any other noncash income, all as determined on a consolidated basis, (d) gains on sales of assets and (e) net revenues from management fees under Management Agreements, Pledged Notes and Joint Venture investments not received in cash by a Loan Party.

            "Consolidated Fixed Charge Coverage Ratio": for any period, the ratio of (a) Consolidated Adjusted EBITDA for such period to (b) the sum of (without duplication) (i) income tax paid by the Borrower and its Subsidiaries during such period, (ii) Consolidated Interest Expense for such period, (ii) Consolidated Lease Expense for such period, (iii) scheduled payments required to have been made during such period on account of principal of Indebtedness of the Borrower or any of its Subsidiaries (including payments in respect of the Loans and payments required as a result of scheduled reductions of the Revolving Credit Commitments)) and (iv) interest, dividend or preferred return payments made with respect to any Preferred Stock, Preferred Limited Partner Interests or Trust Preferred Securities.

            "Consolidated Interest Expense": for any period, total interest expense, both expensed and capitalized, of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs under Interest Rate Agreements to the extent such net costs are allocable to such period in accordance with GAAP), determined on a consolidated basis in accordance with GAAP.

            "Consolidated Lease Expense": for any period, the aggregate amount of fixed and contingent rentals payable by the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, for such period with respect to leases of real and personal property.

            "Consolidated Net Income": for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries for such period in accordance with GAAP.

            "Consolidated Net Worth": at a particular date, all amounts which would, in conformity with GAAP, be included on a consolidated balance sheet of the Borrower and its Subsidiaries under stockholders' equity as of such date, which shall include in any event Trust Preferred Securities owned by the Borrower and its Subsidiaries.

            "Consolidated Senior Adjusted EBITDA": for any period, Consolidated Adjusted EBITDA for such period minus, to the extent included in Consolidated Adjusted EBITDA, the portion of Consolidated Adjusted EBITDA contributed by by Non-Recourse Properties for such period.

            "Consolidated Senior Debt": at any particular date, all Consolidated Total Debt other than Subordinated Debt and Non-Recourse Indebtedness as of such date.

            "Consolidated Senior Debt Ratio": at any particular date, the ratio of (a) Consolidated Senior Debt on such date to (b) Consolidated Senior Adjusted EBITDA for the four consecutive fiscal quarters ending on such date.

            "Consolidated Total Debt": at any particular date, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

            "Consolidated Total Debt Ratio": at any particular date of any determination thereof, the ratio of (a) Consolidated Total Debt on such date to (b) Consolidated Adjusted EBITDA for the four full fiscal quarters ending on such date.

            "Consolidated Working Capital": at any particular date, the excess of (a) the sum of all amounts (other than cash and Cash Equivalents) that would, in accordance with GAAP, be set forth opposite the caption "total current assets" (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date over (b) all amounts that would, in accordance with GAAP, be set forth opposite the caption "total current liabilities" (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries on such date (excluding, to the extent it would otherwise be included under current liabilities, any short-term Consolidated Total Debt and the current portion of any long-term Consolidated Total Debt).

            "Contractual Obligation": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

            "Default": any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

            "Deferred Maintenance": to the extent not completed on the Closing Date, the deferred maintenance and repair in respect of the Mortgaged Properties recommended to be completed on or before the first anniversary of the Closing Date or the first anniversary of the date of the Acquisition of such Mortgaged Property, as applicable, and the improvements recommended to be made to the Mortgaged Properties in furtherance of causing any Mortgaged Properties to comply with the Americans with Disabilities Act, each as set forth in the Engineering Reports delivered by the Borrower pursuant to Schedule IV and
      Section 5.1 and actions required to remedy any adverse environmental condition described in the environmental audits relating to the Properties and delivered by the Borrower pursuant to Schedule IV and Section 5.1.

            "Documentation Agent": as defined in the Preamble to this Agreement.

            "Dollars" and "$": dollars in lawful currency of the United States of America.

            "Engineer": each reputable engineer approved by the Administrative Agent licensed as such in the state, province or other jurisdiction in which the Property in question is located and experienced with real estate of the same type as the Properties.

            "Engineering Report": with respect to any Property, a written report prepared by an Engineer, describing and analyzing the physical condition of the improvements of such Property, describing any necessary or recommended repairs, estimating the cost of such repairs and otherwise in form and substance reasonably satisfactory to the Administrative Agent.

            "Environmental Laws": any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

            "Environmental Permits": any and all permits, licenses, registrations, notifications, exemptions and any other authorization required under any Environmental Law.

            "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

            "Eurocurrency Reserve Requirements": for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of such Board) maintained by a member bank of such System.

            "Eurodollar Base Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined by the Administrative Agent to be the arithmetic mean (rounded upward to the nearest 1/16th of 1%) of the offered rates for deposits in Dollars with a term comparable to such Interest Period that appears on the Telerate British Bankers Assoc. Interest Settlement Rates Page (as defined below), on the second full Business Day preceding the first day of such Interest Period; provided, however, that if there shall at any time no longer exist a Telerate British Bankers Assoc. Interest Settlement Rates Page, "Eurodollar Base Rate" shall mean, with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum equal to the rate at which the Administrative Agent is offered Dollar deposits at or about 9:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of its Eurodollar Loans are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its Eurodollar Loan to be outstanding during such Interest Period. "Telerate British Bankers Assoc. Interest Settlement Rates Page" shall mean the display designated as Page 3750 on the Telerate System Incorporated Service (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market).

            "Eurodollar Loans": Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

            "Eurodollar Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/16th of 1%):

                           Eurodollar Base Rate
               1.00 - Eurocurrency Reserve Requirements.

            "Event of Default": any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

            "Excess Cash Flow": for any fiscal year of the Borrower, the excess of (a) the sum, without duplication, of the following: (i) Consolidated Net Income for such fiscal year, (ii) the net decrease, if any, in Consolidated Working Capital during such fiscal year, (iii) to the extent deducted in computing such Consolidated Net Income, non-cash interest expense, depreciation and amortization for such fiscal year, (iv) extraordinary non-cash losses during such fiscal year subtracted in the determination of Consolidated Net Income for such fiscal year, (v) deferred income tax expense of the Borrower for such fiscal year, (vi) non-cash losses in connection with asset dispositions whether or not constituting extraordinary losses, and (vii) non-cash ordinary losses over
      (b) the sum, without duplication, of (i) the aggregate amount of permitted cash Capital Expenditures made by the Borrower and its Subsidiaries during such fiscal year (except to the extent such Capital Expenditures were paid for with Net Proceeds), (ii) the net increase, if any, in Consolidated Working Capital during such fiscal year, (iii) the aggregate amount of payments of principal in respect of any Indebtedness not prohibited hereunder during such fiscal year (other than (A) prepayments of Revolving Credit Loans not accompanied by reductions of the Commitments and (B) mandatory prepayments pursuant to Section 2.10(a) and
      (b) and (c) payment made with Net Proceeds), (iv) deferred income tax credit of the Borrower for such fiscal year, (v) extraordinary non-cash gains during such fiscal year added in the determination of Consolidated Net Income for such fiscal year, (vi) non-cash gains in connection with asset dispositions whether or not constituting extraordinary gains and
      (vii) non-cash ordinary gains.

            "Excess Cash Flow Payment Date": July 15, 1998 and July 15 of each year thereafter.

            "Existing Credit Facilities": the credit facilities made available to the Operating Companies by Bankers Trust Company, as agent for itself and the other lender parties to that certain Senior Secured Revolving Credit Agreement dated as of September 24, 1996, as amended.

            "Existing Letter of Credit":  as defined in Section 3.1.

            "Existing Subordinated Debt": the Indebtedness incurred by CapStar I and guaranteed by the Borrower and its Subsidiaries pursuant to that certain Senior Subordinated Credit Agreement dated as of December 13, 1996, as amended, among CapStar I, the Borrower, Bankers Trust Company, as agent for itself and the other lender parties thereto.

            "FF&E": with respect to any Property, any furniture, fixtures and equipment, including any beds, lamps, bedding, tables, chairs, sofas, curtains, carpeting, smoke detectors, mini bars, paintings, decorations, televisions, telephones, radios, desks, dressers, towels, bathroom equipment, heating, cooling, lighting, laundry, incinerating, loading, swimming pool, landscaping, garage and power equipment, machinery, engines, vehicles, fire prevention, refrigerating, ventilating and communications apparatus, carts, dollies, elevators, escalators, kitchen appliances, restaurant equipment, computers, reservation systems, software, cash registers, switchboards, hotel cleaning equipment or any other items of furniture, fixtures and equipment typically used in hotel properties (including furniture, fixtures and equipment used in guest rooms, lobbies, common areas, front desk, back office, bars, restaurants, kitchens, laundries, concierge, bellman, recreation, amusement, landscaping, parking and other areas of hotels) and any replacements of all or any portion of any of the foregoing.

            "Financing Lease": any lease (or other similar arrangement conveying the right to use) of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

            "Franchise Agreement": each of the franchise agreements or license agreements relating to any of the Properties, together with the most recent related property improvement plan required by the respective franchisor, as each such agreement may be amended, restated, supplemented or otherwise modified.

            "GAAP": generally accepted accounting principles in the United States of America in effect from time to time.

            "Governmental Authority": any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

            "Ground Leases": each of the ground and underlying leases with respect to the Properties.

            "Guarantee and Collateral Agreement": the Guarantee and Collateral Agreement, substantively in the form of Exhibit C, to be executed and delivered by the Borrower and its Subsidiaries (other than Non-Recourse Subsidiaries), as the same may be amended, supplemented or otherwise modified.

            "Guarantee Obligation": as to any Person (the "guaranteeing person"), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lesser of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation.

            "Indebtedness": of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables and accrued expenses incurred in the ordinary course of such Person's business not more than 60 days past due), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (e) all obligations of such Person under Financing Leases, (f) all obligations, contingent or otherwise, of such Person as an account party under acceptance, letter of credit or similar facilities (other than obligations in respect of undrawn letters of credit securing trade payables or performance obligations incurred in the ordinary course of business not more than 90 days past due or being contested in good faith), (g) all obligations of such Person to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person (provided that the obligation to purchase, redeem, retire or otherwise acquire any Preferred Stock or Preferred Limited Partner Interests shall only be included in Indebtedness to the extent such obligation requires payment in cash as opposed to Common Stock), (h) all obligations of the Operating Companies to make cash payments with respect to the redemption of Preferred Stock or Preferred Limited Partner Interests (but only to the extent such payments may be required to be made during the applicable period), (i) all Guarantee Obligations of such Person in respect of Indebtedness of Persons other than Loan Parties and
      (j) all obligations of the kind referred to in clauses (a) through (h) above secured by any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation (but if not so assumed, the amount of such obligation shall be deemed not to exceed the fair market value of the property subject to the Lien); provided, that obligations with respect to Trust Preferred Securities shall not be included in Indebtedness.

            "Insolvency": with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

            "Insolvent":  pertaining to a condition of Insolvency.

            "Insurance Proceeds": all insurance proceeds, damages, claims and rights of action and the right thereto under any insurance policies relating to any portion of any Property.

            "Intellectual Property": as of any date of determination, all patents, trademarks, tradenames, copyrights, technology, know-how and processes used in or necessary for the conduct of the business of the Loan Parties and their respective Subsidiaries as conducted on such date of determination that are material to the business, operations, condition (financial or otherwise) or prospects of the Loan Parties and their Subsidiaries, taken as a whole, including any of the foregoing licensed to the Loan Parties or any of their respective Subsidiaries by other Persons.

            "Interest Payment Date": (a) as to any Base Rate Loan, the first day of each calendar month, (b) as to any Eurodollar Loan, the last day of the Interest Period with respect thereto, provided, that if such Interest Period is longer than 90 days, then on such 90th day and on the last day of such Interest Period.

            "Interest Period":

                      (a) initially, the period commencing on the borrowing or
            conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

                      (b) thereafter, each period commencing on the last day of
            the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

      provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

                  (1) if any Interest Period pertaining to a Eurodollar Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

                  (2) any Interest Period that would otherwise extend beyond the
            Revolving Credit Termination Date or beyond the date final payment is due on the Term Loans shall end on the Revolving Credit Termination Date or such date of final payment, as the case may be; and

                  (3) any Interest Period pertaining to a Eurodollar Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

            "Interest Rate Agreement": any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement.

            "Interest Rate Agreement Obligations": the obligations of the Borrower or any of its Subsidiaries to make payments to counterparties under Interest Rate Agreements.

            "IP License Agreements": as defined in Section 4.17.

            "Issuing Lender": (a) with respect to the Existing Letter of Credit, Bankers Trust Company, and (b) with respect to any Letters of Credit issued after the Closing Date, BankBoston, N.A., in its capacity as issuer of any Letter of Credit (other than the Existing Letter of Credit.

            "Joint Venture": a joint venture, partnership or other similar arrangement, whether in corporate, partnership, limited liability company or other legal form, which joint venture, partnership or other similar arrangement may be a Subsidiary of any Person, including, without limitation, a Subsidiary of the Borrower, but excluding the Operating Companies and any other Wholly owned Subsidiaries of the Borrower.

            "L/C Commitment":  $10,000,000.

            "L/C Fee Payment Date": the first day of each April, July, October and January.

            "L/C Obligations": at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.5.

            "L/C Participants": the collective reference to all the Lenders other than the Issuing Lender, excluding those Lenders with only a Term Loan Commitment and no Revolving Credit Commitment .

            "Lease": each of the leases (other than the Ground Leases), licenses, concession agreements, franchise agreements (other than the Franchise Agreements) and other occupancy agreements and other agreements demising, leasing or granting rights of possession or use or, to the extent of the interest therein of any Loan Party or any of its Subsidiaries, any sublease, subsublease, underletting or sublicense, which now or hereafter may affect any Property or any part thereof or interest therein, including any agreement relating to a loan or other advance of funds made in connection with any such lease, license, concession agreement, franchise or other occupancy agreement and such sublease, subsublease, underletting or sublicense, and every amendment, restatement, supplement, consolidation or other modification thereof, and every Guarantee Obligation relating to the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto, and any Guarantee Obligation covering leasing commissions.

            "Letters of Credit":  as defined in Section 3.1.

            "Lien": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing).

            "Liquor Licenses": collectively, the licenses set forth on Schedule 4.8(g) and each other license issued by the Department of Alcoholic Beverage Control or similar state or local agency to any Loan Party or any of its Subsidiaries or in respect of any Property, in each case in connection with the sale of alcoholic beverages at such Property.

            "LLC Loan Parties": collectively, each Person that is a limited liability company and is, or becomes, a Loan Party.

            "Loan": any loan made by any Lender pursuant to this Agreement, including, without limitation, Swing Line Loans.

            "Loan Documents": this Agreement, any Notes, the Applications, the Security Documents and the Cash Management Agreement.

            "Loan Parties": the Borrower and each Subsidiary of the Borrower which is a party to a Loan Document, including the Operating Companies.

            "Local Accounts": collectively, the deposit accounts listed on
      Schedule 4.32 as "Local Accounts" and any other deposit or other bank account established with respect to one or more Properties into which Receipts are deposited.

            "Managed Properties": collectively, the real properties, together with all improvements thereon and all fixtures attached thereto and all personal property used in connection therewith, that are managed by the Borrower or any of its Subsidiaries pursuant to the Management Agreements.

            "Management Agreements": collectively, all hotel management agreements and REIT Leases under which the Borrower or any of its Subsidiaries is named or acts as manager, as any such agreement may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

            "Material Adverse Effect": a material adverse effect on (a) the business, operations, property, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of this or any of the other Loan Documents or the rights or remedies of the Agents or the Lenders hereunder or thereunder.

            "Material Lease": each Lease either (i) demising in excess of 15,000 square feet of the improvements with respect to any Mortgaged Property or
      (ii) generating in excess of 5.0% of the gross revenues with respect to any Mortgaged Property.

            "Materials of Environmental Concern": any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any

      Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

            "Mortgages": the collective reference to the mortgages and deeds of trust (including leasehold mortgages or deeds of trust) to be executed and delivered by the Borrower or the appropriate Subsidiary, substantially in the form of Exhibit D (with such changes therein as may be required to reflect different laws and practices in the various jurisdictions in which the Mortgages are to be recorded), as the same may be amended, supplemented or otherwise modified from time to time.

            "Mortgaged Property": collectively, the Qualifying Hotel Properties, the land on which they are located and all improvements thereon and all fixtures attached thereto and all personal property used solely in connection therewith, in each case as listed on Schedule 4.8(a)(I) as to which the Administrative Agent for the benefit of the Lenders shall be granted a Lien pursuant to the Mortgages, and any such property that is owned by the Borrower or any of its Subsidiaries (other than a Non-Recourse Subsidiary) after the date hereof in accordance with the terms of this Agreement and as to which the Administrative Agent for the benefit of the Lenders shall be granted a Lien in accordance with Schedule IV.

            "Multiemployer Plan": a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

            "Net Proceeds": the aggregate cash proceeds received by the Borrower or any of its Subsidiaries in respect of:

                  (a) any incurrence by the Borrower or any of its Subsidiaries of Indebtedness after the Closing Date (other than the Loans);

                  (b)  any Asset Sale;

                  (c) any Recovery Event (except any proceeds from a Recovery
            Event which are paid to the Lenders in accordance with Section
            6.14);

                  (d) any cash payments received in respect of any principal prepayments on any Pledged Notes; and

                  (e) any cash payments received in respect of promissory notes delivered to the Borrower or such Subsidiary in respect of an Asset Sale;

      in each case net of (without duplication), (A) in the case of an Asset Sale, the amount required to repay any Indebtedness (other than the Loans) secured by a Lien on any assets of the Borrower or a Subsidiary of the Borrower that are sold or otherwise disposed of in connection with such Asset Sale, (B) the reasonable expenses (including legal fees and brokers' and underwriters' commissions, lenders fees, credit enhancement fees, accountants' fees, investment banking fees, survey costs, title insurance premiums and other customary fees, in any case, paid to third parties incurred in connection with such issuance, sale or event (provided that amounts deducted from aggregate proceeds pursuant to this clause and not actually paid by the Borrower or any of its Subsidiaries in liquidation of such contingent liabilities shall be deemed to be Net Proceeds and shall be applied in accordance with Section 2.10(a) at such time as the Borrower shall reasonably determine that such amounts are not required to pay contingent liabilities with respect to such sale, issuance or event) and (C) any taxes reasonably attributable to such sale and reasonably estimated by the Borrower or such Subsidiary to be actually payable (after taking into account any available tax credits or deductions and any tax sharing arrangements with any Person other than the Borrower and its Subsidiaries).

            "Non-Excluded Taxes":  as defined in Section 2.19.

            "Non-Recourse Documents": collectively, each Ground Lease relating to a Non- Recourse Property, agreement, guaranty, instrument, promissory note or other document entered into by any Person in connection with any Non-Recourse Indebtedness, as each such Ground Lease, agreement, guaranty, instrument or other document may be amended, restated, supplemented or otherwise modified from time to time).

            "Non-Recourse Indebtedness": as defined in Section 7.2 hereof.

            "Non-Recourse Property": collectively, the Qualifying Hotel Properties listed on Schedule 4.8(a)(II), and any such Qualifying Hotel Property that is owned by a Non-Recourse Subsidiary after the date hereof in accordance with the terms of this Agreement or any property owned by a Joint Venture which is not subject to a Mortgage.

            "Non-Recourse Subsidiary": collectively, each special purpose Subsidiary of the Borrower that is organized to own a Non-Recourse Property or to invest in a Joint Venture which owns a Non-Recourse Property in accordance with Section 7.2, the legal and tax structure of which includes features intended to make such Subsidiary "bankruptcy remote".

            "Notes": the collective reference to the Swing Line Note, the Revolving Credit Notes and the Term Notes.

            "Obligations": the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, the Notes and all other obligations and liabilities of the Borrower to the Agents or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under this Agreement, any other Loan Document, the Letters of Credit, any Interest Rate Agreement entered into with any Co-Arranger, Agent or Lender or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Agents) or otherwise.

            "Officers' Certificate": as applied to any corporation, a certificate executed on behalf of such corporation by a Responsible Officer.

            "Operating Companies": collectively, CapStar I and CapStar II; each an "Operating Company".

            "Participant":  as defined in Section 10.6(b).

            "Partnership Loan Parties": collectively, each Person that is a partnership and is, or becomes, a Loan Party.

            "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

            "Permitted Acquisitions": the Acquisition by the Borrower or any of its Subsidiaries of any assets pursuant to and in accordance with Schedule IV and the terms hereof.

            "Permitted Encumbrances": the following types of Liens (other than any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA):

            (a) Liens for real property taxes, assessments, vault charges, water and sewer rents, and other impositions the payment of which is not, at the time, required by this Agreement;

            (b) the Leases in existence on the Closing Date and any Leases entered into thereafter in accordance with the requirements of the Loan Documents;

            (c) covenants, easements, rights-of-way, restrictions, minor encroachments or other similar encumbrances incurred in the ordinary course of business of the Borrower and its Subsidiaries (or any predecessor owner) that do not make such Property unmarketable or interfere in any material respect, and which could not reasonably be expected to interfere in any material respect, with the use of the Property for hotel purposes or with the ordinary conduct of the business of the Borrower and its Subsidiaries and which are otherwise reasonably acceptable to the Administrative Agent;

            (d)  Liens securing the Obligations;

           (e) Liens that are bonded and thereby released of record in a manner reasonably satisfactory to the Administrative Agent;

            (f)  rights of guests to occupy rooms and of tenants under Leases;

            (g) all exceptions contained in any Title Policy (i) delivered on or prior to the Closing Date or (ii) with respect to an Additional Mortgaged Property or, (iii) if such exceptions reflect one or more Liens securing a monetary obligation, a Non-Recourse Property, in each case as are reasonably acceptable to the Administrative Agent;

            (h) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings;

            (i) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements; and

            (j) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business.

            "Person": an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, Joint Venture, Governmental Authority or other entity of whatever nature.

            "Plan": at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in
      Section 3(5) of ERISA.

            "Pledged Notes", "Pledged Securities" and "Pledged Stock": each as defined in the Guarantee and Collateral Agreement.

            "Preferred Limited Partner Interests": limited partner interests in the Operating Companies that require the issuer thereof to pay regularly scheduled fixed distributions thereon which are not related to dividends on the Common Stock and which by their terms may be converted into, or exercised or redeemed for, cash or Common Stock.

            "Preferred Stock": the preferred stock of the Borrower, including all classes thereof.

            "Properties": the collective reference to each Mortgaged Property (including each Additional Mortgaged Property), each Non-Recourse Property and each Managed Property.

            "Property Information and Deliveries": with respect to any Acquisition of any Additional Mortgaged Property or any Non-Recourse Property pursuant to Schedule IV, the following information:

            (a) operating statements in respect of such Property for the most recently completed three calendar years and for the trailing twelve (12) month period most recently completed, in each case, to the extent such operating statements exist and can be readily obtained by any Loan Party or any of its Subsidiaries;

            (b) copies of all other consolidated balance sheets and related statements of operations and statements of cash flows of such Property that are to be delivered to any Loan Party or any of its Subsidiaries in connection with such Acquisition, in each case, to the extent such financial statements exist and can be readily obtained by any Loan Party or any of its Subsidiaries;

            (c) to the extent any Renovation is then proposed for such Property, a preliminary project plan and a project budget for such Property;

            (d) (i) a comprehensive environmental audit with respect to such Property dated not more than six (6) months prior to the closing date (which shall include a Phase I environmental audit and, either if recommended or suggested by an Approved Environmental Consultant a Phase II environmental audit), conducted and certified by an Approved Environmental Consultant (the Borrower shall certify as of the closing date of such Acquisition that, as to any environmental audit delivered by the Borrower prior to such closing date, to the Borrower's knowledge, the information contained in such audit remains true, correct and complete),
      (ii) a reliance letter from such Approved Environmental Consultant with respect to each such environmental audit addressed to the Administrative Agent and Lenders, together with a copy of such Approved Environmental Consultant's errors and omissions policy, which reliance letter and such insurance policy shall be reasonably satisfactory in form and substance to the Administrative Agent and (iii) evidence reasonably satisfactory to the Administrative Agent that all required approvals from all Governmental Authorities having jurisdiction with respect to the environmental condition of such Property, if any, have been obtained;

            (e) (i) a written Engineering Report with respect to such Property dated not more than six (6) months prior to the closing date of such Acquisition that shall be prepared by an Engineer, and (ii) a reliance letter from such Engineer with respect to each such Engineering Report addressed to the Administrative Agent and Lenders, which letter shall be in form and substance reasonably satisfactory to the Administrative Agent;

            (f) copies of the related Acquisition Agreements, Non-Recourse Documents and all other purchase agreements or other related agreements entered into by any Loan Party or any of its Subsidiaries in connection with such Acquisition;

            (g) an Appraisal of such Property as of a date not earlier than six
      (6) months before the proposed date of closing of such Acquisition and copies of all other appraisals and market studies with respect to such Property conducted thereafter to the extent such appraisals and market studies exist and can be readily obtained by any Loan Party or any of its Subsidiaries;

            (h) a copy of the Borrower's Investment Committee Memorandum with respect to such Property or other investment;

            (i) evidence acceptable to the Administrative Agent with respect to valid policies of insurance, required by this Agreement, any applicable Non-Recourse Documents or any other Loan Document;

            (j) to the extent applicable, each of the other documents and satisfy each of the other conditions set forth in paragraphs (g), (h),
      (j), (k), (l), (m), (n), (p) and (q) of Section 5.1, mutatis mutandis, with respect to such Property;

            (k) an Assumption Agreement pursuant to the Guarantee and Collateral Agreement, executed by the applicable Subsidiary; provided that a Non-Recourse Subsidiary shall not be required to become a party to the Guarantee and Collateral Agreement if and so long as doing so would violate the provisions of any Non- Recourse Indebtedness then owed by such Non-Recourse Subsidiary or, in the case of a Joint Venture where the Borrower (directly and indirectly) owns 20% or less of the equity interests in such Joint Venture and the documents governing such Joint Venture prohibit the same;

            (l) if the Acquisition includes a leasehold interest which will be a part of the Collateral, (i) a leasehold mortgage in substantially the form and substance of the Mortgages and evidence reasonably satisfactory to the Administrative Agent that all other documents have been executed and all actions that the Administrative Agent reasonably requests taken in order to create, perfect and maintain a valid and enforceable first priority Lien in the leasehold interest of the applicable Loan Party or Subsidiary and (ii) original counterparts of a landlord estoppel certificate and agreement with respect to each of the applicable Ground Leases or REIT Leases, reasonably satisfactory in form and substance to the Administrative Agent, and duly executed and acknowledged by each lessor under such Ground Lease or REIT Lease, provided that a Non-Recourse Subsidiary shall not be required to execute such a leasehold mortgage if and so long as doing so would violate the provisions of any Non-Recourse Indebtedness then owed by such Non-Recourse Subsidiary; and

            (m) payment pursuant to Section 10.5 of the expenses incurred by the Administrative Agent in connection with the matters subject to Schedule IV.

            "Qualifying Hotel Properties": the collective reference to (i) full service, upscale, national brand name, hospitality properties, (ii) limited service hospitality properties operating only under the brand names of Residence Inns, Courtyard by Marriott, Hampton Inns, Homewood Suites and Hilton Gardens, (iii) commercial office buildings which are part of a mixed-use property incorporating the foregoing hospitality properties (provided that the Borrower or one of its Subsidiaries shall also be the owner or lessee of the related hospitality property and such office building shall only be a Mortgaged Property if the related hospitality Property is also a Mortgaged Property) and (iv) the land on which any of the foregoing properties are located and all improvements thereon and all fixtures attached thereto and all personal property used solely in connection therewith, in each case located in the United States or Canada (subject to the proviso at the end of Section 7.9(c)).

            "Receipts": collectively, all cash, Cash Equivalents, checks, notes, drafts and any items of payment or collection received, by or on behalf of the Borrower or any of its Subsidiaries, or by any officers, employees or agents of the Borrower or any of its Subsidiaries or other Persons acting for or in concert with the Borrower or such Subsidiary to make collections on the Borrower's or such Subsidiary's behalf in connection with or in any way relating to the Borrower or such Subsidiary or the operation of the Borrower's or such Subsidiary's business.

            "Recovery Event": any settlement of or payment in respect of a property or casualty insurance claim or any Taking relating to any asset of the Borrower or any of its Subsidiaries (including any Condemnation Proceeds or Insurance Proceeds).

            "Refunded Swing Line Loans": as defined in Section .

            "Register": as defined in Section 10.6(e).

            "Regulation U": Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

            "Reimbursement Obligation": the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

            "Reinvestment Notice": a written notice in the form of Exhibit E executed by a Responsible Officer of the Borrower to the Administrative Agent within 15 days after the end of the reinvestment period set forth in
      Section 2.10(a) with respect to the event which yields Net Proceeds or within fifteen days prior to the applicable Excess Cash Flow Payment Date, as applicable, stating (i) that no Default or Event of Default has occurred and is continuing, (ii) the events that gave rise to such Net Proceeds and the amounts of such Net Proceeds or the calculation of Excess Cash Flow, as applicable, (iii) that the Borrower (directly or indirectly through another Subsidiary) has used all or the portion of the Net Proceeds or Excess Cash Flow specified therein to restore or replace the assets in respect of which an Asset Sale or Recovery Event yielding such Net Proceeds occurred, to make Permitted Acquisitions, to repay

      Subordinated Debt (in the event that Net Proceeds result from the issuance of new Subordinated Debt) or to invest in the business of the Borrower and its Subsidiaries, and (iv) if less than all of such Net Proceeds or Excess Cash Flow shall have been reinvested as provided in Section 2.10(a) or
      Section 2.10(b), as applicable, the amount due to be paid by the Borrower in accordance with Section 2.10(a) and 2.10(b), as the case may be.

            "REIT Leases": the collective reference to the leases, if any, entered into by the Borrower or any of its Subsidiaries wherein a real estate investment trust which owns a Qualifying Hotel Property, as lessor, leases such Property to the Borrower or such Subsidiary, as lessee, under the terms of which it is reasonably anticipated that the Borrower or such Subsidiary will receive net income from the Property substantially equivalent to a reasonable management fee.

            "Renovation": the expansion, rebuilding, repair, restoration, refurbishment, fixturing and equipping of the improvements at a Property. The term "Renovate" used as a verb has a corresponding meaning.

            "Reorganization": with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of
      Section 4241 of ERISA.

            "Reportable Event": any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under Sections .13, .14, .16, .18, .19 or .20 of PBGC Reg. ss. 2615.

            "Required Lenders": at any time, Lenders the Commitment Percentages of which aggregate at least 60%.

            "Required Revolving Credit Lenders": at any date, Lenders whose Revolving Credit Commitment Percentages aggregate more than 60%.

            "Required Term Loan Lenders": at any date, Lenders whose Term Loan Commitment Percentages aggregate more than 60%.

            "Requirement of Law": as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

            "Responsible Officer": the chief executive officer of Borrower, the president of the Borrower, the senior vice president for development of Borrower or, with respect to financial matters, the chief financial officer of the Borrower or the vice president- finance of the Borrower.

            "Restoration": the repair, restoration (including demolition), replacement and rebuilding of all or any portion of a Property (or the improvements thereof) following the destruction, damage, loss or Taking thereof. The term "Restore" used as a verb has a corresponding meaning.

            "Revolving Credit Commitment": as to any Lender, the obligation of such Lender, if any, to make Revolving Credit Loans (including Revolving Credit Loans used to pay Refunded Swing Line Loans) to and/or issue or participate in Letters of Credit issued on behalf of the Borrower hereunder in an aggregate principal and/or face amount not to exceed the amount set forth under the heading "Revolving Credit Commitment" opposite such Lender's name on Schedule I, as the same may be changed from time to time pursuant to the terms hereof and as the same shall be reduced pursuant to Sections 2.1, 2.6 and 2.10.

            "Revolving Credit Commitment Percentage": as to any Revolving Credit Lender at any time, the percentage which such Lender's Revolving Credit Commitment then constitutes of the aggregate Revolving Credit Commitments or, at any time after the Revolving Credit Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender's Revolving Credit Loans (including such Lender's Revolving Credit Commitment Percentage of the aggregate unpaid principal amount at such time of all Swing Line Loans and L/C Obligations) then outstanding constitutes of the aggregate principal amount of the Revolving Credit Loans (and Swing Line Loans and L/C Obligations) then outstanding.

            "Revolving Credit Commitment Period": the period from and including the Closing Date to but not including the Revolving Credit Termination Date or such earlier date on which the Revolving Credit Commitments shall terminate as provided herein.

            "Revolving Credit Lender": each Lender which has a Revolving Credit Commitment or which has made Revolving Credit Loans.

            "Revolving Credit Loans": as defined in Section 2.1.

            "Revolving Credit Note": as defined in Section 2.8(e).

            "Revolving Credit Termination Date": June 30, 2002.

            "Security Documents": the collective reference to the Guarantee and Collateral Agreement, the Mortgages, the Canadian Security Documents, the Cash Management Agreement and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any asset or assets of any Person to secure the obligations and liabilities of the Borrower hereunder and under any of the other Loan Documents or to secure any guarantee of any such obligations and liabilities.

            "Single Employer Plan": any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

            "Subordinated Debt": (a) until the Closing Date, the Existing Subordinated Debt and (b) thereafter, any unsecured Indebtedness of the Borrower no part of the principal of which is required to be paid (whether by way of mandatory sinking fund, mandatory redemption, mandatory prepayment or otherwise) prior to the date that is 91 days following the Term Loan Termination Date; the payment of the principal of and interest on which and other obligations of the Borrower in respect thereof are subordinated to the prior payment in full of the principal of and interest (including post-petition interest) on the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent and the Lenders hereunder on terms and conditions reasonably approved in writing by the Required Lenders; and the holder of such Subordinated Debt enters into an intercreditor agreement reasonably satisfactory in form and substance to the Required Lenders (as evidenced by their prior written approval thereof).

            "Subsidiary": as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person or which is consolidated with such Person in accordance with GAAP. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

            "Survey": with respect to any Property, a survey map prepared by a surveyor licensed in the state in which such Property is located, reasonably acceptable to the Administrative Agent, which shall (i) contain the legal description of such Property, (ii) conform, and be certified by such surveyor to the Administrative Agent and the Lenders and the Title Company as conforming, to the Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys for urban survey class as adopted by ALTA and American Congress on Surveying & Mapping (1992 version), and (iii) show, to the extent practicable, all matters described in "Table A/Optional Survey Responsibilities and Specifications" in such Minimum Standard Detail Requirements; provided, however, that the survey need not satisfy the requirements of the preceding clauses (ii) and (iii) if the Title Company has eliminated the survey exception from the Title Policies and all other exceptions to the Title Policies based upon such survey are acceptable to the Administrative Agent in its sole discretion. Any such survey shall contain a certification by such surveyor to the Administrative Agent and the Lenders stating whether the Property is located in an area having special flood hazards as identified by the Federal Emergency Management Agency and, without limiting the generality of the foregoing, there shall be surveyed and shown on such maps, plats or surveys the following: (a) the locations on such sites of all the buildings, structures and other improvements and the established building setback lines; (b) the lines of streets abutting the sites and width thereof; (c) all access and other easements appurtenant to the sites or necessary or desirable to use the sites; (d) all roadways, paths, driveways, easements, encroachments and overhanging projections and similar encumbrances affecting the site, whether recorded, apparent from a physical inspection of the sites or otherwise known to the surveyor; (e) any encroachments on any adjoining property by the building structures and improvements on the sites; and (f) if the site is described as being on a filed map, a legend relating the survey to said map.

            "Swing Line Commitment": the Swing Line Lender's obligation to make Swing Line Loans pursuant to Section in an aggregate principal amount not exceeding $10,000,000 at any time outstanding.

            "Swing Line Lender": the Administrative Agent, in its capacity as lender of the Swing Line Loans.

            "Swing Line Loans": as defined in Section 2.7(a).

            "Swing Line Note":  as defined in Section 2.8(e).

            "Syndication Agent":  as defined in the Preamble hereto.

            "Taking": the taking or appropriation (including by deed in lieu of condemnation or by voluntary sale or transfer under threat of condemnation or while legal proceedings for condemnation are pending) of any Property, or any part thereof or interest therein, for public or quasi-public use under the power of eminent domain, by reason of any public improvement or condemnation proceeding, or in any other manner or any damage or injury or diminution in value through condemnation, inverse condemnation or other exercise of the power of eminent domain. The term "Taken" used as a verb has a correlative meaning.

            "Term Loan": as defined in Section 2.3.

            "Term Loan Commitment": as to any Lender, the obligation of such Lender, if any, to make a Term Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading "Term Loan Commitment" opposite such Lender's name on Schedule I.

            "Term Loan Commitment Percentage": as to any Term Loan Lender at any time, the percentage which such Lender's Term Loan Commitment then constitutes of the aggregate Term Loan Commitments or, at any time after the Term Loan Commitment Period, the percentage which the aggregate principal amount of such Lender's Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding.

            "Term Loan Commitment Period": the period from and including the Closing Date to but not including the Term Loan Extended Borrowing Date or such earlier date on which the Term Loan Commitments shall terminate as provided herein.

            "Term Loan Extended Borrowing Date": December 31, 1997.

            "Term Loan Lender": each Lender which has a Term Loan Commitment or which has made a Term Loan.

            "Term Loan Termination Date": June 30, 2004.

            "Term Note": as defined in Section 2.8(e).

            "Title Company": such title company as may be selected by the Borrower and approved by the Administrative Agent in its reasonable discretion.

            "Title Policies": with respect to the Mortgaged Properties, the paid mortgagee policies of title insurance in the form of a 1970 ALTA loan policy (Amended 10/17/70) (or other form of loan policy available in the applicable state and acceptable to the Administrative Agent), or marked up unconditional binder for such insurance.

            "Tranche": the collective reference to Revolving Credit Loans or Term Loans, as the case may be, which are Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

            "Transferee": as defined in Section 10.6(g).

            "Trust Preferred Securities": preferred, undivided beneficial interests in the assets of a statutory business trust, subject to the following: (i) such trust is formed by the Borrower under the laws of the State of Delaware, (ii) the Borrower owns all of the common undivided beneficial interests in such trust, (iii) such trust exists for the exclusive purpose of issuing such preferred and common interests, (iv) the Borrower has the right pursuant to the terms of such preferred interests to postpone the dividends payable thereunder for a period ending not earlier than the Term Loan Termination Date and (v) such Trust Preferred Securities are treated as mandatorily redeemable preferred stock under GAAP.

            "Type": as to any Loan, its nature as an Base Rate Loan or a Eurodollar Loan.

            "Uniform Customs": the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended from time to time.

            "Uniform System": the Uniform System of Accounts for Hotels, 8th Revised Edition, 1986, as published by the Hotel Association of New York City, as the same may be further revised from time to time.

            "Wholly Owned Subsidiary": as to any Person, any other Person all of the Capital Stock of which is owned by such Person directly and/or through other Wholly Owned Subsidiaries, provided, however, that the Operating Companies and the wholly owned Subsidiaries of the Operating Companies shall be deemed to be Wholly Owned Subsidiaries of the Borrower notwithstanding that certain limited partnership interests in the Operating Companies are not owned, directly or indirectly, by the Borrower.

            "Working Capital Reserve": at any time, the positive difference, if any, of (i) the undisbursed portion of budgets for major Renovations of Properties which the Borrower is required to deliver pursuant to Section 6.15(a), for Deferred Maintenance and for work required pursuant to franchisor property improvement programs pursuant to any Franchise Agreement (excluding normal recurring expenses of repairing and replacing FF&E), in each case that have not been completed as of the applicable Borrowing Date, over (ii) the cash on hand of the Borrower and its Subsidiaries.

            1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Notes or any certificate or other document made or delivered pursuant hereto.

            (b) As used herein and in any Notes, and any certificate or other document made or delivered pursuant hereto, accounting terms relating to the Borrower and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

            (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

            (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.



                   SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

            2.1 Revolving Credit Commitments. (a) Subject to the terms and conditions hereof, each Revolving Credit Lender severally agrees to make revolving credit loans ("Revolving Credit Loans") to the Borrower from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding not exceeding such Revolving Credit Lender's Revolving Credit Commitment; provided, that after giving effect to each Revolving Credit Loan each Revolving Credit Lender's Available Revolving Credit Commitment will be not less than zero. During the Revolving Credit

Commitment Period the Borrower may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

            (b) The Revolving Credit Loans may from time to time be (i) Eurodollar Loans, (ii) Base Rate Loans or (iii) a combination thereof, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.11, provided that no Revolving Credit Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Revolving Credit Termination Date.

            (c) The Revolving Credit Commitments shall be reduced (and each Revolving Credit Lender's Revolving Credit Commitment shall be ratably reduced) on the first day of October, 2000, January, 2001, April, 2001 and July, 2001 in equal installments of $12,500,000 such that the Revolving Credit Commitments shall be no greater than $300,000,000 on July 1, 2001.

            2.2 Procedure for Revolving Credit Borrowing. The Borrower may borrow under the Revolving Credit Commitments during the Revolving Credit Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent an irrevocable Borrowing Notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time,
(a) three Business Days prior to the requested Borrowing Date, if all or any part of the requested Revolving Credit Loans are to be initially Eurodollar Loans or (b) one Business Day prior to the requested Borrowing Date, otherwise), specifying (i) the amount to be borrowed, (ii) the requested Borrowing Date,
(iii) whether the borrowing is to be of Eurodollar Loans, Base Rate Loans or a combination thereof, (iv) if the borrowing is to be entirely or partly of Eurodollar Loans, the amounts of such Revolving Credit Loan and the respective lengths of the initial Interest Periods therefor and (v) the purpose of such borrowing. Each borrowing under the Revolving Credit Commitments shall be in an amount equal to (x) in the case of Base Rate Loans, $3,000,000 or a whole multiple of $100,000 thereof (or, if the then Available Revolving Credit Commitments are less than $100,000, such lesser amount) and (y) in the case of Eurodollar Loans, $3,000,000 or a whole multiple of $100,000 in excess thereof, subject to the provisions of Section 2.12, except that any borrowing of Base Rate Loans under the Revolving Credit Commitments to be used solely to pay a like amount of Swing Line Loans may be in the aggregate principal amount of such Swing Line Loans. Upon receipt of any such Borrowing Notice from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. Each Revolving Credit Lender will make the amount of its Revolving Credit Commitment Percentage of each borrowing available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in
Section 10.2 prior to 11:00 A.M., New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Credit Lenders and in like funds as received by the Administrative Agent.

            2.3 Term Loans. (a) Subject to the terms and conditions hereof, each Term Loan Lender severally agrees to make term loans ("Term Loans") to the Borrower from time to time during the Term Loan Commitment Period in an aggregate principal amount not to exceed the amount of such Lender's Term Loan Commitment. During the Term Loan Commitment Period the Borrower may use the Term Loan Commitments by borrowing in accordance with the terms and conditions hereof.

            (b) The Term Loans may from time to time be (i) Eurodollar Loans,
(ii) Base Rate Loans or (iii) a combination thereof, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections
2.4 and 2.11.

            2.4 Procedure for Term Loan Borrowing. The Borrower may borrow under the Term Loan Commitments during the Term Loan Commitment Period on any Business Day, provided, that the Borrower shall give the Administrative Agent an irrevocable Borrowing Notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, (a) three Business Days prior to the requested Borrowing Date, if all or any part of the requested Term Loans are to be initially Eurodollar Loans or (b) one Business Day prior to the requested Borrowing Date, otherwise), specifying (i) the amount to be borrowed, (ii) the requested Borrowing Date, (iii) whether the borrowing is to be of Eurodollar Loans, Base Rate Loans or a combination thereof and (iv) if the borrowing is to be entirely or partly of Eurodollar Loans, the amount of such Eurodollar Loans and the respective lengths of the initial Interest Periods therefor. Each borrowing under the Term Loan Commitments shall be in an amount equal to $10,000,000 or a whole multiple of $100,000 in excess thereof (or, if the then Available Term Loan Commitments are less than $10,000,000, such lesser amount), subject to the provisions of Section 2.12; provided, that the Borrower shall draw a minimum of $50,000,000 of Term Loans on the Closing Date and the Borrower may not make more than five (5) drawings thereafter under the Term Loan Commitment. Upon receipt of any such Borrowing Notice from the Borrower, the Administrative Agent shall promptly notify each Term Loan Lender thereof. Each Term Loan Lender will make the amount of its Term Loan Commitment Percentage of each borrowing available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in Section 10.2 prior to 11:00 A.M., New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Term Loan Lenders and in like funds as received by the Administrative Agent. Any Term Loan Commitments outstanding on the Term Loan Extended Borrowing Date shall be cancelled on such date.

            2.5 Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee for the period from and including the first day of the Revolving Credit Commitment Period to the Revolving Credit Termination Date, computed at the rate of 1/4th of 1% per annum on the average daily amount of the Available Revolving Credit Commitment and Available Term Loan Commitment of such Lender during the period for which payment is made, payable quarterly in arrears within one day after the Borrower receives an invoice therefor from the Administrative Agent and on the Revolving Credit Termination Date or such earlier date on which all of the Commitments shall terminate as provided herein.

            2.6 Termination or Reduction of Commitments. The Borrower shall have the right, upon not less than five Business Days' notice to the Administrative Agent, to terminate any of the Commitments or, from time to time, to reduce the amount of any of the Commitments, provided, that no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans and the Swing Line Loans made on the effective date thereof, the aggregate principal amount of the Revolving Credit Loans and the Swing Line Loans then outstanding, when added to the then outstanding L/C Obligations, would exceed the Revolving Credit Commitments then in effect. Any such reduction shall be in an amount equal to $5,000,000 or a whole multiple thereof and shall reduce permanently the applicable Commitments then in effect, and, provided, further, that the aggregate Revolving Credit Commitments may not be reduced below $100,000,000 unless they are being terminated and the aggregate Term Loan Commitments may not be reduced below $75,000,000 unless they are being terminated. Each such reduction shall reduce the Commitments of each Lender pro rata in accordance with its Revolving Credit Commitment Percentage or its Term Loan Commitment Percentage, as applicable.

            2.7 Swing Line Commitment. (a) Subject to the terms and conditions hereof, the Swing Line Lender agrees to make swing line loans ("Swing Line Loans") to the Borrower from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding not to exceed the amount of the Swing Line Commitment, provided, that in no event shall any Swing Line Loans be made if the aggregate amount of the Swing Line Loans to be made would, after giving effect to the use of proceeds thereof, exceed the aggregate Available Revolving Credit Commitments. Amounts borrowed by the Borrower under this Section may be repaid and, through but excluding the Revolving Credit Termination Date, reborrowed. All Swing Line Loans shall be made as Base Rate Loans and shall not be entitled to be converted into Eurodollar Loans. The Borrower shall give the Swing Line Lender an irrevocable Borrowing Notice (which notice must be received by the Swing Line Lender prior to 3:00 p.m., New York City time) on the requested Borrowing Date specifying the amount of each requested Swing Line Loan, which shall be in an aggregate minimum amount of $500,000 or a whole multiple of $100,000 in excess thereof. The proceeds of each Swing Line Loan will be made available by the Swing Line Lender to the Borrower by crediting the account of the Borrower at the office of the Swing Line Lender with such proceeds. The proceeds of Swing Line Loans may be used solely for the purposes referred to in Section 4.24.

            (b) The Swing Line Lender at any time in its sole and absolute discretion may, and on the last Business Day of each month shall, on behalf of the Borrower (which hereby irrevocably directs the Swing Line Lender to act on its behalf) request each Revolving Credit Lender, including the Swing Line Lender, to make a Revolving Credit Loan in an amount equal to such Lender's Revolving Credit Commitment Percentage of the amount of the Swing Line Loans (the "Refunded Swing Line Loans") outstanding on the date such notice is given.

Unless any of the events described in clause (f) of Section 8 shall have occurred (in which event the procedures of Section shall apply) each Lender shall make the proceeds of its Revolving Credit Loan available to the Swing Line Lender for the account of the Swing Line Lender at the office of the Swing Line Lender prior to 12:00 noon (New York City time) in funds immediately available on the Business Day next succeeding the date such notice is given. The proceeds of such Revolving Credit Loans shall be immediately applied to repay the Refunded Swing Line Loans.

            (c) If prior to the making of a Revolving Credit Loan pursuant to Section one of the events described in clause (f) of Section 8 shall have occurred, each Lender will, on the date such Loan was to have been made, purchase an undivided participating interest in the Refunded Swing Line Loans in an amount equal to its Revolving Credit Commitment Percentage of such Refunded Swing Line Loans. Each Revolving Credit Lender will immediately transfer to the Swing Line Lender in immediately available funds, the amount of its participation.

            (d) Whenever, at any time after the Swing Line Lender has received from any Revolving Credit Lender such Revolving Credit Lender's participating interest in a Refunded Swing Line Loan, the Swing Line Lender receives any payment on account thereof, the Swing Line Lender will distribute to such Revolving Credit Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Credit Lender's participating interest was outstanding and funded) in like funds as received; provided, however, that in the event that such payment received by the Swing Line Lender is required to be returned, such Revolving Credit Lender will return to the Swing Line Lender any portion thereof previously distributed by the Swing Line Lender to it in like funds as such payment is required to be returned by the Swing Line Lender.

            (e) Each Revolving Credit Lender's obligation to make Revolving Credit Loans to repay Refunded Swing Line Loans pursuant to Section 2.7(b) and/or to purchase participating interests pursuant to Section shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of an Event of Default; (iii) any adverse change in the condition (financial or otherwise) of the Borrower; (iv) any breach of this Agreement by the Borrower or any other Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

            (f) The priority of the Liens created by the Security Documents with respect to the Revolving Credit Loans, the Term Loans, the L/C Obligations and the Swing Line Loans shall be parri passu.

            2.8 Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the applicable Lenders (i) the then unpaid principal amount of each Revolving Credit Loan of such

Revolving Credit Lender on the last day of the Revolving Credit Commitment Period (or such earlier date on which the Revolving Credit Loans become due and payable pursuant to Section 8), (ii) the principal amount of the Term Loans, in 26 consecutive quarterly installments, each of which installments shall be an aggregate principal amount for all Lenders equal to the amount for such installment payment date set forth on the amortization schedule set forth on
Schedule III, commencing on March 31, 1998 and on the last day of each June, September, December and March thereafter (or on such earlier date on which the then unpaid principal amount of the Term Loans become due and payable pursuant to Section 8) and (iii) in the case of the Swing Line Lender, the then unpaid principal amount of each Swing Line Loan on the Revolving Credit Termination Date. The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in
Section 2.13.

            (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

            (c) The Administrative Agent shall maintain the Register pursuant to
Section 10.6(e), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Revolving Credit Loan, Term Loan and Swing Line Loan made hereunder and any Note evidencing such Loan, the Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender's share thereof and (iv) the stated amount of, and beneficiary under, any Letters of Credit which are issued and outstanding.

            (d) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.8(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to such Borrower by such Lender in accordance with the terms of this Agreement.

            (e) The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender (i) a promissory note of the Borrower evidencing the Revolving Credit Loans of such Lender, substantially in the form of Exhibit F with appropriate insertions as to date and principal amount (a "Revolving Credit Note"), (ii) in the case of the Swing Line Lender, a promissory note of the Borrower evidencing the Swing Line Loans of the Swing Line Lender, substantially in the form of Exhibit G with appropriate insertions as to date and principal amount (as amended, supplemented or otherwise modified from time to time, the "Swing Line Note ") and/or (iii) a promissory note of the Borrower evidencing the Term Loan of such Lender, substantially in the form of Exhibit H with appropriate insertions as to date and principal amount (a "Term Note").

            2.9 Optional Prepayments. The Borrower may on the last day of any Interest Period with respect thereto, in the case of Eurodollar Loans (or, subject to Section 2.20, any other Business Day), or at any time and from time to time, in the case of Base Rate Loans, prepay the Loans, in whole or in part, without premium or penalty, upon at least three Business Days' irrevocable notice to the Administrative Agent, or, in the case solely of Swing Line Loans, upon notice by 12:00 noon, New York City time on the same Business Day to the Swing Line Lender, specifying the date and amount of prepayment and whether the prepayment is of Eurodollar Loans (and which Tranches thereof), Base Rate Loans or a combination thereof, and whether of Revolving Credit Loans (and Swing Line Loans, if any), Term Loans, or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of any such notice the Administrative Agent shall promptly notify each affected Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any amounts payable pursuant to Section 2.20 and, in the case of prepayments of the Term Loans only, accrued interest to such date on the amount prepaid. Partial prepayments of the Term Loans shall be applied to the remaining installments, pro rata according to the respective outstanding principal amounts thereof. Notwithstanding the foregoing, each Term Loan Lender shall have the right to refuse up to 50% of the amount of any prepayment pursuant to this Section 2.9 allocable to such Lender's Term Loans, and the amount so refused shall be retained by the Borrower. Amounts prepaid on account of the Term Loans may not be reborrowed. Prepayments of Revolving Credit Loans and Swing Line Loans shall be applied first to all outstanding Swing Line Loans and second to Revolving Credit Loans. Partial prepayments of Revolving Credit Loans or Term Loans under this Section 2.9 shall be in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; partial prepayments of Swing Line Loans shall be in an aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Any notice of prepayments as provided above shall be substantially in the form of Exhibit I.

      2.10 Mandatory Prepayments and Reduction of Commitment.

            (a) If the Borrower or any of its Subsidiaries shall receive any Net Proceeds after the Closing Date, 100% of such Net Proceeds shall be applied on the date such Net Proceeds are received toward the prepayment of the Term Loans and the permanent reduction of the Revolving Credit Commitments as set forth in paragraph (c) of this Section 2.10. Notwithstanding the foregoing sentence, (i) no prepayment and reduction of the Term Loans or the Revolving Credit Commitments shall be required in respect of the first $2,000,000 in Net Proceeds received in any fiscal year (excluding any Net Proceeds described in clause (ii) of this sentence) and (ii) if no Default or Event of Default shall have occurred and be continuing, to the extent that the Net Proceeds are used by the Borrower and/or its Subsidiaries to make Permitted Acquisitions, to pay existing Subordinated Debt (in the case of Net Proceeds resulting from the issuance of new Subordinated Debt) or other investments in the business of the Borrower and its Subsidiaries permitted hereunder within (i) six months from the date of any Asset Sale or Recovery Event or (ii) one year from the date of any incurrence of Indebtedness, as certified by a Responsible Officer of the Borrower pursuant to a Reinvestment Notice delivered to with respect to such Net Proceeds in accordance with the definition of "Reinvestment Notice", such Net Proceeds shall not be applied toward the prepayment of Term Loans and the reduction of the Revolving Credit Commitments as provided in Section 2.10(c).

            (b) If there is Excess Cash Flow for any fiscal year of the Borrower (including 1997), 50% of such Excess Cash Flow shall be applied toward the prepayment of the Term Loans and the permanent reduction of the Revolving Credit Commitments (as provided in paragraph (c) of this Section 2.10) on the Excess Cash Flow Payment Date for such fiscal year; provided, that if no Default or Event of Default shall have occurred and be continuing, to the extent that such Excess Cash Flow has been used by the Borrower and/or its Subsidiaries to make Permitted Acquisitions or other investments in the business of the Borrower and its Subsidiaries permitted hereunder during or, without duplication, within six months after the end of such fiscal year, as certified by a Responsible Officer of the Borrower pursuant to a Reinvestment Notice delivered to with respect to such Excess Cash Flow in accordance with the definition of "Reinvestment Notice", such Excess Cash Flow shall not be applied toward the prepayment of Term Loans and the reduction of the Revolving Credit Commitments as provided in
Section 2.10(c).

            (c) Prepayments made pursuant to Sections 2.10 (a) or (b) shall be applied by the Borrower, subject to the next sentence, first, to the prepayment of the Term Loans (pro rata according to the outstanding principal amounts thereof held by the respective Term Loan Lenders) and, second, to reduce permanently the Revolving Credit Commitments (pro rata according to the amounts of the Revolving Credit Commitments of the respective Revolving Credit Lenders). Notwithstanding the foregoing, each Term Loan Lender shall have the right to refuse up to 50% of the amount of any prepayment pursuant to this Section 2.10 allocable to such Lender's Term Loans, and the amount so refused shall be retained by the Borrower.

            (d) If after giving effect to any reduction of the Revolving Credit Commitments under Sections 2.1, 2.6 or 2.10 or an increase in the Working Capital Reserve the Available Revolving Credit Commitments shall be less than zero, the Borrower shall immediately make a prepayment of first, Swing Line Loans and second, Revolving Credit Loans in an amount equal to such negative amount, provided, that if the aggregate principal amount of Revolving Credit Loans and Swing Line Loans then outstanding is less than such negative amount (because L/C Obligations constitute a portion thereof), the Borrower shall, to the extent of the balance of such negative amount, replace outstanding Letters of Credit and/or deposit an amount in cash in a cash collateral account established with the Administrative Agent for the benefit of the Lenders on terms and conditions satisfactory to the Administrative Agent. Amounts on deposit in the cash collateral account shall be invested as directed by the Borrower subject to the approval of the Administrative Agent, which approval shall not be unreasonably withheld. Amounts prepaid in respect of the Term Loans shall be applied to installments thereof pro rata according to the outstanding principal amounts thereof. Amounts prepaid on account of the Term Loans may not be reborrowed.

            (e) The Borrower shall make the mandatory principal payments required pursuant to Section 2.10 (a) and Section 2.10(b) within one Business Day after the Borrower delivers a Reinvestment Notice which specifies that a principal payment is required pursuant to either of such Sections. Each prepayment of the Loans under this Section 2.10 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid. Any payment or prepayment of Term Loans or Revolving Credit Loans pursuant to Section 2.8(a) or this Section 2.10 shall be applied, first, to any such Base Rate Loans then outstanding and the balance of such prepayment, if any, to any such Eurodollar Loans then outstanding; provided, that prepayments of Eurodollar Loans, if not on the last day of the Interest Period with respect thereto, shall, at the Borrower's option, be prepaid subject to the provisions of Section 2.20, or the amount of such prepayment (after application to any Base Rate Loans) shall be deposited with the Administrative Agent as cash collateral for the Loans on terms reasonably satisfactory to the Administrative Agent and thereafter shall be applied in the order of the Interest Periods next ending most closely to the date such prepayment is required to be made and on the last day of each such Interest Period. After such application, unless an Event of Default shall have occurred and be continuing, any remaining interest earned on such cash collateral shall be paid to the Borrower.

            2.11 Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent at least two Business Days' prior irrevocable notice of such election, provided, that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert Base Rate Loans (other than Swing Line Loans) to Eurodollar Loans by giving the Administrative Agent at least three Business Days' prior irrevocable notice of such election. Any such notice of conversion to Eurodollar Loans shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. All or any part of outstanding Eurodollar Loans or Base Rate Loans (other than Swing Line Loans) may be converted as provided herein, provided, that (i) no Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Required Term Loan Lenders or the Required Revolving Credit Lenders, as applicable, have determined that such a conversion is not appropriate and (ii) no Loan may be converted into a Eurodollar Loan after the date that is one month prior to the Revolving Credit Termination Date (in the case of conversions of Revolving Credit Loans) or the date of the final installment of principal of the Term Loans (in the case of conversions of Term Loans).

            (b) Any Eurodollar Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving notice to the Administrative Agent, in accordance with the applicable provisions of the term "Interest Period" set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided, that no Eurodollar Loan may be continued as such (i) when any Event of Default has occurred and is continuing and the Required Term Loan Lenders or the Required Revolving Credit Lenders, as applicable, have determined that such a continuation is not appropriate or (ii) after the date that is one month or 30 days prior to, respectively, the Revolving Credit Termination Date (in the case of continuations of Revolving Credit Loans) or the date of the final installment of principal of the Term Loans (in the case of continuations of Term Loans) and provided, further, that if the Borrower shall fail to give such notice or if such continuation is not permitted such Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period.

            (c) All notices of conversions and continuations as set forth above shall be in substantially in the form of Exhibit J.

            2.12 Minimum Amounts and Maximum Number of Tranches. All borrowings, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto there shall be no more than seven
(7) Eurodollar Tranches outstanding at any time.

            2.13 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

            (b) Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

            (c) If, during the thirty (30) day period following the Closing Date, any Loans are outstanding as Eurodollar Loans, and at such time one or more of the Lenders are selling a portion of such Eurodollar Loans to an Assignee or Participant, the Borrower shall pay to the assigning Lender at the time of such sale the amounts required to be paid pursuant to Section 2.20 assuming, for purposes of such Section 2.20, that the principal amount of Eurodollar Loans being sold was a prepayment by the Borrower of such Eurodollar Loan in such amount.

            (d) If all or a portion of (i) any principal of any Loan, (ii) any interest payable thereon, (iii) any commitment fee or (iv) any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), the principal of the Loans and any such overdue interest, commitment fee or other amount shall bear interest at a rate per annum which is (x) in the case of principal, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 3% or (y) in the case of any such overdue interest, commitment fee or other amount, the rate described in paragraph (b) of this Section plus 3%, in each case from the date of such non-payment until such overdue principal, interest, commitment fee or other amount is paid in full (as well after as before judgment).

            (e) Interest shall be payable in arrears on each Interest Payment Date, provided, that interest accruing pursuant to paragraph (d) of this Section shall be payable from time to time on demand.

            2.14 Computation of Interest and Fees. (a) Commitment fees and, whenever it is calculated on the basis of the Prime Rate, interest shall be calculated on the basis of a 365-

(or 366-, as the case may be) day year for the actual days elapsed; and, otherwise, interest shall be calculated on the basis of a 360-day year for the actual days elapsed. The Administrative Agent shall promptly notify the Borrower and the Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. Any change in the interest rate on a Loan resulting from a change in the Applicable Margin shall become effective as of the opening of business on the applicable Adjustment Date. The Administrative Agent shall promptly notify the Borrower and the Lenders of the effective date and the amount of each such change in interest rate.

            (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.13(a).

            2.15 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

            (a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

            (b) the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be converted to or continued as Base Rate Loans and (z) any outstanding Eurodollar Loans that were to have been continued as such on such first day shall be converted on such day to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans to Eurodollar Loans.

            2.16 Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Lenders hereunder (other than Swing Line Loans), each payment by the Borrower on account of any commitment fee hereunder and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Revolving Credit Commitment Percentages or Term Loan Commitment Percentages, as the case may be, of the Lenders.

Except as provided in Sections 2.9 and 2.10, each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans (other than Swing Line Loans) shall be made pro rata according to the respective outstanding principal amounts of, and interest on, the respective Revolving Credit Loans or Term Loans, as the case may be, of the Lenders then due and owing to such Lenders. All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set off or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Administrative Agent's office specified in Section 10.2, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

            (b) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its Revolving Credit Commitment Percentage or Term Loan Commitment Percentage, as the case may be, of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error. If such Lender's Revolving Credit Commitment Percentage or Term Loan Commitment Percentage, as the case may be, of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Revolving Credit Loans or Term Loans hereunder, as applicable, on demand, from the Borrower. If any Lender fails to fund any Loan or make any extension of credit required to be funded or made by such Lender pursuant to the express terms of this Agreement (a "Defaulting Lender") and remains a Defaulting Lender for 5 or more consecutive Business Days, the Borrower shall have the right (in addition to all other rights that the Borrower may have with respect to such Defaulting Lender) for a period of 45 days following the date of such Lender becomes a Defaulting Lender to request that such Defaulting Lender assign its Commitment and outstanding Obligations to a proposed Assignee designated by the Borrower and reasonably satisfactory to Administrative Agent and the Arranger and, within 10 Business Days of such request, such Defaulting Lender shall, upon payment in cash to such Defaulting Lender of all Obligations owing to such Lender and at the Borrower's expense, promptly take all actions reasonably necessary to consummate such assignment (including the execution of an Assignment and Acceptance); provided that at any time prior to the consummation of any such assignment, the Administrative Agent, with the consent of the Arranger, may (but shall have no obligation to) designate a proposed Assignee in substitution for the proposed Assignee designated by the Borrower, in which event, the applicable Defaulting Lender shall, upon payment in cash to such Defaulting Lender of all Obligations owing to such Lender's and at the Borrower's expense, promptly take all actions reasonably necessary to consummate the proposed assignment (including the execution of an Assignment and Acceptance). The Borrower shall offer the Commitment of such Defaulting Lender to other Lenders (other than Defaulting Lenders) before offering such Commitment for assignment to any Person that is not a Lender.

            (c) Following the occurrence of an Event of Default, the proceeds of any Collateral or other monies from the enforcement of any of the Loan Documents that are received by the Administrative Agent shall, after payment of the costs and expenses of collection and enforcement, be paid to the Term Loan Lenders and the Revolving Credit Lenders, pro rata, according to the respective Aggregate Outstanding Revolving Extensions of Credit of the Revolving Credit Lenders and the Aggregate Outstanding Term Loan Extensions of Credit of the Term Loan Lenders and, thereafter to the payment of the other Obligations. Such payments made to the Term Loan Lenders shall be paid to the Term Loan Lenders pro rata according to the respective Aggregate Outstanding Term Loan Extensions of Credit of each Term Loan Lender and such payments made to the Revolving Credit Lenders shall be paid to the Revolving Credit Lenders pro rata according to the respective Aggregate Outstanding Revolving Credit Extensions of Credit of each Revolving Credit Lender.

            2.17 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be cancelled and (b) such Lender's Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.20.

            2.18 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

                (i) shall subject any Lender to any tax of any kind whatsoever, or change the basis of taxation of payments to such Lender with respect to this Agreement, any Note or any Eurodollar Loan made by it or any Letter of Credit issued or participated in by it (except for Non-Excluded Taxes covered by Section 2.19 and changes in the rate of tax on the overall net income of such Lender);

               (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurodollar Rate hereunder; or

              (iii) shall impose on such Lender any other condition (except with respect to Non-Excluded Taxes covered by Section 2.19 and changes in the rate of tax on the overall net income of such Lender);

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduced amount receivable.

            (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, the Borrower shall promptly pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

            (c) If any Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this Section submitted by such Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

            2.19 Taxes. (a) All payments made by the Borrower under this Agreement and any Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement, any Note or any other Loan Documents). If any such non-excluded taxes, levies, imposts, duties, charges, fees deductions or withholdings ("Non-Excluded Taxes") are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder or under any Note, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Non-U.S. Lender (as defined below) with respect to any Non-Excluded Taxes (i) that are attributable to such non-U.S. Lender's failure to comply with the requirements of paragraph (b) of this subsection or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time the Lender becomes a party to this Agreement, except to the extent that such Lender's assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to section 2.19(a). Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

            (b) Each Lender (or Transferee) that is not a corporation or partnership created or organized in or under the laws of the United States, any estate that is subject to federal income taxation regardless of the source of its income or any trust which is subject to the supervision of a court within the United States and the control of a United States fiduciary as described in section 7701(a)(30) of the Code (a "Non-U.S. Lender") shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) on or before the date on which it becomes a party to this Agreement (or, in the case of a Participant, on or before the date on which such Participant purchases the related participation) either:

            (A) (x) two duly completed and signed copies of either Internal Revenue Service Form 1001 (relating to such Non-U.S. Lender and entitling it to a complete exemption from withholding of U.S. Taxes on all amounts to be received by such Non-U.S. Lender pursuant to this Agreement and the other Loan Documents) or Form 4224 (relating to all amounts to be received by such Non-U.S. Lender pursuant to this Agreement and the other Loan Documents), or successor and related applicable forms, as the case may be, and (y) two duly completed and signed copies of Internal Revenue Service Form W-8, or successor and related applicable forms, as the case may be; or

            (B) in the case of a Non-U.S. Lender that is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code and that does not comply with the requirements of clause (A) hereof, (x) a statement in the form of Exhibit K (or such other form of statement as shall be reasonably requested by the Borrower or the Administrative Agent from time to time) to the effect that such Non-U.S. Lender is eligible for a complete exemption from withholding of U.S. Taxes under Code Section 871(h) or 881(c), and (y) two duly completed and signed copies of Internal Revenue Service Form W-8 or successor and related applicable form.

Further, each Non-U.S. Lender agrees to deliver to the Borrower and the Administrative Agent, and if applicable, the assigning Lender (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two further duly completed and signed copies of such Form 1001, 4224 or W-8, as the case may be, or successor and related applicable forms, on or before the date that any such form expires or becomes obsolete and promptly after the occurrence of any event requiring a change from the most recent form(s) previously delivered by it to the Borrower or the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) in accordance with the applicable United States laws and regulations; unless, in any such case, any change in law or regulation has occurred subsequent to the date such lender became a party to this Agreement (or in the case of a Participant, the date on which such Participant purchased the related participation) which renders all such forms inapplicable or which would prevent such Lender (or Participant) from properly completing and executing any such form with respect to it and such Lender promptly notifies the Borrower and the Administrative Agent (or, in the case of a Participant, the Lender from which the related participation shall have been purchased) if it is no longer able to deliver, or if it is required to withdraw or cancel, any form of statement previously delivered by it pursuant to this
Section 2.19(b).
            2.20 Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

            2.21 Certain Fees. (a) The Borrower agrees to pay to the Administrative Agent, for its own account, a non-refundable administration fee in an amount previously agreed to with the Administrative Agent, payable in advance on the Closing Date and annually in advance on each anniversary thereof until payment in full of all amounts owing under this Agreement.

      (b) The Borrower agrees to pay to the Arranger, each Co-Arranger and the Agents the fees in the amounts and on the dates set forth in the Fee Letter, dated June 27, 1997, among the Borrower, the Arranger, the Agents and the Co-Arrangers.

            2.22 Change of Lending Office. Each Lender agrees that if it makes any demand for payment under Section 2.18 or 2.19(a), or if any adoption or change of the type described in Section 2.17 shall occur with respect to it, it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, as determined in its sole discretion) to designate a different lending office if the making of such a designation would reduce or obviate the need for the Borrower to make payments under Section 2.18 or 2.19(a), or would eliminate or reduce the effect of any adoption or change described in Section 2.17.


                         SECTION 3.  LETTERS OF CREDIT

            3.1 L/C Commitment. (a) Prior to the date hereof, Bankers Trust Company has issued the Letters of Credit listed on Schedule 3.1 (the "Existing Letter of Credit"), and subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 3.4(a), agrees to issue letters of credit (together with the Existing Letter of Credit, "Letters of Credit") for the account of the Borrower on any Business Day during the Revolving Credit Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided, that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the Available Revolving Credit Commitments of all Lenders would be less than zero.

            (b) Each Letter of Credit shall (i) be denominated in Dollars, (ii) be (x) a standby letter of credit issued to support obligations of the Borrower or any of its Subsidiaries, contingent or otherwise, or to finance the working capital needs of the Borrower or any of its Subsidiaries in the ordinary course of business or (y) a commercial letter of credit issued in respect of the purchase of goods or services by the Borrower and its Subsidiaries in the ordinary course of business and (iii) expire no later than the earlier of (x) the date that is 12 months after the date of its issuance and (y) the fifth Business Day prior to the Revolving Credit Termination Date; provided, that any Letter of Credit with an expiration date occurring up to twelve months after such Letter of Credit's date of issuance may be automatically renewable for subsequent 12-month periods (but in no event later than the fifth Business Day prior to the Revolving Credit Termination Date).

            (c) Each Letter of Credit shall be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State where the Issuing Lender has its head office.

            (d) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

            3.2 Procedure for Issuance of Letters of Credit. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit at any time one month prior to the Revolving Credit Termination Date by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor) and all such other certificates, documents and other papers and information relating thereto by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Lender and the Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower, the Administrative Agent and the L/C Participants promptly following the issuance thereof.

            3.3 Fees, Commissions and Other Charges. (a) The Borrower shall pay to the Administrative Agent, for the account of the Issuing Lender and the L/C Participants, a letter of credit fee with respect to each Letter of Credit, computed for the period from and including the date of issuance of such Letter of Credit to the expiration date of such Letter of Credit at a rate per annum equal to the Applicable Margin then in effect for Eurodollar Revolving Credit Loans, of the aggregate face amount of Letters of Credit outstanding, payable in arrears on each L/C Fee Payment Date and on the Revolving Credit Termination Date. Such fee shall be payable to the Administrative Agent to be shared ratably among the Lenders in accordance with their respective Revolving Credit Commitment Percentages. In addition, the Borrower shall pay to the Administrative Agent, for the account of the Issuing Lender, a fronting fee equal to 1/8% per annum of the aggregate face amount of outstanding Letters of Credit, payable in advance upon the issuance of each Letter of Credit and on each anniversary thereof if renewed.

            (b) In addition to the foregoing fees and commissions, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.

            (c) The Administrative Agent shall, promptly following its receipt thereof, distribute to the Issuing Lender and the L/C Participants all fees and commissions received by the Administrative Agent for their respective accounts pursuant to this Section.

            3.4 L/C Participation. (a) Effective on the Closing Date in respect of the Existing Letter of Credit, and effective on the date of issuance thereof in respect of each Letter of Credit issued hereunder after the Closing Date, the Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant's own account and risk an undivided interest equal to such L/C Participant's Revolving Credit Commitment Percentage from time to time in effect in the Issuing Lender's obligations and rights under each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender's address for notices specified herein an amount equal to such L/C Participant's then Revolving Credit Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed; provided, that, if such demand is made prior to 12:00 Noon, New York time, on a Business Day, such L/C Participant shall make such payment to the Issuing Lender prior to the end of such Business Day and otherwise such L/C Participant shall make such payment on the next succeeding Business Day.

            (b) If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to paragraph 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate, as quoted by the Issuing Lender, during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not in fact made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Base Rate Revolving Credit Loans hereunder. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

            (c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will, if such payment is received prior to 12:00 Noon, New York time, on a Business Day, distribute to such L/C Participant its pro rata share thereof prior to the end of such Business Day and otherwise the Issuing Lender will distribute such payment on the next succeeding Business Day; provided, however, that in the event that any such payment received by the Issuing Lender and distributed to the L/C Participants shall be required to be returned by the Issuing Lender, each such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

            3.5 Reimbursement Obligation of the Borrower. (a) The Borrower agrees to reimburse the Issuing Lender on the same Business Day on which the Issuing Lender notifies the Borrower of the date and amount of a draft presented under any Letter of Credit and paid by the Issuing Lender. The Issuing Lender shall provide notice to the Borrower on each Business Day on which a draft is presented and paid by the Issuing Lender indicating the amount of (i) such draft so paid and (ii) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment. Each such payment shall be made to the Issuing Lender at its address for notices specified herein in lawful money of the United States of America and in immediately available funds.

            (b) Interest shall be payable on any and all amounts remaining unpaid by the Borrower under this Section from the date a draft presented under any Letter of Credit is paid by the Issuing Lender until payment in full (i) at the rate which would be payable on any Revolving Credit Loans that are Base Rate Loans at such time until such payment is required to be made pursuant to Section 3.5(a), and (ii) thereafter, at the rate which would be payable on any Revolving Credit Loans that are Base Rate Loans at such time which were then overdue.

            3.6 Obligations Absolute. (a) The Borrower's obligations under
Section 3.5(a) shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Borrower may have or have had against the Issuing Lender, any L/C Participant or any beneficiary of a Letter of Credit.

            (b) The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower's Reimbursement Obligations under Section 3.5(a) shall not be affected by, among other things,
(i) the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or (ii) any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or (iii) any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee.

            (c) Neither the Issuing Lender nor any L/C Participant shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the Issuing Lender's gross negligence or willful misconduct.

            (d) The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender or any L/C Participant to the Borrower.

            3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower and the Administrative Agent of the date and amount thereof. If any draft shall be presented for payment under any Letter of Credit, the responsibility of the Issuing Lender to the Borrower in connection with such draft shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment appear on their face to be in conformity with such Letter of Credit.

            3.8 Application. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this
Section 3, the provisions of this Section 3 shall apply.


                    SECTION 4. REPRESENTATIONS AND WARRANTIES


            To induce the Arranger, the Co-Arrangers, the Agents and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to the Arranger, the Co-Arrangers, the Agents and each Lender that:

            4.1 Financial Condition. The consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at December 31, 1996 and the related consolidated statements of income, of operations, of stockholders' equity and partners' capital and of cash flows for the fiscal year ended on such date, reported on by KPMG Peat Marwick LLP, copies of which have heretofore been furnished to each Lender, are complete and correct and present fairly the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the fiscal year then ended. The unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at March 31, 1997 and the related unaudited consolidated statements of income, of operations, of stockholders' equity and partners' capital and of cash flows for the three-month period ended on such date, certified by a Responsible Officer, copies of which have heretofore been furnished to each Lender, are complete and correct and present fairly the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the three-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by such accountants or Responsible Officer, as the case may be, and as disclosed therein). Neither the Borrower nor any of its consolidated Subsidiaries had, at the date of the most recent balance sheet referred to above, any material Guarantee Obligation, contingent liability or liability for taxes, or any long-term lease or unusual forward or long-term commitment, including, without limitation, any Interest Rate Agreement or foreign currency swap or exchange transaction, which is not reflected in the foregoing statements or in the notes thereto. Except as disclosed in the Schedules to this Agreement, during the period from December 31, 1996 to and including the date hereof there has been no sale, transfer or other disposition by the Borrower or any of its consolidated Subsidiaries of any material part of its business or property and no purchase or other acquisition of any business or property (including any capital stock of any other Person) material in relation to the consolidated financial condition of the Borrower and its consolidated Subsidiaries at December 31, 1996.

            4.2 No Change. Since December 31, 1996 there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect, and during the period from December 31, 1996 to and including the date hereof no dividends or other distributions have been declared, paid or made upon the Capital Stock of the Borrower nor has any of the Capital Stock of the Borrower been redeemed, retired, purchased or otherwise acquired for value by the Borrower or any of its Subsidiaries (except for the regularly scheduled payments made on June 30, 1997 to the holders of Preferred Limited Partner Interests).

            4.3 Existence; Compliance with Law. Each Loan Party (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation, partnership or limited liability company and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

            4.4 Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to borrow hereunder and has taken all necessary corporate, partnership or other action to authorize the execution, delivery and performance of the Loan Documents to which it is a party, and in the case of the Borrower, to authorize the borrowings on the terms and conditions of this Agreement and any Notes. Except as set forth on Schedule 4.4, no consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of the Loan Documents. This Agreement has been, and each other Loan Document will be, duly executed and delivered on behalf of each Loan Party which is a party thereto. This Agreement constitutes, and each other Loan Document when executed and delivered will constitute, a legal, valid and binding obligation of each Loan Party which is a party hereto or thereto, enforceable against each such Loan Party in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

            4.5 No Legal Bar. The execution, delivery and performance of the Loan Documents, the issuance of the Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or Contractual Obligation of any Loan Party and will not result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.

            4.6 No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its Subsidiaries or against any of its or their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) which could reasonably be expected to have a Material Adverse Effect.

            4.7 No Default. Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

            4.8  Properties; Agreements; Licenses.

      (a) Title to Properties; Liens. Each of Schedule 4.8(a)(I) and Schedule 4.8(a)(II) correctly sets forth the interest of each Loan Party and each of its Subsidiaries in each of the Mortgaged Properties and Non-Recourse Properties, respectively. The Borrower and its Subsidiaries do not own any interest in any real property other than as set forth on Schedules 4.8(a)(I) and 4.8(a)(II). There are no outstanding options, rights of first refusal, rights of first offer or similar rights to purchase or otherwise acquire such fee interest or leasehold interest, as the case may be, in any such Property, other than options and rights owned by any Loan Party. Such Loan Party has good and marketable fee simple title to, or a valid leasehold interest in, the Properties and good title to the remainder of the Collateral purported to be owned by it, free and clear of all Liens, in each case except Liens permitted pursuant to Section 7.3. All material fixtures, furnishings, attachments and equipment necessary for the operation, use and occupancy of each such Property have been installed or incorporated into such Property and each Loan Party is the sole owner of all of the same, free and clear of all chattel mortgages, conditional vendor's liens and other liens, and security interests other than Liens permitted pursuant to
Section 7.3. Except as heretofore disclosed in writing by the Borrower to the Administrative Agent, no tax liens have been filed against the Borrower or any of its Subsidiaries and/or any of their respective properties, including any Property, other than Liens for non-delinquent real property taxes.

      (b) Ground Leases. Each of the Ground Leases and all amendments thereto are listed on Schedule 4.8(b). The Ground Leases, as so amended, are in full force and effect and no term or condition thereof will have been further amended or modified, or waived after the execution thereof except in accordance with this Agreement; and no Person will have failed in any material respect to perform any material obligation or covenant or satisfy any condition required by the Ground Leases to be performed or complied with.

      (c) Non-Recourse Documents. Each of the Non-Recourse Documents and all amendments thereto are listed on Schedule 4.8(c). Such documents, as so amended, are in full force and effect and no term or condition thereof have been amended or modified, or waived after the execution thereof except in accordance with this Agreement, and no Person will have failed in any respect to perform any obligation or covenant or satisfy any condition required thereunder to be performed or complied with, except where failure to so comply will not then have had and could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

      (d) Management Agreements. Each of the Management Agreements and all amendments thereto that have been or will be entered into on or before the Closing Date are listed on Schedule 4.8(d). The Management Agreements, as so amended, are in full force and effect and no term or condition thereof has been further amended or modified, or waived after the execution thereof in any material adverse respect; and no Person will have failed in any respect to perform any obligation or covenant or satisfy any condition required by the Management Agreements to be performed or complied with, except where failure to so comply will not then have had and could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

      (e) Franchise Agreements. Each of the Franchise Agreements relating to Mortgaged Properties and Non-Recourse Properties and all amendments thereto are listed on Schedule 4.8(e). The Franchise Agreements, as so amended, are in full force and effect and no term or condition thereof have been further amended or modified, or waived after the execution thereof except in accordance with this Agreement; and no Person will have failed in any respect to perform any obligation or covenant or satisfy any condition required by the Franchise Agreements to be performed or complied with, except where failure to so comply will not then have had and could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

      (f) Liquor Licenses. Each Liquor License issued in connection with each Mortgaged Property is set forth on Schedule 4.8(g), each such Liquor License is validly issued and in full force and effect. The holder of each Liquor License has the legal right to utilize each such Liquor License in connection with the operation of any restaurant, bar or other alcoholic beverage service located at the applicable Property. All cash and other revenues and receipts from the operation of any owner of a Liquor License of an alcoholic beverage service at any Property are collected either by the licensee thereof or the Borrower or the applicable Loan Party owning the Property and are then deposited directly into deposit accounts subject to the Cash Management System.

          4.9   Zoning; Authorizations.

      (a) Zoning. Except as set forth on Schedule 4.9, the use and operation by each Loan Party of each Mortgaged Property as a commercial hotel with related uses, separate and apart from any other properties, constitutes a legal use under applicable zoning regulations (as the same may be modified by special use permits or the granting of variances) and complies in all material respects with all Requirements of Law and all applicable insurance requirements, and does not violate any Authorizations or other material approvals, material restrictions of record or any material agreement affecting any Property (or any portion thereof) to which such Loan Party or such Subsidiary is a party or by which such Loan Party, such Subsidiary or such Property (or portion thereof) is bound, except for violations and failures to comply which could not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. Except as shown on the pro forma Title Policies or the Surveys delivered pursuant to Section 5.1, neither the zoning nor any right of access to or use of any Property is to any extent dependent upon or related to any real property other than such Property.

      (b) Authorizations. There have been issued in respect of each Mortgaged Property all Authorizations necessary to own, operate, use and occupy such Property in the manner operated by the Loan Parties and their respective Subsidiaries, and their respective predecessors in interest, as of the Closing Date and contemplated by the Loan Parties and their respective Subsidiaries to be operated on and after the Closing Date (including any required permits relating to Materials of Environmental Concern). The Borrower has no knowledge that any Authorization necessary or required to own, operate, use and occupy any Property in the manner currently operated by the tenants under any Material Lease and contemplated to be operated by the tenants on and after the Closing Date (including any required permits relating to Materials of Environmental Concern) has not been issued and is not in full force and effect, other than any such Authorizations which, if not obtained, could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. No Loan Party nor any of its Subsidiaries nor, to the knowledge of the Borrower, any prior owner thereof, has received any notice of violation or revocation thereof except for those which could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

            4.10 Physical Condition; Encroachment. Except as disclosed on the Engineering Reports delivered pursuant to Schedule IV or 5.1 and the property improvement plans delivered pursuant to 5.1, each Property is free of material structural defects and is in good repair (normal wear and tear excepted) and all building systems contained therein and all other material items of Collateral are in good working order in all material respects subject to ordinary wear and tear, and is free and clear of any damage that would affect materially and adversely the value of such Property or the use of such Property for its intended purposes. To the knowledge of the Borrower, other than as described in the Title Policy and in any Survey, no improvement at any Property encroaches upon any building line, setback line, side yard line or any recorded or visible easement.

            4.11 Insurance. Each Loan Party has delivered to the Administrative Agent on or before the Closing Date evidence acceptable to the Administrative Agent for the valid policies of insurance required by this Agreement or any other Loan Document to be carried evidencing (i) the issuance of such policies,
(ii) the payment of all premiums payable on or before the Closing Date and (iii) coverage which meets all of the requirements set forth in this Agreement. As to each Property located in an area identified by the Federal Emergency Management Agency as having special flood hazards, if flood insurance is available, a flood insurance policy is in effect. All premiums payable to date have been paid with respect to each insurance policy required to be maintained by the Borrower and its Subsidiaries pursuant to this Agreement or any other Loan Document.

            4.12 Leases. Each Material Lease with respect to each Mortgaged Property and Non-Recourse Property and all amendments thereto that have been or shall be entered into on or before the Closing Date are listed on Schedule 4.8(f). There is no default or event which with notice or lapse of time or both would constitute a default under any of the provisions of any Material Lease affecting any Property that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. No litigation is currently pending or has been threatened by any tenant in connection with any Material Lease affecting any Property that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. All Material Leases and other Leases material to the operation of the Properties as hotels are in full force and effect, except to the extent such failure could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

            4.13 Environmental Reports; Engineering Reports; Appraisals; Market Studies. The Borrower has delivered to the Administrative Agent and the Lenders correct and complete copies of all environmental audits, engineering reports, appraisals and market studies with respect to each Mortgaged Property and Non-Recourse Property that any Loan Party or any of its Subsidiaries has in its possession that is dated not earlier than the date that is one year prior to the Closing Date. To the knowledge of the Borrower, the information contained in each such environmental audit and engineering report remains materially true, correct and complete.

            4.14 No Condemnation or Casualty. No condemnation or other like proceedings (including relocation of any roadways abutting any Property or change in grade of such roadways or denial of access to any Property) that has had, or could reasonably be expected to result in, a Material Adverse Effect, are pending and served nor, to the knowledge of the Borrower, threatened against any Property in any manner whatsoever. No casualty has occurred to any Property that has had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

            4.15 Wetlands. None of the improvements on any Property are constructed on land designated by any Governmental Authority having land use jurisdiction as wetlands.

            4.16 Utilities and Access. To the extent necessary for the full utilization of each Mortgaged Property and each Non-Recourse Property in accordance with its current use, telephone services, gas, steam, electric power, storm sewers, sanitary sewers and water facilities and all other utility services are available to each such Property, are adequate to serve each such Property, exist at the boundaries of the Land and are not subject to any conditions, other than normal charges to the utility supplier, which would limit the use of such utilities. All streets and easements necessary for the occupancy and operation of each such Property are available to the boundaries of the land relating to such Property. All necessary rights-of-way for all roads, which are sufficient to permit each such Property to be utilized fully for its current use, have been completed and are serviceable, and, to the knowledge of the Borrower, all public rights-of-way through or adjacent to such Properties have been acquired and dedicated and accepted for maintenance and public use by the applicable Governmental Authorities.

            4.17  Intellectual Property.

      (a) Ownership; IP License Agreements. The Loan Parties and their respective Subsidiaries own, or are licensed to use or otherwise have the lawful right to use, the Intellectual Property. Except as set forth on Schedule 4.17, all such Intellectual Property (other than rights under Franchise Agreements or rights under standard software licenses) is fully protected and duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filing or issuances, except where the lack of the lawful right to use such Intellectual Property could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, and all registered Intellectual Property and all pending applications and the jurisdictions in which such Intellectual Property is registered or will be registered on or before the Closing Date, and in each case the Loan Party holding rights therein, are identified in Schedule 4.17. Each of the license agreements (together with any such agreements entered into after the Closing Date, the "IP License Agreements"), other than the Franchise Agreements and standard software licenses, pursuant to which any Loan Party or any of its Subsidiaries has rights or will have rights on or before the Closing Date to use any material Intellectual Property as of the Closing Date is identified in
Schedule 4.17. Each Loan Party and each of its Subsidiaries is in compliance with the material terms of each IP License Agreement to which it is a party and each such IP License Agreement is in full force and effect, except where the failure to be in compliance or the failure to be in full force and effect (i) has not had and could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) result in an Event of Default or Default hereunder.

      (b) No Adverse Claims. (i) No claim has been asserted with respect to the use of any such Intellectual Property by the Loan Parties and their respective Subsidiaries or, to the knowledge of the Borrower, by any other Person challenging or questioning the validity or effectiveness of any such Intellectual Property, and the Borrower does not know of any valid basis for any such claim which, in either case, has had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and
(ii) the use of such Intellectual Property by each Loan Party and each of its Subsidiaries does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liability on the part of any Loan Party or any of its Subsidiaries that has had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. The consummation of the transactions contemplated by this Agreement will not in any manner or to any extent impair the ownership of (or the license to use, as the case may be) any of such Intellectual Property by any Loan Party or any of its Subsidiaries.

            4.18 No Burdensome Restrictions. No Requirement of Law or Contractual Obligation of the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

            4.19 Taxes. Each of the Borrower and its Subsidiaries has filed or caused to be filed all tax returns which, to the knowledge of the Borrower, are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be); no tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge other than any item being so contested and any item which is a Permitted Encumbrance.

            4.20 Federal Regulations. No part of the proceeds of any Loans will be used for "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation G or Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in said Regulation G or Regulation U, as the case may be.

            4.21 ERISA. Neither a Reportable Event nor an "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan, and neither the Borrower nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.

            4.22 Investment Company Act; Other Regulations. The Borrower is not an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. The Borrower is not subject to regulation under any Federal or State statute or regulation (other than Regulation X of the Board of Governors of the Federal Reserve System) which limits its ability to incur Indebtedness.

            4.23 Subsidiaries. As of the date hereof, the Subsidiaries listed on
Schedule 4.23 constitute all the direct or indirect Subsidiaries (including Joint Ventures) of the Borrower, and Schedule 4.23 shows, as to each such Subsidiary, its jurisdiction of its incorporation, its authorized capitalization, the ownership of Capital Stock of such Subsidiary and the principal assets owned by such Subsidiary.

            4.24 Purpose of Loans. The proceeds of the Loans shall be used by the Borrower for (i) refinancing the Indebtedness under the Existing Credit Facility, (ii) to finance the acquisition of Qualifying Hotel Properties or Persons owning Qualifying Hotel Properties, (iii) to finance the acquisition of hotel Management Agreements or Persons owning Management Agreements, (iv) to finance the acquisition of equity and debt investments in joint ventures and other entities formed to acquire, own, renovate, manage and operate Qualifying Hotel Properties, (v) to finance the acquisition of first mortgage loans secured by first mortgage liens on Qualifying Hotel Properties, (vi) to pay for the costs and expenses incurred by the Borrower and its Subsidiaries in acquiring such assets, (vii) to finance Property Renovation costs, (viii) to refinance Indebtedness (other than Subordinated Debt) of the Borrower and its Subsidiaries, (ix) to finance the acquisition of land to the extent permitted by clause (c) of Schedule IV and (x) for working capital and other general corporate purposes not prohibited by the terms hereof.

            4.25  Environmental Matters.  Except as set forth on Schedule 4.25:

            (a) The Properties do not contain any Materials of Environmental Concern in amounts or concentrations which (i) constitute or constituted a violation of, or (ii) could reasonably be expected to give rise to liability under, any Environmental Law.

            (b) The Properties and all operations at the Properties are in compliance in all material respects with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the business operated by the Borrower or any of its Subsidiaries (the "Business") which could materially interfere with the continued operation of the Properties or materially impair the fair saleable value thereof.

            (c) Neither the Borrower nor any of its Subsidiaries has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Business, nor does the Borrower or any other Loan Party have knowledge or reason to believe that any such notice will be received or is being threatened.

            (d) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which could reasonably be expected to give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could reasonably be expected to give rise to liability under,any applicable Environmental Law.

            (e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower or any Subsidiary is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business.

            (f) There has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of the Borrower or any Subsidiary in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could reasonably give rise to liability under Environmental Laws.

            Notwithstanding the foregoing, the representations and warranties made in this Section 4.25 with respect to Managed Properties are made to the best knowledge of the Borrower and its Subsidiaries.

            4.26 Regulation H. No Mortgage encumbers improved real property which is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards (Zone A or V) and in which flood insurance has been or would be made available under the National Flood Insurance Act of 1968.

            4.27 Accuracy of Information. No statement or information contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished to the Arrangers, the Co-Arrangers, the Administrative Agent or the Lenders, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished any untrue statement of a material fact or, with all such statements and information being taken as a whole, omitted to state a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact known to the executive management of the Borrower that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, or in such other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

            4.28 Security Documents. (a) Upon execution and delivery thereof by the parties thereto, the Guarantee and Collateral Agreement will be effective to create in favor of the Administrative Agent, for the ratable benefit of the Lenders, a legal, valid and enforceable security interest in the Pledged Stock and Pledged Notes and, when stock certificates representing or constituting the Pledged Stock are delivered to the Administrative Agent and the originals of the Pledged Notes are delivered to the Administrative Agent, such security interest shall constitute a perfected first lien on, and security interest in, all right, title and interest of the pledgor party thereto in the Pledged Stock and the Pledged Notes.

            (b) Except as provided in the legal opinions delivered to the Administrative Agent pursuant to Section 5 .1, upon execution and delivery thereof by the parties thereto, the Guarantee and Collateral Agreement will be effective to create in favor of the Administrative Agent, for the ratable benefit of the Lenders, a legal, valid and enforceable security interest in the collateral described therein (other than Pledged Stock and Pledged Notes described in paragraph (a) above). Uniform Commercial Code financing statements have been filed in each of the jurisdictions listed on Schedule 3 to the Guarantee and Collateral Agreement or arrangements have been made for such filing in such jurisdictions, and upon such filing, and upon the taking of possession by the Administrative Agent of any such collateral the security interests in which may be perfected only by possession, such security interests will constitute perfected first priority liens on, and security interests in, all right, title and interest of the debtor party thereto in the collateral described therein, except to the extent that a security interest cannot be perfected therein by the filing of a financing statement or the taking of possession under the Uniform Commercial Code of the relevant jurisdiction.

            (c) Each Mortgage, when executed and delivered by the relevant Loan Party, and properly filed and recorded (with all required filing and recording fees being paid) in the appropriate recording offices, shall constitute a Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Property properly described therein, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 7.3.

            4.29 Solvency. Each Loan Party is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred hereunder will be, and will continue to be, Solvent.

            4.30 Senior Indebtedness. The Obligations shall constitute "Senior Indebtedness" within the meaning of the instruments under which any Subordinated Debt is outstanding.

            4.31 Labor Matters. There are no strikes pending or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. The hours worked and payments made to employees of the Borrower and each of its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law, except to the extent such violations could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. All material payments due from the Borrower or any of its Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Borrower or such Subsidiary.

            4.32 Cash Management System. The summary of the Cash Management System attached hereto as Schedule 4.32 is accurate and complete in all material respects and does not omit to state any material fact necessary to make the statements set forth therein not misleading. No Loan Party nor any of its Subsidiaries owns any deposit or other bank account which is not described in
Schedule 4.32.

            4.33 Pledged Notes. Schedule 2 to the Guarantee and Collateral Agreement sets forth all of the promissory notes or other debt securities (other than Cash Equivalents) held by the Borrower and its Subsidiaries.


                         SECTION 5. CONDITIONS PRECEDENT

            5.1 Conditions to Initial Loans. The agreement of each Lender to make the initial Loan requested to be made by it, and of the Issuing Lender to issue the Letter of Credit, is subject to the satisfaction, immediately prior to or concurrently with the making of the initial Loans on the Closing Date, of the following conditions precedent:

            (a) Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of the Borrower, with a counterpart for each Lender, (ii) the Guarantee and Collateral Agreement, executed and delivered by a duly authorized officer of each party thereto, with a counterpart or a conformed copy for each Lender, (iii) each of the Mortgages, each executed and delivered by a duly authorized officer of the party thereto, with a counterpart or a conformed copy for each Lender and (iv) each of the Canadian Security Documents, each executed and delivered by a duly authorized officer of the party thereto, with a counterpart or a conformed copy for each Lender.

            (b) Related Agreements. The Administrative Agent shall have received, with a copy for each Lender, true and correct copies, certified as to authenticity by the Borrower, of such other documents or instruments as may be reasonably requested by the Administrative Agent, including, without limitation, a copy of any debt instrument, security agreement or other material contract to which the Loan Parties may be a party.

            (c) Termination of Existing Credit Facilities and Existing Subordinated Debt. The Administrative Agent shall have received evidence satisfactory to the Administrative Agent and the Arranger that the Existing Credit Facilities and the

      Existing Subordinated Debt shall be simultaneously terminated, all amounts thereunder shall be simultaneously paid in full and arrangements satisfactory to the Arranger and the Administrative Agent shall have been made for the termination of Liens and security interests granted in connection with the Existing Credit Facilities.

            (d) Closing Certificate. The Administrative Agent shall have received, with a counterpart for each Lender, a certificate of the Borrower, dated the Closing Date, substantially in the form of Exhibit L, with appropriate insertions and attachments, satisfactory in form and substance to the Administrative Agent, executed by a Responsible Officer.

            (e) Fees. The Lenders, Arranger, the Co-Arranger and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented, on or before the Closing Date.

            (f) Approvals. All governmental and third party approvals necessary or, in the reasonable discretion of the Arranger, advisable in connection with the financings contemplated hereby and the continuing operations of the Borrower and its Subsidiaries shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the continuing operations of the Borrower.

            (g) Corporate Documents. Each Loan Party (other than any Partnership Loan Party or LLC Loan Party) and each corporate general partner of a Partnership Loan Party shall deliver or cause to be delivered to the Administrative Agent the following, each unless otherwise noted dated the Closing Date:

                  (i) certified copies of its Certificate of Incorporation,
            together with a good standing certificate (including verification, where generally available, of tax good standing) from the Secretary of State (or similar official) of its jurisdiction of incorporation and each other state in which a Property owned or leased by such Loan Party is located), each dated not more than 15 days prior to the Closing Date;

            (ii) copies of its Bylaws, certified as of the Closing Date by its corporate secretary or an assistant secretary;

                  (iii) resolutions of its Board of Directors approving and
            authorizing (a) the execution, delivery and performance of each Loan Document to which it is a party and (b) the consummation of the transactions contemplated hereby and thereby, in each case certified as of the Closing Date by its corporate secretary or an assistant secretary as being in full force and effect without modification or amendment; and

                  (iv) signature and incumbency certificates of its officers executing this Agreement and the other Loan Documents to which it is a party.

            (h) Partnership and LLC Documents. Each Partnership Loan Party and each LLC Loan Party, as applicable, shall deliver to the Administrative Agent the following, each unless otherwise noted dated the Closing Date:

                  (i) with respect to each Partnership Loan Party, a conformed copy of the partnership agreement, certified by each general partner of such partnership as of the Closing Date as being in full force and effect without modification or amendment;

                  (ii) with respect to each LLC Loan Party, a conformed copy of the limited liability company agreement and each other organizational document, certified by the manager of such LLC Loan Party as of the Closing Date as being in full force and effect without modification or amendment;

                  (iii) (a) with respect to each Partnership Loan Party, its
            Certificate of Limited Partnership, certified by the Secretary of State (or similar official) of its jurisdiction of formation and a certificate of existence or good standing, as the case may be, from the Secretary of State (or similar official) of such jurisdiction, each dated not more than 15 days prior to the Closing Date, (b) with respect to each LLC Loan Party, its Articles of Organization or Certificate of Formation, certified by the Secretary of State (or similar official) of its jurisdiction of its jurisdiction of organization, each dated not more than 15 days prior to the Closing Date, and (c) a good standing certificate or certificate of existence, as the case may be, from the Secretary of State (or similar official) of each state or other jurisdiction in which a Property owned or leased by such entity is located;

                  (iv) all documents of such Partnership Loan Party and its
            partners (to the extent required by the applicable organizational documents) or such LLC Loan Party and its members, as applicable, approving or authorizing (a) the execution, delivery and performance of the Guarantee and Collateral Agreement and any other Loan Documents to which it is a party, and (b) the consummation of the transactions contemplated hereby and thereby, each certified as of the Closing Date by the general partner of such Partnership Loan Party or other Loan Party; and

                  (v) signature and incumbency certificate of the Person(s)
            executing, on behalf of such partnership or limited liability company, as applicable, any Loan Documents to which such Partnership Loan Party or LLC Loan Party is a party.

            (i) Consents, Licenses and Approvals. The Administrative Agent shall have received, with a counterpart for each Lender, an Officer's Certificate (i) attaching copies of all consents, authorizations and filings referred to in Section 4.4, and (ii) stating that such consents, licenses and filings are in full force and effect, and each such consent, authorization and filing shall be in form and substance satisfactory to the Administrative Agent.

            (j) Legal Opinions. The Administrative Agent shall have received, with a counterpart for each Lender, the following executed legal opinions:

                     (i) the executed legal opinion of DeCampo Diamond & Ash,
            counsel to the Borrower and the other Loan Parties, substantially in the form of Exhibit M; and

                     (ii) the local counsel opinions referred to in Section
            5.1(k)(iv).

      Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require;

            (k) Security Interests. The Borrower shall have taken or caused to be taken all such actions as may be necessary or reasonably requested by the Administrative Agent to give the Administrative Agent a valid, enforceable and perfected first priority Lien on or first priority security interest in the Collateral as of the Closing Date. Such actions shall include the following:

                  (i) the delivery to the Administrative Agent of fully executed and acknowledged counterparts of the Mortgages, the Guarantee and Collateral Agreement and all other Security Documents with respect to the Mortgaged Properties and the other Collateral as of the Closing Date, and the delivery of evidence satisfactory to the Administrative Agent that counterparts of the Mortgages and all other of such documents the Administrative Agent desires to have recorded have been or will be recorded in all places necessary or desirable to create and maintain valid and enforceable first priority Liens on the fee simple or leasehold interests of the Borrower and its Subsidiaries, as applicable, in the Mortgaged Properties in favor of the Administrative Agent, as mortgagee (or as beneficiary in those jurisdictions where the Lien is granted to a trustee for the benefit of the Administrative Agent) and in all other items of Collateral as of the Closing Date in favor of the Administrative Agent;

                  (ii) (a) the delivery to the Administrative Agent for filing pursuant to the Security Documents of properly executed financing statements under the Uniform Commercial Code (or any equivalent or similar legislation), or any other documents required to be filed by other Requirements of Law, satisfactory in form and substance to the Administrative Agent in each jurisdiction as may be necessary (in the Administrative Agent's reasonable judgment) effectively to perfect and maintain the security interests in the Collateral created by such Security Documents and (b) the delivery of evidence that such financing statements or other documents will have been or will be recorded in all places necessary or desirable, in the reasonable judgment of the Administrative Agent, to create and maintain valid and enforceable first priority Liens on the Collateral in favor of the Administrative Agent;

                  (iii) delivery to the Administrative Agent of a mortgagee's
            Title Policy (or policies) dated the Closing Date, insuring fee simple or leasehold title to each of the Mortgaged Properties vested in the Borrower or the applicable Subsidiary of the Borrower and insuring the first priority of the Liens created under the Mortgages, in each case subject only to Permitted Encumbrances, and such other title exceptions (which shall not include long term management contracts) as are satisfactory to the Administrative Agent. Each such policy shall (i) be in an amount satisfactory to the Administrative Agent; (ii) be issued at ordinary rates; (iii) insure that the Mortgage insured thereby creates a valid first Lien on such parcel free and clear of all defects and encumbrances, except such as may be approved by the Administrative Agent; (iv) name the Administrative Agent for the benefit of the Lenders as the insured thereunder; (v) contain such endorsements and affirmative coverage as the Administrative Agent may request and to the extent the same are available in the applicable jurisdiction and (vi) be issued by the Title Company (and any title companies acting as co-insurers or reinsurers, at the option of the Administrative Agent). The Administrative Agent shall have received evidence satisfactory to it that the Borrower shall have paid to the Title Company or to the appropriate Governmental Authority all expenses and premiums of the Title Company in connection with the issuance of such Title Policies or in connection with any Loan hereunder and an amount equal to the recording and stamp taxes (including mortgage recording, intangible and similar taxes) payable in connection with recording each Mortgage in the appropriate county or parish land offices or in connection with any Loans hereunder;

                  (iv) the delivery to the Administrative Agent of an opinion of counsel in each state or other jurisdiction in which each Mortgaged Property is located, dated the Closing Date, addressed to the Administrative Agent and the Lenders and in form and substance reasonably satisfactory to the Administrative Agent;

                  (v) the delivery to the Title Company of such certificates and affidavits as the Title Company may reasonably require in connection with the issuance of the Title Policies;

                  (vi) the delivery to the Administrative Agent and the Title
            Company of a Survey with respect to each of the Mortgaged Properties, dated or re-dated to a date as is reasonably acceptable to the Administrative Agent (provided the Title Company insures such Survey on a current basis), which Surveys shall be reasonably satisfactory in form and substance to the Administrative Agent and the Title Company;

                  (vii) unless a title insurance zoning endorsement is issued to the Administrative Agent by the Title Company, the delivery to the Administrative Agent of either a letter, to the extent generally available, from the applicable Governmental Authority or a zoning opinion is issued by local counsel, with respect to each of the Mortgaged Properties and reasonably satisfactory to the Administrative Agent stating that all improvements on each such Property have been constructed and are being used and operated in material compliance with (a) all applicable zoning, subdivision, local environmental, building and land use laws, ordinances, rules and regulations of all Governmental Authorities or quasi-governmental authorities having jurisdiction with respect to each such Property and all applicable fire and building maintenance codes, and (b) all building permits issued in respect of each such Property for work then being conducted and the certificate of occupancy (if available) for each such Property;

                  (viii) the delivery to the Administrative Agent pursuant to the Guarantee and Collateral Agreement of the stock certificates (which certificates shall be accompanied by irrevocable undated stock powers duly endorsed in blank and irrevocable proxies, all satisfactory in form and substance to the Administrative Agent), certificated partnership interests, certificated limited liability company membership interests, promissory notes and other instruments, (in each case duly endorsed in blank by a duly authorized officer of the pledgor thereof), representing the capital stock, partnership interests, limited liability company membership interests, promissory notes and other instruments to be pledged on the Closing Date pursuant to the Guarantee and Collateral Agreement;

                  (ix) the delivery to the Administrative Agent of evidence
            reasonably satisfactory to the Administrative Agent that all other filings, recordings and other actions the Administrative Agent deems necessary or advisable to establish, perfect and preserve the Liens granted to the Administrative Agent in the Collateral (including any uncertificated partnership interests or uncertificated limited liability company membership interests) as of the Closing Date shall have been made.

            (l) Flood Insurance. If requested by the Administrative Agent, the Administrative Agent shall have received (i) a policy of flood insurance which (A) covers any parcel of improved real property which is encumbered by any Mortgage, (B) is written in an amount not less than the outstanding principal amount of the indebtedness secured by such Mortgage which is reasonably allocable to such real property or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, whichever is less, and (C) has a term ending not earlier than the maturity of the indebtedness secured by such Mortgage and (ii) confirmation that the Borrower has received the notice required pursuant to Section 208(e)(3) of Regulation H of the Board of Governors of the Federal Reserve System.

            (m) Copies of Documents. The Administrative Agent shall have received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in
      Section 5.1(k)(iii) and a copy, certified by such parties as the Administrative Agent may deem appropriate, of all other documents affecting the property covered by each Mortgage.

            (n) Ground Leases; Landlord Estoppel Certificates. The Borrower shall have delivered to the Administrative Agent executed or conformed, certified copies of each of the Ground Leases and all amendments thereto entered into on or prior to the Closing Date, as listed on Schedule 4.8(b); all of the terms and conditions of the Ground Leases relating to the Mortgaged Properties shall have been approved by the Agents; the Ground Leases shall be in full force and effect and no term or condition thereof shall have been further amended or modified in any material respect; and no Person shall have failed in any material respect to perform any material obligation or covenant or satisfy any material condition required by the Ground Leases to be performed or complied with on or before the Closing Date; the owner of the fee interest in the land covered by such Ground Lease shall subordinate its interest in such land to the Mortgage on the leasehold estate under such Ground Lease or such Ground Lease shall contain leasehold mortgagee protections reasonably satisfactory to the Agents (including, without limitation, notices of default, opportunity to cure, rights to a new lease and reasonably satisfactory provisions regarding insurance and condemnation proceeds); such Ground Lease shall have a minimum remaining term of at least twenty five years with no extraordinary termination rights in favor of the ground lessor. On or before the Closing Date, the Borrower shall have delivered to the Administrative Agent original counterparts of an estoppel certificate and agreement with respect to each Ground Lease, reasonably acceptable in form and substance to the Administrative Agent, and duly executed by each lessor under such Ground Lease.

            (o) Management Agreements. The Borrower shall have delivered to the Administrative Agent (i) executed or conformed, certified copies of each of the Management Agreements and all amendments thereto entered into on or before the Closing Date, as listed on Schedule 4.8(d); the Management Agreements shall be in full force and effect and no term or condition thereof shall have been further amended or modified in any material adverse respect; any Management Agreements or other contracts or agreements for the management of any of the Mortgaged Properties shall have been fully subordinated to the Mortgage on the applicable Mortgaged Property; and (ii) an Officers' Certificate of the Borrower (a) listing each operating deficit guaranty and each contract with any owner of a Property regarding the provision of FF&E at a fixed cost to which any Loan Party is a party on the Closing Date and (b) attaching copies (certified as true, correct and complete) of each such guaranty and contract.

            (p) Franchise Agreements; Franchisor Estoppel Certificates. The Borrower shall have delivered to the Administrative Agent executed or conformed, certified copies of each of the Franchise Agreements and all amendments thereto entered into on or before the Closing Date, as listed on Schedule 4.8(e); the Franchise Agreements shall be in full force and effect and no term or condition thereof shall have been further amended or modified; and no Person shall have failed in any material respect to perform any material obligation or covenant or satisfy any material condition required by the Franchise Agreements to be performed or complied with on or before the Closing Date, including, without limitation (but only if the same constitute a material obligation, covenant or condition), obligations under property improvement plans and quality control plans required by the respective franchisors to be performed within specified periods. To the extent not delivered by the Borrower prior to the Closing Date, on the Closing Date, the Borrower shall have delivered to the Administrative Agent original counterparts of a franchisor's estoppel certificate and consent agreement with respect to each Franchise Agreement in respect of the Mortgaged Properties, reasonably acceptable in form and substance to the Administrative Agent, and duly executed by each franchisor under such Franchise Agreement.

            (q) Material Leases; Tenant Estoppel Certificates. The Borrower shall have delivered to the Administrative Agent (i) executed or conformed, certified copies of each Material Lease with respect to each Property and all amendments thereto entered into on or before the Closing Date, as listed on Schedule 4.8(f); the Material Leases shall be in full force and effect and no term or condition thereof shall have been further amended or modified; and no Person shall have failed in any material respect to perform any material obligation or covenant or satisfy any material condition required by the Material Leases to be performed or complied with on or before the Closing Date; and (ii) original counterparts of estoppel certificates with respect to each of the Material Leases specified on Schedule 4.8(f), reasonably satisfactory in form and substance to the Administrative Agent, duly executed and delivered by each tenant party to such Material Lease.

            (r) Environmental Audits. The Borrower shall have delivered to the Administrative Agent evidence satisfactory to the Administrative Agent, in its sole discretion, that (i) there are no material pending or threatened claims, suits, actions or proceedings arising out of or relating to the existence of any Materials of Environmental Concern at, in, on, from, around or under any of the Properties; (ii) each such Property is in compliance in all material respects with all applicable Environmental Laws with respect to such Property; and (iii) no Materials of Environmental Concern exist at, in, on, from, around or under any such Property, except in compliance in all material respects with applicable Environmental Laws and all other Materials of Environmental Concern have been removed from each Property to the extent required by Requirements of Law. With respect to the Mortgaged Properties, such evidence shall include (a) a comprehensive environmental audit (which shall include a Phase I environmental audit and, if recommended or suggested by an Approved Environmental Consultant, a Phase II environmental audit), reasonably satisfactory in form and substance to the Administrative Agent, conducted and certified by an Approved Environmental Consultant (the Borrower shall certify as of the Closing Date that, as to any environmental audit delivered by the Borrower prior to the Closing Date, to the Borrower's knowledge, the information contained in such audit remains true, correct and complete), (b) a reliance letter from such Approved Environmental Consultant with respect to each such environmental audit addressed to the Administrative Agent and Lenders, which reliance letter shall be satisfactory in form and substance to the Administrative Agent, (c) certification that all required approvals from all Governmental Authorities having jurisdiction with respect to the environmental condition of the Properties, if any, have been obtained, and
      (d) such other environmental reports, inspections and investigations as the Administrative Agent shall in its sole discretion require after considering factors reasonably related to such determination, prepared, in each instance, by an Approved Environmental Consultant, which approvals, reports, inspections and investigations shall be satisfactory in form and substance to the Administrative Agent, in its sole discretion. On or before the Closing Date, the Borrower shall have delivered to the Administrative Agent evidence satisfactory to the Administrative Agent, in its sole discretion, that the Borrower has complied (or has made arrangements to comply) with the recommendations and suggestions of all environmental consultant(s) referred to above.

            (s) Engineering Reports. The Borrower shall have delivered to the Administrative Agent (i) a written Engineering Report with respect to each Mortgaged Property dated not more than twelve months prior to the Closing Date and prepared by an Engineer acceptable to the Administrative Agent, which Engineering Report shall contain current repair recommendations for the first five years, and shall in all other respects be reasonably satisfactory in form and substance to the Administrative Agent; and (ii) a reliance letter from such Engineer with respect to each such Engineering Report addressed to the Administrative Agent and Lenders, which letter shall be in form and substance reasonably satisfactory to the Administrative Agent.

            (t) Appraisals. The Administrative Agent shall have received (i) an Appraisal of each Mortgaged Property dated not more than twelve (12) months prior to the Closing Date and prepared by an Appraiser, which Appraisal shall be satisfactory in form and substance to the Administrative Agent and shall satisfy all applicable regulatory requirements; and (ii) copies of all appraisals, market studies, and similar information with respect to each of the Mortgaged Properties in the possession or under the control of the Borrower or any of its Subsidiaries dated after the date of such Appraisals.

            (u) Lien Searches. The Administrative Agent shall have received the results of a recent search in such states and other jurisdictions as the Administrative Agent shall determine by a Person satisfactory to the Administrative Agent of the Uniform Commercial Code (or similar legislation), judgement and tax lien filings which may have been filed with respect to personal property of the Borrower and the other Loan Parties, and the results of such search shall be satisfactory to the Administrative Agent.

            (v) Insurance. The Administrative Agent shall have received (i) duplicate originals or true and complete copies of each policy or other evidence of insurance required by this Agreement evidencing (a) the issuance of such policies,
      (b) that the Borrower is not then in default in the payment of any premium and (c) coverage which meets all of the requirements set forth in this Agreement; and (ii) an Officers' Certificate dated the Closing Date to the effect that the insurance coverage required by this Agreement is in full force and effect and that all monthly premiums therefor have been paid to date.

            (w) Business Plan. The Lenders shall have received a satisfactory business plan for fiscal years 1997-2004 and a satisfactory written analysis of the business and prospects of the Borrower and its Subsidiaries for the period from the Closing Date through the final maturity date of the Term Loans.

            (x) Cash Management Agreement. The Lenders shall have received a letter in the form attached as Exhibit N duly executed by the Borrower, the other Loan Parties, the Cash Manager and the Administrative Agent.

            (y) Pledged Note Documents. The Administrative Agent shall have received each of the documents described in paragraph (d) of Schedule IV with respect to the Pledged Notes listed on Schedule 2 of the Guarantee and Collateral Agreement.

            5.2 Conditions to Each Loan and Letter of Credit. The agreement of each Lender to make any Loan requested to be made by it, and of the Issuing Lender to issue any Letters of Credit, on any date (including, without limitation, the initial Loans) is subject to the satisfaction of the following conditions precedent:

            (a) Representations and Warranties. Except to the extent that they are made as of a specific date, each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date.

            (b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

            (c) Additional Matters. All proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received such other documents and legal opinions in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request.

            (d) Borrowing Notice. The Borrower shall have delivered to the Administrative Agent the applicable Borrowing Notice in accordance with the relevant Section of Section 2.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this
Section 5.2 have been satisfied.


                       SECTION 6.  AFFIRMATIVE COVENANTS


            The Borrower hereby agrees that, so long as the Commitments remain in effect, any Loan, Note or Letter of Credit remains outstanding and unpaid or any other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall and, if applicable, shall cause each of its Subsidiaries to:

            6.1  Financial Statements.  Furnish to each Lender:

            (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related consolidated statements of income and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by KPMG Peat Marwick LLP or other independent certified public accountants of nationally recognized standing;

            (b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and retained earnings and of cash flows of the Borrower and its consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments); and

            (c) as soon as available and in any event within 45 days after the end of each calendar quarter, commencing with respect to the calendar quarter ending June 30, 1997, quarterly operating statements (including trailing 12 months operating results) with respect to each Mortgaged Property and Non-Recourse Property (including rent rolls for office property), in reasonable detail satisfactory to the Administrative Agent and certified by the Chief Executive Officer or Chief Financial Officer of the Borrower stating that, subject to normal adjustments following the preparation of the financial statements referred to above in clauses (i) and (ii), respectively, such statements fairly present, in all material respects, the results of operations of the Properties indicated for the periods indicated;

all such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

            6.2  Certificates; Other Information.  Furnish to each Lender:

            (a) upon request of the Administrative Agent at any time after the occurrence of a Default or an Event of Default, an agreed upon procedures report prepared by the independent certified public accountants reporting on the financial statements referred to in Section 6.1(a) which verifies the calculations contained in the most recently delivered Compliance Certificate;

            (b) concurrently with the delivery of the financial statements referred to in Sections 6.1, a Compliance Certificate of a Responsible Officer (i) stating that, to the best of such Officer's knowledge, during such period (A) no Subsidiary has been formed or acquired (or, if any such Subsidiary has been formed or acquired, the Borrower has complied with the requirements of Section 6.12 with respect thereto), (B) neither the Borrower nor any of its Subsidiaries has changed its name, its principal place of business, its chief executive office or the location of any material item of tangible Collateral without complying with the requirements of this Agreement and the Security Documents with respect thereto and (C) the Borrower has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to be observed, performed or satisfied by it, and that such Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and
      (ii) setting forth calculations demonstrating compliance with Sections 7.1., 7.2, 7.6, 7.8, 7.9 and 7.17;

            (c) not later than the end of each fiscal year of the Borrower, a copy of the projections by the Borrower of the operating budget and cash flow budget of the Borrower and its Subsidiaries for the succeeding fiscal year, such projections to be accompanied by a certificate of a Responsible Officer to the effect that such projections have been prepared on the basis of sound financial planning practice and that such Officer has no reason to believe they are incorrect or misleading in any material respect with respect to any Property owned or managed on the date of the projections;

            (d) as soon as practicable and in any event no later than December 15 of each year, projected financial statements for each Property for the next succeeding calendar year, together with an explanation of the assumptions on which such forecasts are based, and such other information and projections as the Administrative Agent may reasonably request for any Property;

            (e) promptly upon their becoming available, copies of (a) all financial statements, reports, notices and proxy statements sent or made available generally by the Borrower to its security holders, (b) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by the Borrower with the New York Stock Exchange, Inc., any other securities exchange or with the Securities and Exchange Commission or any Governmental Authority or private regulatory authority, and (c) all press releases and other statements made available generally by the Borrower or any of its Subsidiaries to the public or to the security holders of the Borrower;

            (f) as soon as practicable and in any event by the last day of each yearly policy period, a report in form and substance reasonably satisfactory to the Administrative Agent outlining all material insurance coverage maintained as of the date of such report by the Borrower and its Subsidiaries or, in lieu thereof, copies of such policies, and a report as to all material insurance coverage planned to be maintained by the Borrower and its Subsidiaries in the next succeeding yearly policy period to the extent varying from the description of that delivered or described;

            (g) as soon as practicable following receipt thereof, copies of all environmental audits and reports, whether prepared by personnel of the Borrower or any of its Subsidiaries or by independent consultants, with respect to material environmental matters at any Property or which relate to a claim, action or proceeding under any Environmental Laws which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

            (h) with reasonable promptness, written notice of any change in the Board of Directors of the Borrower; and

            (i) promptly, such additional financial and other information as any Lender may from time to time reasonably request.

            6.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Subsidiaries, as the case may be.

            6.4 Conduct of Business and Maintenance of Existence. Continue to engage in business of the same general type as now conducted by it and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business except as otherwise permitted pursuant to Section 6.5; comply with all Contractual Obligations (including, without limitation, all Management Agreements and Franchise Agreement) and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

            6.5 Common Stock. Cause the Common Stock to be and to remain at all times duly listed on the New York Stock Exchange, Inc., and timely file all reports required to be filed by the Borrower with the New York Stock Exchange, Inc. and the Securities and Exchange Commission.

            6.6 Maintenance of Property; Repairs. (i) Maintain or cause to be maintained each Mortgaged Property and all other items of Collateral in a manner consistent for upscale full service hotel properties, limited service properties or office properties, as applicable, and related property, and other property and assets constituting the Collateral, in each case of the same quality and character, and shall keep or cause to be kept every part thereof in good condition and repair, reasonable wear and tear excepted, and make all reasonably necessary repairs, renewals or replacements thereto as may be reasonably necessary to conduct the business of such Loan Party and its Subsidiaries; (ii) not remove, demolish or structurally alter, or permit or suffer the removal, demolition or structural alteration of, any of the improvements in respect of a Mortgaged Property except as expressly permitted hereunder or in connection with a Renovation or Restoration; (iii) comply in all material respects with all Requirements of Law, applicable insurance requirements and all covenants, conditions and restrictions now or hereafter affecting any Property or other item of Collateral or any part thereof or requiring any alterations or improvements; and (iv) not commit or permit any waste of the Collateral.

            6.7 Inspection of Property; Books and Records; Discussions. Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and its Subsidiaries and with its independent certified public accountants.

            6.8 Notices. Promptly give notice to the Administrative Agent and each Lender of:

            (a) the occurrence of any Default or Event of Default;

            (b) any (i) default or event of default under any Contractual Obligation of the Borrower or any of its Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

            (c) any litigation or proceeding affecting the Borrower or any of its Subsidiaries in which the amount involved, individually or in the aggregate, is $1,000,000 or more and not covered by insurance or in which injunctive or similar relief is sought;

            (d) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan;

            (e)  the occurrence of any event that results in Net Proceeds;

            (f) any material adverse change in the business, operations, property, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole or any development or event which could reasonably be expected to have a Material Adverse Effect; and

            (g) any default beyond applicable cure periods in the payments due on any Pledged Note.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto.

            6.9 Environmental Laws. (a) Comply with, and ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

            (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not be reasonably expected to have a Material Adverse Effect.

            6.10 Further Assurances. Upon the request of the Administrative Agent, promptly perform or cause to be performed any and all acts and execute or cause to be executed any and all documents (including, without limitation, financing statements and continuation statements) for filing under the provisions of the Uniform Commercial Code or any other Requirement of Law which are necessary or advisable to maintain in favor of the Administrative Agent, for the benefit of the Lenders, Liens on the Collateral that are duly perfected in accordance with all applicable Requirements of Law.

            6.11 Interest Rate Protection. If the aggregate principal amount outstanding of Loans and/or any other Indebtedness of the Borrower and its Subsidiaries bearing interest at floating rates exceeds $200,000,000 as of any date of determination, then within 60 days thereafter the Borrower shall enter into Interest Rate Agreements, on terms and with counterparties, in each case reasonably acceptable to the Arranger and the Administrative Agent, and in an outstanding notional amount equal to 30% of the aggregate principal amount of the aggregate floating rate Indebtedness of the Borrower and its Subsidiaries. The Borrower's obligation to enter into Interest Rate Agreements as provided above shall automatically become effective again each time the amount of Indebtedness of the Borrower and its Subsidiaries bearing interest at floating rates rises in $25,000,000 increments above $200,000,000 (in which case such Interest Rate Agreements shall be entered into within 30 days after any such increase).

            6.12 Additional Collateral. (a) With respect to any assets acquired after the Closing Date by the Borrower or any of its Subsidiaries that are permitted hereunder or are otherwise intended to be subject to the Lien created by any of the Security Documents but which are not so subject (other than (x) any assets described in paragraph (b) of this Section and (z) immaterial assets a Lien on which cannot be perfected by filing UCC-1 financing statements), within 30 days after the acquisition thereof: (i) execute and deliver to the Administrative Agent such amendments to the relevant Security Documents or such other documents as the Administrative Agent shall deem necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a Lien on such assets, (ii) take all actions necessary or advisable to cause such Lien to be duly perfected in accordance with all applicable Requirements of Law, including, without limitation, the filing of financing statements in such jurisdictions as may be requested by the Administrative Agent, (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described in clauses (i) and (ii) immediately preceding, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent and (iv) any other documents or information set forth in the definition of "Property Information and Deliveries" that is required to be delivered hereunder in connection with such acquisition.

            (b) Subject to clause (k) in the definition of "Property Information and Deliveries", with respect to any Person that, subsequent to the Closing Date, becomes a Subsidiary (including any Joint Venture), within 30 days after the date thereof: (i) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement pursuant to documentation which is in form and substance satisfactory to the Administrative Agent, and (B) to take all actions necessary or advisable to cause the Lien on the assets of such Subsidiary created by the Guarantee and Collateral Agreement to be duly perfected in accordance with all applicable Requirements of Law, including, without limitation, the filing of financing statements in such jurisdictions as may be requested by the Administrative Agent, (ii) deliver to the Administrative Agent the certificates representing the Capital Stock of such Subsidiary, together with undated stock powers executed and delivered in blank by a duly authorized officer of the pledgor thereof and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described in clauses (i) and (ii) immediately preceding, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

            6.13 Insurance. (a) Risks to be Insured. With respect to each Mortgaged Property, procure or cause to be procured, and maintain or cause to be maintained continuously in effect, insurance coverage issued by an insurer (i) authorized to issue such insurance in all applicable jurisdictions, (ii) rated "A" (or its equivalent) or better by Alfred M. Best Company, Inc., (iii) with a financial size rating of VIII (or its equivalent) or better, by Alfred M. Best Company, Inc., and (iv) otherwise satisfactory to the Administrative Agent; provided, however, that the requirements set forth in clauses (ii) and (iii) above with respect to any Mortgaged Property shall be subject to any requirements of any related Ground Lease; provided, further, however, that as of the Closing Date, the insurers of the Borrower's or any of its Subsidiaries' earthquake, flood and wind insurance policies (and any renewals thereof by such insurers, respectively) may be rated "A-" (or its equivalent) by Alfred M. Best Company, Inc. and have a financial size rating of "VIII" (or its equivalent) by Alfred M. Best Company, Inc.; it being understood and agreed that, in the event the Borrower or any of its Subsidiaries procures any earthquake, flood or wind insurance from a carrier other than the carrier providing such insurance on the Closing Date, such carrier shall comply with the requirements set forth in clauses (ii) and (iii) above unless otherwise approved by the Administrative Agent. Each Loan Party shall pay, and shall cause each of its Subsidiaries to pay, in a timely manner all premiums due in connection therewith. All insurance policies shall be issued by insurers doing business as admitted licensed carriers in the state where such Property is located, and shall be authorized and licensed to issue insurance in such state unless otherwise approved by the Administrative Agent in its sole discretion. The insurance to be procured and maintained by the Borrower and its Subsidiaries is the following:

         (i) Casualty. Keep each Mortgaged Property insured for the benefit of the Administrative Agent, in each case, as follows:

                        (1) All Risk of Physical Loss. Insurance with respect to
            the improvements now or hereafter located on the Mortgaged Properties and any alterations or additions thereto and the furniture, fixtures and equipment against any peril included within the classification "All Risks of Physical Loss" with extended coverage (including fire, lightning, windstorm, sprinkler, hail, explosion, riot, riot attending a strike, civil commotion, vandalism, malicious mischief, terrorist acts, aircraft, vehicle, sinkholes and smoke) in an amount equal to the full insurable value of such improvements and such furniture, fixtures and equipment. The term "full insurable value" shall mean 100% of the actual replacement cost of such improvements and such furniture, fixtures and equipment (without taking into account any depreciation, and exclusive of excavations, footings and foundations, landscaping and paving) determined by an insurer upon the request of the Administrative Agent, a recognized independent insurance broker or an appraiser selected (and approved by the Administrative Agent) and paid by the applicable Loan Party or its Subsidiary; provided, however, that such amount shall be sufficient to prevent such Loan

            Party or such Subsidiary from becoming a co-insurer, and the policy shall contain a stated value endorsement to that effect.

                        (2) Builder's Risk. During any period of construction of
            improvements and any repair, Restoration, Renovation or replacement thereof, a standard builder's all risk policy (completed value non-reporting form) or equivalent coverage under the policy described in subclause (i)(a) above for an amount at least equal to the full insurable value of the work to be performed and equipment, supplies and materials to be furnished, as shall be reasonably approved by the Administrative Agent for such purpose, the coverage of which shall include the hazards described in Section 6.13(a)(i)(1) and building collapse; provided, however, that such policy may be obtained by a contractor if it names the Administrative Agent and the Borrower and its applicable Subsidiaries as additional named insureds and if it otherwise complies with this Agreement. Such policy shall contain a stated value endorsement so that no co-insurance provision shall be applicable to any loss thereunder. Such policy shall contain the provision that "permission is hereby granted to complete and/or occupy" upon the earlier to occur of substantial completion of any discrete increment of the work or a tenant taking occupancy of any Mortgaged Property (or portion thereof) as to which work was being performed.

                        (3) Flood. Insurance against damage or loss by flood as
            to any Mortgaged Property that is located in an area now or subsequently designated as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 or the Flood Disaster Protection Act of 1973, or the National Flood Insurance Reform Act of 1994, as such Acts may be amended, modified, supplemented or replaced from time to time, on such basis and not less than such amounts as shall be reasonably approved by the Administrative Agent, but not less than the amount required by law.

                        (4) Boilers. Broad form boiler and machinery insurance
            (without exclusion for explosion) covering all boilers, boiler tanks, heating and air conditioning equipment, pressure vessels, auxiliary piping and similar apparatus, machinery and equipment located in, on or about each Mortgaged Property insuring against damage or loss from boilers, boiler tanks, heating and air conditioning equipment, pressure vessels, auxiliary piping and similar apparatus, machinery and equipment and insurance against loss of occupancy or use arising from any such breakdown in such amounts as are generally available at reasonable premiums and are generally required by institutional lenders for properties comparable to the Mortgaged Properties.

                        (5) Business Interruption or Rental Income Insurance.
            Business interruption and/or loss of rental value or use and occupancy insurance insuring against business interruption at and against loss of rental income from each Mortgaged Property due to any of the hazards listed in

            Section 6.13(a)(i)(1) above in an amount sufficient to avoid any co-insurance penalty and to provide proceeds for a period not less than one year of loss equal to the higher of budgeted gross revenues or the current years' revenues (determined in each case without giving effect to any interruption in business).

                        (6) Earthquake Insurance. With respect to any Mortgaged
            Property located in California, British Columbia or other area designated as seismic zones 3 or 4 in the Uniform Building Code, earthquake insurance on such basis and in such amounts as shall be reasonably required by the Administrative Agent; provided, that each of the Mortgaged Properties that are located in California and British Columbia on the Closing Date shall have earthquake insurance as evidenced by the policies delivered pursuant to Section 5.1.

              (ii) Workers' Compensation. Maintain for itself and for each Mortgaged Property at which such Loan Party or such Subsidiary maintains employees, statutory workers' compensation insurance (to the extent the risks to be covered thereby are not already covered by other policies of insurance maintained by such Loan Party or such Subsidiary), in statutory amounts as required by law (including employer's liability insurance), except in those states where such Loan Party elects to not subscribe to the workers' compensation statute. If the applicable Loan Party elects to not subscribe to the workers' compensation statute, such Loan Party shall have a benefit program and employees' legal liability coverage to respond to claims that would otherwise be covered by a standard policy of workers' compensation.

             (iii)      Liability.  Procure and maintain:

                        (1) Comprehensive General Liability Insurance.
            Comprehensive general liability insurance, on an occurrence basis in the amount of $2,000,000 per occurrence per Property and $5,000,000 in the aggregate per Property covering each Loan Party, each of its Subsidiaries and the Agents against claims for bodily injury, death and property damage (including claims and legal liability to the extent insurable imposed upon the Agents and all court costs and attorneys' fees and expenses), arising out of or connected with the possession, use, leasing, operation, maintenance or condition of each Property or occurring in, upon or about or resulting from each Property, or any drive, sidewalk, curb or passageway adjacent thereto (to the extent insurable), which insurance shall include blanket contractual liability coverage which insures contractual liability (to the extent insurable) under the indemnification set forth in Section 10.5 of this Agreement (but such coverage or the amount thereof shall in no way limit such indemnification), garage liability (if applicable), products liability (if applicable) and elevator liability (if applicable) coverage and during any period of construction of any improvements, owner's and contractor's protective liability coverage, including completed operations liability coverage. If any of the coverages referred to in this Section 6.13(a)(iii)(1) are obtained under a so called "blanket" policy with more than one Property covered, the policy shall contain an "individual aggregate per location/project" endorsement.

                        (2) General Liability and Property Damage. Commercial
            general liability and property damage insurance on an occurrence basis in connection with any Renovation being performed at any Mortgaged Property, to be carried by any contractor or construction manager or by any Person, including any Loan Party or any of its Subsidiaries, performing a similar function, including "Builders Risk" coverage in the amount of $2,000,000 per occurrence and $5,000,000 in the aggregate.

                        (3) Liquor Liability and Dram Shop Insurance. Liquor
            liability and dram shop insurance on such basis and in such amounts as shall be reasonably required by the Administrative Agent in a minimum amount of $2,000,000 per occurrence and $5,000,000 in the aggregate for Mortgaged Properties.

                        (4) Umbrella or Excess Liability Insurance. Umbrella or
            excess liability insurance, on an incurrence basis in the amount of at least $100,000,000 per occurrence and in the aggregate per year covering each Loan Party, each of its Subsidiaries and the Administrative Agent against claims for damages in excess of all primary liability policies.

            (iv) Additional Insurance. Procure and maintain such other insurance with respect to the Mortgaged Properties against loss or damage of the kinds from time to time customarily insured against and in such amounts as are generally available at reasonable premiums and are generally required by institutional lenders for properties comparable to the Mortgaged Properties.

      (b) Policy Provisions. Each policy of insurance maintained in respect of any Loan Party, any of its Subsidiaries and/or any Mortgaged Property pursuant to this Section 6.13 shall (i) in the case of each category of public liability insurance, name such Loan Party or such Subsidiary, as the case may be, as insured and name the Administrative Agent (for the benefit of the Lenders) as an additional insured, and in the case of all other insurance required under this Agreement (other than any such policy maintained solely in respect of one or more Non-Recourse Properties), name the Administrative Agent (for the benefit of the Lenders) as an additional insured or as a mortgagee or loss payee, as Administrative Agent shall require; (ii) except in the case of public liability insurance and workers' compensation insurance, provide that all proceeds thereunder shall be payable to the Administrative Agent pursuant to a standard first mortgagee endorsement, without contribution, that all losses with respect to each Property shall be paid directly to the Administrative Agent, without contribution by any similar insurance carried by the Administrative Agent and that adjustment and settlement of any material loss shall be subject to the reasonable approval of the Administrative Agent; (iii) include effective waivers by the insurer of all rights of subrogation against any loss payee, additional insured or named insured; (iv) permit the Administrative

Agent to pay the premiums and continue any insurance upon failure of such Loan Party or such Subsidiary, as the case may be, to pay premiums when due, upon the insolvency of such Loan Party or such Subsidiary, as the case may be, or through foreclosure; (v) to the extent such provisions are reasonably obtainable, provide that such insurance shall not be impaired or invalidated by virtue of
(1) any act, failure to act, negligence of, or violation of declarations, warranties or conditions contained in such policy by such Loan Party or such Subsidiary, as applicable, the Borrower, the Administrative Agent, the Lenders or any other named insured, additional insured or loss payee, except for the willful misconduct of the Administrative Agent or the Lenders knowingly in violation of the conditions of such policy, (2) the occupation or use of such Mortgaged Property for purposes more hazardous than permitted by the terms of the policy, (3) any foreclosure or other proceeding or notice of sale relating to such Property or (4) any change in the possession of such Mortgaged Property without a change in the identity of the holder of actual title to such Property (provided, that with respect to items (3) and (4) any notice requirements of the applicable policies are satisfied); (vi) be subject to a deductible, if any, not greater than $100,000 (or, with respect to coverage for wind damage or earthquake damage, such greater amount as shall not exceed 5.0% of the affected Mortgaged Property's agreed value); (vii) contain an endorsement providing that none of the Administrative Agent, the Lenders or such Loan Party or such Subsidiary, as applicable, shall be, or shall be deemed to be, a co-insurer with respect to any risk insured by such policy; and (viii) provide that if all or any part of such policy shall be canceled or terminated, or shall expire, the insurer will forthwith give notice thereof to the Administrative Agent and each additional insured and loss payee and that no cancellation, termination, expiration, reduction in amount of, or material change (other than an increase) in, coverage thereof shall be effective until at least 30 days (or 10 days in the case of non-payment for premiums) after receipt by the Administrative Agent and each additional insured and loss payee of written notice thereof; provided, however, that the requirements set forth in this Section 6.13(b) with respect to any Mortgaged Property shall be subject to any requirements of any Ground Lease affecting such Mortgaged Property. Nothing contained herein shall be construed to prevent the Borrower or any of its Subsidiaries from satisfying the provisions of this Section 6.13 through the use of so-called blanket, manuscripted or loss limit policies.

      (c) Increases in Coverage. The policy limits of any policy of insurance required hereunder shall be increased from time to time to reflect what a reasonable prudent owner of land and improvements similar in type and locality to each Mortgaged Property would carry.

      (d) Payment of Proceeds. If any such insurance proceeds required to be paid to the Administrative Agent are instead made payable to the Borrower or any Subsidiary thereof, the Borrower hereby appoints the Administrative Agent as its attorney-in-fact, irrevocably and coupled with an interest, to endorse and/or transfer any such payment to the Administrative Agent.

      (e) Delivery of Counterpart Policies; Evidence. At each time after the Closing Date that any Loan Party or any of its Subsidiaries is required by this Agreement or by any Security Document or any other Loan Document to deliver evidence of insurance, such Loan Party shall deliver, or shall cause such Subsidiary to deliver, such evidence of valid policies of insurance acceptable to the Administrative Agent evidencing (i) the issuance of the policies of insurance required by this Agreement or other Loan Document to be carried, (ii) the payment of all premiums then due to the applicable insurer, (iii) coverage which meets all of the requirements set forth in this Agreement or other Loan Document, and (iv) that the required policies are in full force and effect.

      (f) Replacement or Renewal Policies. Not less than 20 days prior to the expiration, termination or cancellation of any insurance policy which any Loan Party or any of its Subsidiaries is required to maintain hereunder, such Loan Party shall obtain, or shall cause such Subsidiary to obtain, a replacement or renewal policy or policies (or a binding commitment for such replacement or renewal policy or policies), which shall be effective no later than the date of the expiration, termination or cancellation of the previous policy, and shall deliver to the Administrative Agent a valid binder in respect of such policy or policies in the same form and containing the same information as the expiring policy or policies required to be delivered by each Loan Party and its Subsidiaries pursuant to Section 6.13(e) or a copy of the binding commitment for such policy complying with all the requirements of this Section, followed by a certified true copy of the policy or policies when issued. If any Loan Party or any of its Subsidiaries fails to obtain insurance as required hereunder, the Administrative Agent may purchase such insurance, and the Borrower shall pay all premiums and other costs and expenses incurred by the Administrative Agent.

      (g) Material Change in Policy. Each Loan Party shall deliver, and shall cause each of its Subsidiaries to deliver, to the Administrative Agent concurrently with each material change in any insurance policy covering any part of the Mortgaged Properties required to be maintained by each Loan Party and its Subsidiaries hereunder, a valid binder or policy endorsement with respect to such changed insurance policy certified by the insurance company issuing such policy, in the same form and containing the same information as the original evidence of insurance required to be delivered by each Loan Party and its Subsidiaries pursuant to Section 6.13.

      (h) Separate Insurance. No Loan Party will take out, nor will it permit any of its Subsidiaries to take out, separate insurance concurrent in form or contributing in the event of loss with that required to be maintained pursuant to this Section unless such insurance complies with all of the requirements of this Section.

            6.14  Casualty and Condemnation; Restoration.

      (a) Notice of Casualty. Upon the occurrence of any damage to or loss or destruction of all or any portion of any Mortgaged Property, whether or not covered by insurance, which will cost (or may reasonably be expected to cost) more than $500,000 to Restore, as reasonably determined by the Borrower and so certified in an Officers' Certificate delivered to the Administrative Agent, the Borrower shall promptly deliver to the Administrative Agent written notice of the same which shall, among other things, describe such casualty.

      (b) Insurance Proceeds. All Insurance Proceeds in respect of a Mortgaged Property (other than Insurance Proceeds attributable to insurance required pursuant to Section 6.13(a)(ii) and (iii)) and the right thereto are hereby irrevocably assigned and pledged by each Loan Party to the Administrative Agent for the benefit of the Lenders, and the Administrative Agent on behalf of the Lenders is authorized, at its option, to collect and receive all of the same and to give proper receipts and acquittances therefor; provided, however, that (x) such assignment and pledge with respect to any such Mortgaged Property is subject to any requirements of any Ground Lease affecting such Mortgaged Property, (y) if no Event of Default shall have occurred and be continuing and the Borrower certifies to the Administrative Agent that the Restoration of the affected Property will be commenced within sixty days of the occurrence of the receipt of Insurance Proceeds and will be completed within one year thereafter and not later than June 30, 2004, such Loan Party shall have the right to direct the Administrative Agent (1) to pay to such Loan Party all Insurance Proceeds with respect to such casualty affecting a Mortgaged Property and (2) to pay to such Loan Party all proceeds of any related business interruption insurance. Each Loan Party agrees to execute and to cause each of its Subsidiaries to execute such further assignments and pledges of any Insurance Proceeds in respect of the Mortgaged Properties as the Administrative Agent may reasonably require and shall otherwise cooperate with the Administrative Agent in obtaining for the Administrative Agent and the Lenders the benefit of any Insurance Proceeds lawfully or equitably payable in respect of any such Mortgaged Property, subject to the provisos above. During the continuance of an Event of Default, the Administrative Agent is hereby authorized and empowered by the Borrower to settle, adjust or compromise any claims for damage, destruction or loss thereunder, with or without the consent of any Loan Party or any of its Subsidiaries (and the Borrower hereby irrevocably appoints and constitutes the Administrative Agent as the Borrower's lawful attorney-in-fact, coupled with an interest and with full power of substitution, for such purpose). In no event shall any Loan Party or any of its Subsidiaries settle, adjust or compromise any claim for Insurance Proceeds in respect of any Mortgaged Property in excess of $500,000 without the prior written consent of the Administrative Agent, which shall not be unreasonably withheld, conditioned or delayed; provided, however, that this provision shall not restrict the right of the lessor under any applicable Ground Lease (1) to settle, adjust or compromise any claim for Insurance Proceeds to the extent such lessor is granted the power to do so under such Ground Lease or (2) to approve any settlement, adjustment or compromise of any claim for Insurance Proceeds to the extent the approval of such lessor is required under such Ground Lease. Subject to the requirements of any Ground Lease affecting any Mortgaged Property, each insurance company concerned is hereby authorized and directed to make payment of all Insurance Proceeds in respect of each of the Mortgaged Properties payable by it directly to the Administrative Agent. If any Loan Party or any of its Subsidiaries receives any Insurance Proceeds resulting from such casualty in respect of any Mortgaged Property, such Loan Party or Subsidiary shall (subject to the requirements of any Ground Lease affecting such Property) promptly endorse and transfer, or cause such Subsidiary to endorse and transfer, such excess Insurance Proceeds to the Administrative Agent and each Loan Party covenants that until so paid over to the Administrative Agent, such Loan Party or such Subsidiary, as applicable, shall hold such Insurance Proceeds in trust for the benefit of the Administrative Agent and shall not commingle such Insurance Proceeds with any other funds or assets of such Loan Party or Subsidiary or any other Person.

      (c) Notice of Condemnation; Negotiation and Settlement of Claims. The Loan Parties shall, and shall cause their respective Subsidiaries to, promptly deliver written notice to the Administrative Agent upon obtaining knowledge of the institution, or the proposed institution, of any bona fide action or proceeding for the Taking of all or any portion of any Mortgaged Property. During the continuance of an Event of Default, the Administrative Agent shall have the right to participate in any negotiation, action or proceeding relating to any such action or proceeding affecting any Mortgaged Property, and no settlement or compromise of any claim in connection with any such action or proceeding shall be made without the consent of the Administrative Agent; provided, however, that this provision shall not restrict the right of the lessor under any applicable Ground Lease (1) to settle or compromise any such claim to the extent such lessor is granted the power to do so under such Ground Lease or (2) to approve any settlement or compromise of any such claim to the extent the approval of such lessor is required under such Ground Lease.

      (d) Condemnation Proceeds. All Condemnation Proceeds in respect of each of the Mortgaged Properties and the right thereto are hereby irrevocably assigned and pledged by each Loan Party to the Administrative Agent for the benefit of the Lenders, and the Administrative Agent on behalf of the Lenders is authorized, at its option, to collect and receive all such Condemnation Proceeds and to give proper receipts and acquittances therefor; provided, however, (x) that such assignment and pledge with respect to any such Mortgaged Property is subject to any requirements of any Ground Lease affecting such Mortgaged Property, (y) if no Event of Default shall have occurred and be continuing and the Borrower certifies to the Administrative Agent that the Restoration of the affected Property will be commenced within sixty days of the occurrence of the receipt of Condemnation Proceeds, will be completed within one year thereafter and not later than June 30, 2004 and access to the affected Property will not be cut off, such Loan Party shall have the right to direct the Administrative Agent to pay such Loan Party all Condemnation Proceeds with respect to a Taking affecting a Mortgaged Property. Each Loan Party agrees to execute, and to cause each of its Subsidiaries to execute, such further assignments of any Condemnation Proceeds in respect of any Mortgaged Property as the Administrative Agent may reasonably require and shall otherwise cooperate with the Administrative Agent in obtaining for the Administrative Agent and the Lenders the benefit of any Condemnation Proceeds lawfully or equitably payable in respect of such Mortgaged Property, subject to the provisos above. Upon the occurrence and during the continuance of an Event of Default (but not otherwise), the Administrative Agent is hereby authorized and empowered by each Loan Party to settle, adjust or compromise any claims for Condemnation Proceeds with or without the consent of such Loan Party or any of its Subsidiaries (and the Borrower hereby irrevocably appoints and constitutes the Administrative Agent as its lawful attorney-in-fact, coupled with an interest and with full power of substitution, for such purpose). In no event shall any Loan Party or any of its Subsidiaries settle, adjust or compromise any claim for Condemnation Proceeds in respect of any Mortgaged Property without the prior written consent of the Administrative Agent; provided, however, that this provision shall not restrict the right of the lessor under any applicable Ground Lease (1) to settle or compromise any claim for Condemnation Proceeds to the extent such lessor is granted the power to do so under such Ground Lease or (2) to approve any settlement or compromise of any claim for Condemnation Proceeds to the extent the approval of such lessor is required under such Ground Lease.

            6.15 Renovations. If the Borrower or any of its Subsidiaries intends to Renovate any Mortgaged Property (including any expansion of improvements to increase the number of available rooms) in a project or series of related projects (other than the replacement of FF&E in the ordinary course of business), the cost of which will exceed (or may reasonably be expected to exceed) $250,000, as reasonably determined by the Borrower and as so certified in the Officers' Certificate referred to below, the Borrower shall, not less than 20 days prior to the commencement of any such Renovation, deliver to the Administrative Agent (i) an Officer's Certificate describing such Renovation, the estimated budget thereof, the estimated percentage of rooms to be out of service during such Renovation and an estimated time schedule for such Renovation (unless all of the foregoing information is contained in an Investment Committee Memorandum previously delivered to the Administrative Agent) and (ii) evidence of Builder's Risk insurance required by Section 6.13(a)(i)(2) with respect to such Renovation.

            6.16  Capital Expenditures; Deferred Maintenance.

            (a) Capital Expenditures. In each calendar year, the Borrower and its Subsidiaries shall expend on normal, recurring repairs and replacements of FF&E (and excluding Renovations described in Section 6.15, Deferred Maintenance and Acquisitions) for the Mortgaged Properties and Non-Recourse Properties not less than 4% of the aggregate gross revenues of such Mortgaged Properties and Non-Recourse Properties for the four immediately preceding calendar quarters, to the extent the Borrower or any of its Subsidiaries owned such Properties during such period. On or before the thirtieth day after the end of each calendar year, the Borrower shall deliver to the Administrative Agent an Officers' Certificate summarizing amounts expended with respect to each Property as set forth above during the preceding year and the application of such proceeds.

            (b) Completion of Deferred Maintenance. The Borrower shall complete with respect to each Property the Deferred Maintenance recommended therefor in the Engineering Reports or environmental audits delivered by the Borrower pursuant to Section 5.1 on or before the first anniversary of the Closing Date. On or before the thirtieth day following the first anniversary of the Closing Date (or the first anniversary of the date of acquisition of any Property acquired by the Borrower or any of its Subsidiaries after the Closing Date), the Borrower shall deliver to the Administrative Agent an Officers' Certificate certifying that all such Deferred Maintenance has been completed and summarizing amounts expended with respect to each Property with respect thereto and the application of such amounts.


            6.17 O&M Requirements. Within 90 days after the Closing Date, the Borrower shall design an operations and maintenance plan ("O&M Plan") which shall be reasonably satisfactory to the Administrative Agent, for asbestos-bearing materials ("ABM") that is consistent with the recommendations in the Environmental Protection Agency's "Managing Asbestos in Place, A Building Owner's Guide to Operations and Maintenance Programs for Asbestos-Containing Materials" and for other Materials of Environmental

Concern, if any, used or otherwise present any Mortgaged Property or Non-Recourse Property and which shall include, without limitation, the following program elements: (i) notification (a program to tell workers, tenants and building occupants where ABM is located, and how and why to avoid disturbing the
ABMs); (ii) surveillance (regular ABM surveillance to note, assess, and document changes in the ABM's condition); (iii) controls (work control/permit system to control activities which might disturb ABMs); (iv) work practices (O&M work practices to avoid or minimize fiber release during activities affecting ABM);
(v) recordkeeping (to document O&M activities); (vi) worker protection (medical and respiratory protection programs, as applicable); (vii) training (asbestos program manager and custodial and maintenance staff training); and (viii) a plan for complying with all Applicable Laws with respect to ABM and other Materials of Environmental Concern. Each of the Loan Parties and their respective Subsidiaries owning or leasing Properties that at any time are known to contain, or for which there is a reasonable basis to believe that such Properties may contain, ABM shall promptly implement such O&M Plan.

            6.18 Management of Properties. Manage and operate the Mortgaged Properties and the Non-Recourse Properties in a commercially reasonable and prudent manner and not permit any Person other than the Borrower or any Wholly Owned Subsidiary to have substantial authority over the management and operation of any Property, provided, that the Borrower and its Subsidiaries may engage a third party manager on commercially reasonable terms to manage the office portions of any Qualifying Hotel Properties.

            6.19  Cash Management System; Administrative Agent Rights.

            (a) Cash Management System. Maintain the Cash Management System as described in Schedule 4.32 annexed hereto; provided, however, that each Loan Party may open and close Local Accounts and make other changes to the Cash Management System in the ordinary course of business upon prompt written notice to the Administrative Agent as long as (i) no Event of Default has occurred and is continuing or would result therefrom, (ii) such changes, either individually or in the aggregate are not adverse to either the Administrative Agent or any Lender (in its capacity as a Lender) or impair any rights, priority or perfection of the Administrative Agent under the Security Documents, (iii) in the case of any closing of any Local Account, a replacement Local Account satisfactory to the Administrative Agent is opened by such Loan Party or such Subsidiary, as the case may be (except if the closing of such account was done as a result of the sale of the applicable Property) and (iv) all Receipts of each Loan Party and each of its Wholly Owned Subsidiaries continue to be collected and distributed pursuant to procedures described on Schedule 4.32; provided further, that the Borrower may close a Concentration Account and open a substitute Concentration Account with any Lender as long as (i) no Event of Default has occurred and is continuing or would result therefrom and (ii) prior to opening any substitute Concentration Account, the Borrower shall have delivered evidence satisfactory to the Administrative Agent that the Administrative Agent shall have, for the benefit of the Lenders, a perfected security interest in such Concentration Account. For the purposes of this
Section 6.19, Receipts shall include, without limitation, Receipts derived from investments in Subsidiaries, Joint Ventures and Pledged Notes.

            (b)   Administrative Agent Rights.  Comply with the following:

               (i) Notwithstanding any other provision of this Agreement or any other Loan Document, except as described on Schedule 4.32 annexed hereto, all Receipts of each Loan Party and each of its Wholly Owned Subsidiaries shall be deposited daily in the Local Accounts or into the Concentration Account, in each case on or before the first Business Day following receipt thereof, by the accounting office of the Loan Party or such Subsidiary, as applicable, and as soon as practical in the case of Receipts received in any other manner. All funds on deposit in the Local Accounts of each Loan Party and each of its Wholly Owned Subsidiaries shall be transferred to the Concentration Account in the manner described on Schedule 4.32. Receipts shall be received and held by such Loan Party and such Subsidiary and any of their respective officers, employees, agents, managers or other Persons acting for or in concert with such Loan Party or such Subsidiary to make collections for or on behalf of such Loan Party or such Subsidiary, in trust for the Administrative Agent as Collateral.

              (ii) So long as no Event of Default shall have occurred and is continuing, the Borrower may request that the Administrative Agent instruct the Cash Manager to either apply Receipts on deposit in the Concentration Account to pay Obligations or transfer such Receipts to accounts designated by the Borrower in such amounts as the Borrower may require, in each case by delivering such a request to the Administrative Agent. As long as no Event of Default shall have occurred and be continuing, upon receipt by the Administrative Agent of such a request, the Administrative Agent shall instruct the Cash Manager to apply the Receipts on deposit in accordance with such request; provided that, unless the Administrative Agent notifies the Cash Manager that an Event of Default has occurred and is continuing, the Administrative Agent may instruct the Cash Manager to automatically apply Receipts on deposit in the Concentration Account in accordance with the Borrower's instructions, subject to the availability of funds on deposit in the Concentration Account.

            (iii) So long as no Event of Default shall have occurred and is continuing, the Borrower may instruct the Cash Manager to invest in Cash Equivalents in accordance with the Borrower's instructions all or any part of amounts from time to time on deposit in the Concentration Account, other than amounts necessary to effectuate a request by the Borrower as provided for in subsection 6.19(b)(ii) with respect to the use of such Receipts, and the Administrative Agent shall authorize the Cash Manager to follow the Borrower's instructions as long as no Event of Default shall exist.

            (iv) The maximum balance in the Local Accounts with respect to each Property shall not exceed $15,000 in the aggregate.

                        SECTION 7. NEGATIVE COVENANTS

            The Borrower hereby agrees that, so long as the Commitments remain in effect, any Loan, Note or Letter of Credit remains outstanding and unpaid or any other amount is owing to any Lender, the Arrangers, the Co-Arrangers or the Administrative hereunder, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

            7.1  Financial Condition Covenants.

            (a) Maintenance of Consolidated Net Worth. Permit Consolidated Net Worth on the last day of any fiscal period to be less than the sum of (i) $250,000,000 plus (ii) 50% of the sum of (A) cumulative Consolidated Net Income for each fiscal quarter ended after the Closing Date and on or before the date of such calculation for which Consolidated Net Income was a positive number and (B) the net cash proceeds received by the Borrower from the sale of its equity securities between the Closing Date and the date of such calculation.

            (b) Consolidated Debt Service Ratio. Permit the Consolidated Debt Service Ratio for any period of four consecutive fiscal quarters ending during any "Test Period" set forth below (and tested quarterly) to be less than the ratio set forth below opposite such period:


              Test Period                       Ratio

            Closing Date - June 30, 1998        2.25 to 1.00
            July 1, 1998 - June 30, 1999        2.50 to 1.00
            July 1, 1999 - June 30, 2000        2.75 to 1.00
            thereafter                          3.00 to 1.00.

            (c) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio for any period of four consecutive fiscal quarters ending during any "Test Period" set forth below (and tested quarterly) to be less than the ratio set forth opposite such period below:

            Test Period                         Ratio


            Closing Date - June 30, 1998        1.75 to 1.00
            July 1, 1998 - June 30, 1999        1.95 to 1.00
            July 1, 1999 - June 30, 2000        2.20 to 1.00
            thereafter                          2.45 to 1.00.

            (d) Consolidated Total Debt Ratio. Permit Consolidated Total Debt Ratio as of the end of any fiscal quarter ending during any "Test Period" set forth below (and tested quarterly) to exceed the ratio set forth opposite such period below:

              Test Period                       Ratio

            Closing Date - June 30, 1998        5.50 to 1.00
            July 1, 1998 - June 30, 1999        5.25 to 1.00
            July 1, 1999 - June 30, 2000        5.00 to 1.00
            July 1, 2000 - June 30, 2001        4.75 to 1.00
            thereafter                          4.50 to 1.00.

            (e) Consolidated Senior Debt Ratio. Permit the Consolidated Senior Debt Ratio as of the end of any fiscal quarter ending during any "Test Period" set forth below (and tested quarterly) to exceed the ratio set forth opposite such period below:

              Test Period                       Ratio

            Closing Date  - June 30, 1998       4.75 to 1.00
            July 1, 1998  - June 30, 1999       4.50 to 1.00
            July 1, 1999  - June 30, 2000       4.25 to 1.00
            July 1, 2000  - June 30, 2001       4.00 to 1.00
            thereafter                          3.75 to 1.00.

            (f) Maximum Contribution from Certain Investments. (i) Permit the aggregate amount of Consolidated EBITDA contributed by all Properties owned by Joint Ventures and by debt and equity securities of such Joint Ventures to be (1) more than 15% of Consolidated Adjusted EBITDA during the period following the Closing Date to June 30, 1998, (2) more than 17.5% of Consolidated Adjusted EBITDA for July 1, 1998 to June 30, 1999, or (3) more than 20% of Consolidated Adjusted EBITDA during any period thereafter; or (ii) Permit the aggregate amount of Consolidated EBITDA contributed by all Management Agreements and all Properties subject to sale and lease-back transactions to be more than 10% of Consolidated EBITDA any period. For purposes of this clause (f), a "Joint Venture" shall not include a Person with respect to which at least 85% of the Capital Stock of which is owned, directly or indirectly, by the Borrower or any of its Wholly Owned Subsidiaries, provided, that the Borrower or such Wholly owned Subsidiary (y) is the sole general partner or sole managing member of such Person and (z) has the unilateral authority to grant Liens on, and sell or otherwise transfer, the assets of such Person. For purposes of determining whether the foregoing limitations on EBITDA contribution are reached, the EBITDA contribution of any such assets shall be determined as of the date of the Acquisition of such asset, provided, that to the extent that the revenues of any such asset increases after such date resulting in EBITDA contributions in excess of such limits, this will not constitute a Default, however, the EBITDA from such assets in excess of such limits shall not be included for purposes of determining whether or not the covenants set forth in Section 7 have been satisfied.


      7.2 Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

            (a)   Indebtedness of the Loan Parties under the Loan Documents;

            (b) Indebtedness of the Borrower to any Subsidiary that is a Loan Party and of any Subsidiary that is a Loan Party to the Borrower or any other Subsidiary that is a Loan Party; provided, that all such Indebtedness shall be evidenced by one or more promissory notes that are pledged pursuant to the Security Documents to secure the Obligations;

            (c) Indebtedness of the Loan Parties and their respective Subsidiaries under any Interest Rate Agreements required pursuant to
      Section 6.11;

            (d) Indebtedness of the Borrower and any of its Subsidiaries incurred to finance the acquisition, repair or replacement of FF&E (whether pursuant to a loan, a Financing Lease or otherwise) in an aggregate principal amount not exceeding as to the Borrower and its Subsidiaries $2,500,000 at any time outstanding;

            (e) so long as at the time of incurrence, refinancing, exchange or refunding thereof (i) no Event of Default or Default has occurred and is continuing or would be caused thereby and (ii) such incurrence, refinancing, exchange, amendment or refunding is permitted under the terms and provisions of all other Indebtedness and each agreement pursuant to which such other Indebtedness was incurred, the Non- Recourse Subsidiaries, may incur, refinance, exchange, amend or refund Indebtedness in connection with the Acquisition or ownership of one or more Non-Recourse Properties acquired in a single transaction or series of related transactions (as so incurred, refinanced, exchanged, amended or refunded, "Non-Recourse Indebtedness"), in an aggregate principal amount not to exceed $100,000,000 for all Non-Recourse Subsidiaries at any time (provided, that for purposes of determining whether such $100,000,000 limit has been reached, Non-Recourse Indebtedness of Subsidiaries of the Borrower which are not Wholly Owned Subsidiaries shall be included on a pro rata basis to the extent of the percentage interest that the Borrower and its Wholly Owned Subsidiaries have in any such Subsidiary); provided, however, that (A) the aggregate outstanding principal amount of any such Non-Recourse Indebtedness shall not at any time exceed 65% of the sum of the aggregate cash purchase price of such Non-Recourse Properties plus the aggregate amount of expenditures actually made by such Non-Recourse Subsidiary in connection with the Renovation of such Non- Recourse Properties, (B) such Non-Recourse Indebtedness shall be non-recourse to the Borrower and its Subsidiaries and any Joint Venture in which it has an ownership interest (other than for any Guaranties provided with respect to customary carve-outs for environmental and "bad deed" indemnities), (C) such Non-Recourse Indebtedness shall not be secured by the assets of any Loan Party or any of its Subsidiaries (other than the Properties owned by such Non-Recourse Subsidiary and the Capital Stock of the Non-Recourse Subsidiary), (D) after giving affect to such transaction, the Borrower is in compliance with all of the provisions set forth herein and the other Loan Documents, (E) the Borrower or a Wholly Owned Subsidiary of the Borrower shall enter a Management Agreement with such Non-Recourse Subsidiary which shall be on arms length, market terms, and (F) the Borrower shall have delivered to the Administrative Agent any Officers' Certificate demonstrating compliance with the provisions of this Section 7.2(e) by the applicable Non-Recourse Subsidiary in connection with such transaction;

            (f) so long as at the time of incurrence, refinancing, exchange or refunding thereof (i) no Event of Default or Default has occurred and is continuing or would be caused thereby and (ii) such incurrence, refinancing, exchange, amendment or refunding is permitted under the terms and provisions of all other Indebtedness and each agreement pursuant to which such other Indebtedness was incurred, the Borrower (but not any of its Subsidiaries) may incur, refinance, exchange, amend or refund Subordinated Debt;

            (g)  Guarantee Obligations permitted by Section 7.4; and

            (h)  Indebtedness secured by Permitted Encumbrances.

            7.3 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except:
            (a)  Permitted Encumbrances;

            (b) Liens on a Non-Recourse Property (or Capital Stock of a Non-Recourse Subsidiary) and related assets granted or assumed by a Non-Recourse Subsidiary to secure the Non-Recourse Indebtedness owed by the Non-Recourse Subsidiary; provided, that such Liens encumber only the assets purchased, financed or refinanced with, or leased or otherwise used pursuant to the terms of, such Non-Recourse Indebtedness; and

            (c) Liens on FF&E granted to secure Indebtedness incurred pursuant to Section 7.2(d); provided, that such Liens encumber only FF&E purchased, financed or refinanced with such Indebtedness.

            7.4 Limitation on Guarantee Obligations. Create, incur, assume or suffer to exist any Guarantee Obligation except:

            (a) Guarantee Obligations in existence on the date hereof and listed on Schedule 7.4(a);

            (b)  the L/C Obligations;

            (c) Guarantee Obligations of the Borrower or any Subsidiary in respect of obligations of a Loan Party (other than a Non-Recourse Subsidiary) permitted to be incurred by such Loan Party by this Agreement;

            (d) indemnities in favor of the companies issuing title insurance policies insuring the Mortgages or any mortgage or deed of trust securing any Non-Recourse Debt to induce such issuance;

            (e) Guarantee Obligations in respect of Subordinated Debt, provided, that (i) such Guarantee Obligations are subordinated to the obligations of such guarantor under the Guarantee and Collateral Agreement on the same terms as the subordination of the Subordinated Debt and (ii) the intercreditor agreement covering the Subordinated Debt governs such Guarantee Obligations on the same terms and conditions that it governs the Subordinated Debt; and

            (f) Guarantee Obligations under this Agreement and the Security Documents.


            7.5 Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets, or make any material change in its present method of conducting business, except:

            (a) as may be permitted under Section 7.6 and paragraph (e) of
      Schedule IV;

            (b) any Subsidiary (other than a Non-Recourse Subsidiary) of the Borrower may be merged or consolidated with or into the Borrower (provided, that the Borrower shall be the continuing or surviving corporation) or with or into any one or more Wholly Owned Subsidiaries of the Borrower (provided, that the Wholly Owned Subsidiary or Subsidiaries shall be the continuing or surviving corporation); and

            (c) any Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other Subsidiary of the Borrower.

            7.6 Limitation on Sale of Assets. Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary's Capital Stock to any Person other than the Borrower or any wholly owned Subsidiary, except so long as no Event of Default has occurred and is continuing or would be caused thereby, the Borrower and its Subsidiaries may undertake:

            (a) Asset Sales (including pursuant to sale lease-back transactions wherein any Subsidiary of the Borrower sells or otherwise transfers a Qualifying Hotel Property as part of a transaction wherein such Subsidiary leases such Property back from the purchaser thereof, subject to clause
      (e) below); provided, that the Net Proceeds of each such transaction are applied to the prepayment of the Loans as provided in Section 2.10(a); and, further, provided, that in any calendar year the Borrower and its Subsidiaries shall not consummate Asset Sales with respect to assets having a gross book value in excess of the 10% of gross book value of all assets of the Borrower and its Subsidiaries as of the beginning of such calendar year and during the period from the Closing Date until the Term Loan Termination Date, the Borrower and its Subsidiaries shall not sell assets having a gross book value in excess of the 25% of gross book value of all assets of the Borrower and its Subsidiaries as of June 30, 1997;

            (b) the sale of inventory and surplus and used FF&E in the ordinary course of business;

            (c)  the sale or FF&E which has been replaced;

            (d) the sale, transfer or other disposition of Common Limited Partner Interests and Preferred Limited Partner Interests made as payment for all or a portion of the purchase price of a Qualifying Hotel Property by the Borrower or any of its Subsidiaries pursuant to a Permitted Acquisition, so long as such transfer does not result in a Change of Control; and

            (e) sale lease-backs of Qualifying Hotel Properties as provided in clause (a) above, provided, (i) the Borrower shall deliver or cause to be delivered to the Administrative Agent (1) a leasehold mortgage reasonably satisfactory in form and substance to the Administrative Agent and evidence reasonably satisfactory to the Administrative Agent that all other documents have been executed and all actions taken that the Administrative Agent reasonably requests to create, perfect and maintain a valid and enforceable first priority Lien in the leasehold interest of the applicable Loan Party or Subsidiary and (2) an estoppel certificate, reasonably satisfactory in form and substance to the Administrative Agent, duly executed by the applicable lessor and (3) the items described in the clauses (f), (h), (j) and (k) of the definition of "Property Information and Deliveries" with respect to such Qualifying Hotel Property and such sale lease-back transaction and (ii) the conditions contained in clause
      (a)(iii) of Schedule IV shall have been satisfied. A sale and lease-back transaction with respect to a Property permitted by this Section 7.6(e) shall be deemed to be a sale or other permanent disposition of such Property for all purposes of this Agreement, including Section 7.6(a).

            If any of the Collateral shall be sold, transferred or otherwise disposed of by any Loan Party in a transaction permitted by this Agreement, then the Administrative Agent, at the request and sole expense of the Borrower, shall execute and deliver to such Loan Party all releases or other documents reasonably necessary or desirable for the release of the Liens created by the Security Documents on such Collateral; provided that the Borrower shall have delivered to the Administrative Agent, at least ten Business Days prior to the date of the proposed release, a written request for release identifying the relevant Loan Party and the terms of the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Borrower stating that such transaction is in compliance with this Agreement and the other Loan Documents and that the exclusion of the income and expenses from the transferred asset from Consolidated EBITDA will not result in a violation of Section 7.1.

            7.7 Limitation on Leases. Enter into any Lease other than Leases incidental to the operation of the Properties as hotels or leases for office space of the Borrower and its Subsidiaries; it being understood and agreed that if after the Closing Date any Loan Party or any of its Subsidiaries, as lessor, enters into a Material Lease, the Administrative Agent may require that the tenant thereunder enter into a subordination, non-disturbance and attornment agreement reasonably satisfactory in form and substance to the Administrative Agent. In the event any Lease necessary to the operation of any Property as a hotel is terminated, the applicable Loan Party or Subsidiary thereof shall either replace such Lease with a suitable comparable Lease within a reasonable period of time following such termination or shall itself provide the services intended to be obtained under such Lease.

            7.8 Limitation on Dividends. Declare or pay any dividend (other than dividends payable solely in Common Stock) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of the Borrower or any warrants or options to purchase any such Stock, or make any payments in respect of the limited partnership interests in the Operating Companies, whether now or hereafter outstanding, or make any other distribution in respect thereof (including by way of conversion, redemption or otherwise), either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary, except that the Borrower may make any such dividends or other payments in any calendar year not in excess of 25% of Consolidated Net Income for such year.

            7.9 Limitation on Acquisitions, Investments, Loans and Advances. Make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment in, any Person (which shall include any payment to any other Person for the purpose of, or otherwise in connection with, securing, extending, renewing or modifying any Management Agreement), including any Affiliate or Joint Venture, or make any expenditure to acquire any hotel or other real property, or any expenditure to construct any new hotel or any expenditure to acquire, secure, extend, renew or modify any Management Agreement except (subject to the provisos at the end of Section 7.9(c)):

            (a)   extensions of trade credit in the ordinary course of business;

            (b)   investments in Cash Equivalents;

            (c) Permitted Acquisitions, provided, that (i) the prior written approval of the Required Lenders shall be required for the Acquisition of any single Property wherein the purchase price (including assumed Indebtedness and the fair value of any limited partnership interests issued in exchange therefor) is $50,000,000 or more or the Acquisition of more than one Property in a related transaction or a series of related transactions wherein the aggregate purchase price (including assumed Indebtedness and the fair value of any limited partnership interests issued in exchange therefor) for all such Properties is $100,000,000 or more, (ii) the aggregate purchase price (including assumed Indebtedness) for acquisitions of real property that is contiguous with any Property for use in the expansion of such Property as provided in
      Schedule IV, measured on a cumulative basis from the Closing Date, shall not exceed $10,000,000, (iii) the aggregate amount expended by the Borrower and its Subsidiaries on (1) acquisitions after the Closing Date of Properties located in Canada and (2) making, after the Closing Date, of the other investments referred to above which relate to (A) any hotel property located in Canada or (B) any Person who owns, manages or operates any hotel property in Canada, shall not exceed $50,000,000 in the aggregate, (iv) the aggregate amount expended after the Closing Date by the Borrower and its Subsidiaries with respect to the investments described in clauses (c) and (d) of Schedule IV and the Joint Venture investments described in clause (e) of Schedule IV and REIT Leases shall not exceed $45,000,000 (provided, that such amount shall be increased to $60,000,000 on the first anniversary of the Closing Date and to $75,000,000 on the second anniversary of the Closing Date), and, provided, further, that for purposes of the proviso in this Section 7.9(c), the Joint Ventures referred to in clause (e) of Schedule IV shall not include a Person with respect to which at least 85% of the Capital Stock is owned, directly or indirectly, by the Borrower or any of its Wholly Owned Subsidiaries, provided, that the Borrower or such Wholly owned Subsidiary
      (y) is the sole general partner or sole managing member of such Person and
      (z) has the unilateral authority to grant Liens on, and sell or otherwise transfer, the assets of such Person;

            (d) investments by the Borrower in its Subsidiaries and investments by such Subsidiaries in the Borrower and in other Subsidiaries;

            (e) loans by the Borrower to its employees in connection with management compensation plans or otherwise in an aggregate amount not to exceed $500,000; and

            (f) Renovations in accordance with the terms of this Agreement.

            7.10 Management Agreements. Enter into or otherwise become obligated with respect to, any management agreement with respect to any hotel property (other than a Mortgaged Property or a Non-Recourse Property) after the Closing Date, except as provided on Schedule IV.

            7.11 Limitation on Optional Payments and Modifications of Debt Instruments. (a) Make any optional payment or prepayment on or redemption or purchase of any Subordinated Debt, other than a prepayment of Subordinated Debt with the proceeds of new Subordinated Debt, (b) amend, modify or change, or consent or agree to any amendment, modification or change to any of the terms of any such Indebtedness (other than any such amendment, modification or change which would extend the maturity or reduce the amount of any payment of principal thereof or which would reduce the rate or extend the date for payment of interest thereon or in order to delete any covenant or agreement of any Loan Party or to make any such covenant or agreement less restrictive on the Loan Parties), or (c) amend the subordination provisions of any Subordinated Debt.

            7.12 Limitation on Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of the Borrower's or such Subsidiary's business and (c) upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm's length transaction with a Person which is not an Affiliate.

            7.13 Limitation on Changes in Fiscal Year. Permit the fiscal year of the Borrower and its consolidated Subsidiaries to end on a day other than December 31.

            7.14 Limitation on Negative Pledge Clauses. Except with respect to
(i) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a sale or other disposition of assets permitted hereunder, (ii) specific property (other than a Mortgaged Property) subject to a Ground Lease, (iii) Management Agreements (to the extent that the terms thereof prohibit the assignment of rights thereunder, but not any other rights or interests and otherwise consistent with industry practices) as security for the Obligations or otherwise and (iv) any other agreement entered into in the ordinary course of business which by its terms restricts the assignment of rights thereunder (but not any other rights or interests and otherwise consistent with industry practices) as security for the Obligations or otherwise, the Loan Parties shall not and shall not permit any of their respective Subsidiaries to, directly or indirectly, enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets (including, without limitation, any interest in, or right to receive payments under, any of the Management Agreements), whether now owned or hereafter acquired except to the extent that Liens to secure the Obligations are excluded therefrom.

            7.15 No Joint Assessment; Separate Lots. Suffer, permit or initiate the joint assessment of any Property (i) with any other real property constituting a separate tax lot (other than another Property) and (ii) with any portion of any Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any Taxes which may be levied against any such personal property shall be assessed or levied or charged to any Property as a single lien.

            7.16 Limitation on Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or which are directly related thereto.

            7.17  Changes in Certain Documents; Issuance of Equity Securities.

      (a) Equity Securities. Permit the issuance of any Capital Stock of the Borrower or any of its Subsidiaries which, by its terms (or by the terms of any Security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund or otherwise, or redeemable in Cash at the option of the holder thereof, in whole or in part, before the date that is 91 days after the

Term Loan Termination Date; provided, that, so long as no Event of Default or Default has occurred and is continuing or would be caused thereby:

            (i) subject to Section 7.6(d), the Operating Companies may issue Common Limited Partner Interests and Preferred Limited Partner Interests that may be converted solely into shares of Common Stock;

            (ii) subject to Section 7.6(d), the Operating Companies may issue Preferred Limited Partner Interests that by their terms may be converted into or exercised or redeemed for cash or Common Stock, at the option of the holder of such Preferred Limited Partner Interest if (a) the aggregate amount of cash payable upon such conversion, exercise or redemption of Preferred Limited Partner Interests issued after the Closing Date shall not exceed $10,000,000 measured on a cumulative basis from the Closing Date and (b) the terms of such Preferred Limited Partner Interests shall have been approved by the Administrative Agent, which approval shall not be unreasonably withheld, conditioned or delayed; and

            (iii) subject to Section 7.6(d), the Operating Companies may issue Common Limited Partner Interests.

      (b) Ground Leases. Take any action or fail to take any action, in either case as may be required or permitted by the terms of any Ground Lease, with respect to the termination (by such Loan Party or such Subsidiary, by the lessor or by any other Person, and for any reason), renewal or extension thereof or to amend, restate, supplement or otherwise change, or waive or fail to enforce any provision of, any Ground Lease in any material respect.

      (c) Franchise Agreements. (i) Take any action or fail to take any action, in either case as may be required or permitted by the terms of any Franchise Agreement with respect to a Mortgaged Property, with respect to the termination (by such Loan Party or such Subsidiary, the franchisor or any other Person, and for any reason), renewal or extension thereof, provided, that each such Franchise Agreement may be renewed or extended on substantially the same terms as then in effect, (ii) amend, restate, supplement or otherwise change, or waive or fail to enforce any provision of, any Franchise Agreement in any material adverse respect, or (iii) enter into any new or replacement Franchise Agreement with respect to such Property (with the same franchisor or a different franchisor), provided, that the consent of the Administrative Agent or the Lenders shall not be required if the franchisor under such new or replacement Franchise Agreement shall have a national standing and reputation not less favorable than the general standing and reputation of the franchisors under Franchise Agreements then covering the such Properties and such Franchise Agreement shall be on such franchisor's standard form of franchise agreement with terms that are market or better for the Borrower and its Subsidiaries; provided, that with respect to each matter referred to in the preceding clauses
(i), (ii) or (iii) for which the Administrative Agent may reasonably require a franchisor's estoppel and consent agreement, the Administrative Agent shall receive a franchisor's estoppel and consent agreement in substantially the form of the estoppel and consent agreement delivered to the Administrative Agent pursuant to
Section 5.1 or otherwise in form and substance satisfactory to the Administrative Agent.


                         SECTION 8.  EVENTS OF DEFAULT

            If any of the following events shall occur and be continuing:

            (a) The Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms thereof or hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder, within five days after any such interest or other amount becomes due in accordance with the terms thereof or hereof; or

            (b) Any representation or warranty made or deemed made by the Borrower or any other Loan Party herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

            (c) The Borrower or any other Loan Party shall default in the observance or performance of any agreement contained in Section 7; or

            (d) The Borrower or any other Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs
      (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days; provided, however, that if such default cannot be cured solely by the payment of money and the cure of such default requires a period in excess of 30 days, and such default may reasonably be expected to be cured on or before the 90th day after Borrower or such Loan Party obtains knowledge or notice thereof, and if and so long as Borrower or such Loan Party is diligently and continuously prosecuting such cure, then such default shall not be an Event of Default unless the Borrower or such Loan Party fails to cure such default before the 90th day after the Borrower or any Loan Party obtains knowledge or notice thereof, as the case may be or

            (e) The Borrower or any of its Subsidiaries shall (i) default in any payment of principal of or interest of any Indebtedness (other than the Loans and Non-Recourse Debt) or Interest Rate Agreement Obligation, or in the payment of any Guarantee Obligation, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness, Guarantee Obligation or Interest Rate Agreement Obligation was created; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness, Guarantee Obligation or Interest Rate Agreement Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation or Interest Rate Agreement Obligation) to become payable; provided, that a default, event or condition described in clause (i) or (ii) of this paragraph (e) shall not at any time constitute an Event of Default under this Agreement unless, at such time, one or more defaults, events or conditions of the type described in clauses (i) and (ii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness and/or Guarantee Obligations and/or Interest Rate Agreement Obligations of the Borrower and its Subsidiaries the outstanding principal amount of which exceeds in the aggregate $1,000,000; or

            (f) (i) The Borrower or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 90 days; or (iii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 90 days from the entry thereof; or (iv) the Borrower or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

            (g) (i) Any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

            (h) One or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance) of $3,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

            (i) (i) Any of the Security Documents shall cease, for any reason, to be in full force and effect, or the Borrower or any other Loan Party which is a party to any of the Security Documents shall so assert or (ii) any material Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

            (j) Any Change of Control shall occur;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable; and (iii) the Security Documents may be enforced and the proceeds of the Collateral applied to the Obligations.

            With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived.


                            SECTION 9.  THE AGENTS

            9.1 Appointment. Each Lender hereby irrevocably designates and appoints the Agents as the agents of such Lender under this Agreement and the other Loan Documents, and each Lender irrevocably authorizes each Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.

            9.2 Delegation of Duties. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

            9.3 Exculpatory Provisions. Neither the Agents nor any of their officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be
(i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the Notes or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

            9.4 Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by such Agent. The Agents may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Agents or all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

            9.5 Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

            9.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither any Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Agents hereafter taken, including any review of the affairs of a Loan Party or any

Affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agents hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any Affiliate of a Loan Party which may come into the possession of such Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

            9.7 Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Notes) be imposed on, incurred by or asserted against any Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by any Agent under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements which are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent's gross negligence or willful misconduct. The agreements in this Section 9.7 shall survive the payment of the Notes and all other amounts payable hereunder. Any liabilities or obligations of the Agents hereunder shall be several but not joint.

            9.8 Agents and Their Individual Capacities. Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent hereunder and under the other Loan Documents. With respect to its Loans made or renewed by it and any Note issued to it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent and the terms "Lender" and "Lenders" shall include each Agent in their individual capacities.

            9.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days' notice to the Lenders. The Required Lenders may remove the Administrative Agent for cause. If the Administrative Agent shall resign or be removed as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the other Agents (or if none is willing to become Administrative Agent, then among the Lenders) a successor agent in such capacity, which successor agent, so long as no Default or Event of Default shall have occurred and be continuing, shall have been approved by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent hereunder. If the Required Lenders fail to so appoint a successor Administrative Agent within forty five (45) days, then the acting Administrative Agent may appoint its successor. Effective upon such appointment and approval, the terms "Administrative Agent" shall mean such successor agent, and the former Administrative Agent's rights, powers and duties as such shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Notes and the successor Swing Line Lender shall purchase all outstanding Swing Line Loans as of the effective date of such succession. After any retiring Administrative Agent's resignation as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

                            SECTION 10. MISCELLANEOUS

            10.1 Amendments and Waivers. Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent and the Arranger may, from time to time, (a) enter into with the Borrower written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent and the Arranger, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) reduce the amount or extend the scheduled date of maturity of any Loan or of any installment thereof, or reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender's Commitments, in each case without the consent of each Lender affected thereby, (ii) amend, modify or waive any provision of this Section, or consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, in each case without the written consent of all the Lenders, (iii) amend, modify or waive any provision of Section 9 without the written consent of each Agent, (iv) consent to the release of the Guarantee Obligations of any Loan Party or the release of Collateral having a value in excess $5,000,000 without the written consent of the Lenders (unless such release is expressly required to be given by the terms of the Loan

Documents) and (v) reduce the percentage specified in the definition of Required Term Loan Lenders or Required Revolving Credit Lenders without the written consent of all Term Loan Lenders, or all Revolving Credit Lenders, as the case may be, (vi) amend, modify or waive any provision of Section 2.10 without the written consent of the Required Term Loan Lenders and the Required Revolving Credit Lenders or (vii) amend, modify or waive any provision relating to the rights of the Swing Line Lender or the Issuing Lender without the written consent of the applicable Lenders. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Borrower, the Lenders and the Agents shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

            10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) in the case of delivery by hand, when delivered, (b) in the case of delivery by certified mail, return receipt requested, three days after being deposited in the mails, postage prepaid, (c) in the case of delivery by facsimile transmission, when sent and receipt has been confirmed or (d) in the case of delivery by recognized overnight courier service, one (1) Business Day after deposit with such courier service, addressed as follows in the case of the Borrower, the Arranger and the Administrative Agent, and as set forth in Schedule I in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto:

    The Borrower:       CapStar Hotel Company
                        1010 Wisconsin Avenue, N.W.
                        Suite 650
                        Washington, D.C.  20007
                        Attention: John Emery
                        Fax: (202) 965-4445


    The Arranger:       Lehman Brothers Holdings Inc.
                        200 Vesey Street, 12th Floor
                        World Financial Center
                        New York, New York  10285-0900
                        Attention:   Allyson Bailey
                        Fax:   212-526-5484


    The Administrative
      Agent:            BANKBOSTON, N.A.
                        100 Federal Street

                        Boston, Massachusetts  02110
                        Attention:  Real Estate Department

                        with a copy to:

                        BANKBOSTON, N.A.
                        115 Perimeter Center Place
                        Suite 500
                        Atlanta, Georgia 30346
                        Attention:  Lori Litow
                        Vice President
                        Telecopy:  770-390-8434
                        Telephone: 770-390-6544

provided, that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Section 2.2, 2.4, 2.6, 2.7, 2.9, 2.10, 2.11, 2.16 or
3.2 shall not be effective until received.

            10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Agents or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

            10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

            10.5 Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Agents for all their reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel (including any local counsel) to the Agents,
(b) to pay or reimburse each Lender and each of the Agents for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and counsel to the Agents, (c) to pay, indemnify, and hold each Lender and each Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and each Agent and their respective officers, directors, trustees, employees, affiliates, agents and controlling persons (each, an "indemnitee") harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including, without limitation, any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the Borrower, any of its Subsidiaries or any of the Properties (all the foregoing in this clause (d), collectively, the "indemnified liabilities"), provided, that the Borrower shall have no obligation hereunder to any indemnitee with respect to indemnified liabilities to the extent such indemnified liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert, and hereby waives, and to cause each of its Subsidiaries not to assert and to so waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. The agreements in this Section 10.5 shall survive repayment of the Notes and all other amounts payable hereunder and the termination of the Commitments and, in the case of any Lender that may assign any interest in its Commitments, Loans or Letter of Credit interest hereunder, shall survive the making of such assignment, notwithstanding that such assigning Lender may cease to be a "Lender" hereunder.

            10.6 Successors and Assigns; Participations and Assignments. (a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Agents and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

            (b) Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents. No Lender shall be entitled to create in favor of any Participant, in the participation agreement pursuant to which such Participant's participating interest shall be created or otherwise, any right to vote on, consent to or approve any matter relating to this Agreement or any other Loan Document except for those specified in clauses (i), (ii) and (iv) of the proviso to the first sentence of Section 10.1. The Borrower agrees that if amounts outstanding under this Agreement are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided, that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 10.7(a) as fully as if it were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19 and 2.20 with respect to its participation in the Commitments and the Loans outstanding from time to time as if it was a Lender; provided, that, in the case of Section 2.19, such Participant shall have complied with the requirements of said Section and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

            (c) Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time and from time to time assign to any Lender or any affiliate thereof or, with the consent of the Borrower, the Arranger, and the Administrative Agent, and the Swing Line Lender and the Issuing Lender (in the case of assignment of Revolving Credit Commitments only) (which in each case shall not be unreasonably withheld), to an additional bank or financial institution which is in the business of making loans comparable to the Loans and which has an office in the United States (an "Assignee") all or any part of its rights and obligations under this Agreement, the Letters of Credit, the Notes and the other Loan Documents pursuant to an Assignment and Acceptance, substantially in the form of Exhibit O, executed by such Assignee, such assigning Lender (and, in the case of an Assignee that is not then a Lender or an affiliate thereof or a Person under common management with such Lender, by the Borrower, the Administrative Agent, the Arranger and, in the case of an assignment of Revolving Credit Commitments, the Swing Line Lender and the Issuing Lender) and delivered to the Administrative Agent for its acceptance and recording in the Register with a copy to the Arranger; provided, that (except with the consent of the Borrower, the Administrative Agent and the Arranger) (i) no such assignment to an Assignee (other than any Lender or any affiliate thereof or any Person under common management with such Lender) shall be in an aggregate principal amount of less than $5,000,000 (other than in the case of an assignment of all of a Lender's interests under this Agreement and the Notes) and (ii) subsequent to any such assignment the assigning Lender shall not retain an aggregate principal amount of less than $5,000,000 of the Commitments and Loans. Such assignment need not be ratable as among any Term Loan Commitments and/or Term Loans and Revolving Credit Commitments and/or Revolving Credit Loans of the assigning Lender. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Commitment as set forth therein, and (y) the assigning Lender thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto). Notwithstanding any provision of this paragraph (c) and paragraph (e) of this Section 10.6, the consent of the Borrower shall not be required for any assignment which occurs at any time when any Event of Default shall have occurred and be continuing.

            (d) A Note and the obligation(s) evidenced thereby may be assigned or otherwise transferred in whole or in part only by registration of such assignment or transfer of such Note and the Obligation(s) evidenced thereby on the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of such Obligation(s) and the Note(s) evidencing the same shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note(s) evidencing such obligation(s), accompanied by an Assignment and Acceptance duly executed by the holder of such Note(s), and thereupon one or more new Note(s) in the same aggregate principal amount shall be issued to the designated Assignee(s) and the old Notes(s) shall be returned by the Administrative Agent to the Borrower marked "cancelled." No assignment of a Note and the obligation(s) evidenced thereby shall be effective unless it has been recorded in the Register as provided in this Section 10.6(d).

            (e) The Administrative Agent shall maintain at its address referred to in Section 10.2 a copy of each Assignment and Acceptance delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time and the registered owners of the obligation(s) evidenced by the Note(s). The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loan or the obligation evidenced by a Note recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

            (f) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Assignee (and any other parties required by Section 10.6(c))) together with payment to the Administrative Agent of a registration and processing fee of $2,000 (except that no such registration and processing fee shall be payable in the case of an Assignee which is already a Lender or is an affiliate of a Lender or a Person under common management with a Lender), the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Borrower. On or prior to such effective date, the Borrower, at its own expense, upon request, shall execute and deliver to the Administrative Agent (in exchange for the Revolving Credit Note and/or Term Note, as the case may be, of the assigning Lender) a new Revolving Credit Note and/or Term Note, as the case may be, to the order of such Assignee in an amount equal to the Revolving Credit Commitment and/or Term Loan, as the case may be, assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Revolving Credit Commitment and/or Term Loan, as the case may be, upon request, a new Revolving Credit Note and/or Term Note, as the case may be, to the order of the assigning Lender in an amount equal to the Revolving Credit Commitment and/or Term Loan, as the case may be, retained by it hereunder. Such new Notes shall be dated the Closing Date and shall otherwise be in the form of the Note replaced thereby.

            (g) The Borrower authorizes each Lender to disclose to any Participant or Assignee (each, a "Transferee") and any prospective Transferee, subject to such Transferee agreeing to the provisions of Section 10.15, any and all financial information in such Lender's possession concerning the Borrower and its Affiliates which has been delivered to such Lender by or on behalf of the Borrower pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrower in connection with such Lender's credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.

            (i) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

            10.7 Adjustments; Set-off. (a) If any Lender (a "benefitted Lender") shall at any time receive any payment of all or part of its Revolving Credit Loans owing to it then due and owing, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Revolving Credit Lender, if any, in respect of such other Lender's Revolving Credit Loans, or interest thereon, such benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender's Revolving Credit Loan due and owing to each such Lender, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Revolving Credit Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

            (b) If any benefitted Lender shall at any time receive any payment of all or part of its Term Loans owing to it then due and owing, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender's Term Loans, or interest thereon, such benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender's Term Loan due and owing to each such Lender, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Term Loan Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

            (c) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

            10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

            10.9 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

            10.10 Integration. This Agreement, the other Loan Documents and that certain Syndication Letter Agreement dated of even date herewith among the Agents and the Borrower represent the agreement of the Borrower, the Agents and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Agents or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

            10.11  GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS
AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY,
AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF
THE STATE OF NEW YORK.

            10.12 Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

            (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgement in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

            (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

            (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

            (d) agrees that nothing herein shall affect the right of the Administrative Agent or any Lender to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

            (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

            10.13  Acknowledgements.  The Borrower hereby acknowledges that:

            (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

            (b) neither any Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agents and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

            (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

            10.14 WAIVERS OF JURY TRIAL. THE BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE

TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

            10.15 Confidentiality. Each of the Agents and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided, that nothing herein shall prevent the Agents or any Lender from disclosing any such information (a) to the Agents any other Lender or any affiliate or investment advisor of any Lender, (b) to any Transferee or prospective Transferee which agrees to comply with the provisions of this
Section 10.15, (c) to the employees, directors, agents, attorneys, accountants and other professional advisors of such Lender or its affiliates, (d) upon the request or demand of any Governmental Authority having jurisdiction over such Administrative Agent or such Lender, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) which has been publicly disclosed other than in breach of this Section 10.15 or (h) in connection with the exercise of any remedy hereunder or under any other Loan Document.

            10.16 Enforceability; Usury. In no event shall any provision of this Agreement, the Notes, or any other instrument evidencing or securing the indebtedness of the Borrower hereunder ever obligate the Borrower to pay or allow any Lender to collect interest on the Notes or any other indebtedness of the Borrower hereunder at a rate greater than the maximum non-usurious rate permitted by applicable law (herein referred to as the "Highest Lawful Rate"), or obligate the Borrower to pay any taxes, assessments, charges, insurance premiums or other amounts to the extent that such payments, when added to the interest payable on the Notes, would be held to constitute the payment by the Borrower of interest at a rate greater than the Highest Lawful Rate; and this provision shall control over any provision to the contrary.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                                    CAPSTAR HOTEL COMPANY

                                    By:   _________________________
                                          Name:
                                          Title:

                          LEHMAN BROTHERS HOLDINGS INC.

                                    By:   _________________________
                                          Name:
                                          Title:

                                    BANKERS TRUST COMPANY

                                    By:   ________________________
                                          Name:
                                          Title:

                                    BANKBOSTON, N.A.

                                    By:   ________________________
                                          Name:
                                          Title:

                                    WELLS FARGO BANK, N.A.


                                    By:   ________________________
                                          Name:
                                          Title:

                                                                    Schedule I
                                                           to Credit Agreement



                      Lenders, Commitments and Addresses


Lender/Address for Notices    Revolving Credit Commitment   Term Loan Commitment
--------------------------    ---------------------------   --------------------

LEHMAN BROTHERS HOLDINGS INC.         $140,000,000            $47,500,000
200 Vesey Street, 12th Floor                    40%              47.50%
World Financial Center
New York, New York  10285-0900
Attention:   Allyson Bailey
Telecopy:    212-528-0819
Telephone:   212-526-5849

BANKBOSTON, N.A.                       $70,000,000            $17,500,000
100 Federal Street                              20%              17.50%
Boston, Massachusetts  02110
Attention:  Real Estate Department

with a copy to:

BANKBOSTON, N.A.
115 Perimeter Center Place
Suite 500
Atlanta, Georgia 30346
Attention:  Lori Litow
          Vice President
Telecopy:  770-390-8434
Telephone: 770-390-6544



WELLS FARGO BANK, N.A.                 $70,000,000            $17,500,000
555 Montgomery Street                           20%               17.50%
17th Floor
San Francisco, CA 94111
Attention:            Mark Myers
          Senior Vice President
Telecopy:   415-788-9421
Telephone:  415-396-3728


BANKERS TRUST COMPANY                  $70,000,000           $17,500,000
130 Liberty Street                             20%               17.50%
New York, New York 10006
Attention:  Mr. Garrett Thelander
Telecopy:   212-250-8321
Telephone:  212-250-2550

                                                                   Schedule II
                                                           to Credit Agreement




                                 Pricing Grid



=====================================================================
  Consolidated     Consolidated    Applicable     Applicable Margin
   Total Debt      Senior Debt     Margin for         for Term
     Ratio            Ratio         Revolving     Eurodollar Loans
                                     Credit
                                   Eurodollar
                                      Loans
---------------------------------------------------------------------
  5.00 to 1.00     4.25 to 1.00       2.00%            2.125%
   or greater       or greater
---------------------------------------------------------------------
 less than 5.00   less than 4.25      1.75%             2.00%
  to 1.00 but      to 1.00 but
  greater than     greater than
  4.50 to 1.00     3.75 to 1.00

---------------------------------------------------------------------
 less than 4.50   less than 3.75      1.50%             1.75%
    to 1.00          to 1.00
=====================================================================



The Applicable Margin for Base Rate Loans will be in each case 1.00% lower than for Eurodollar Loans. In the event that the Consolidated Total Debt Ratio and the Consolidated Senior Debt Ratio fall within different pricing levels set forth above, the higher applicable pricing level shall apply.

                                                               Schedule III to
                                                              Credit Agreement




                            Term Loan Amortization


Date
                                                              Principal Amount







March 31, 1998
                                                                     $ 250,000
June 30, 1998
                                                                     $ 250,000
September 30, 1998
                                                                     $ 250,000
December 31, 1998
                                                                     $ 250,000
March 31, 1999
                                                                     $ 250,000
June 30, 1999
                                                                     $ 250,000
September 30, 1999
                                                                     $ 250,000
December 31, 1999
                                                                     $ 250,000
March 31, 2000
                                                                     $ 250,000
June 30, 2000
                                                                     $ 250,000
September 30, 2000
                                                                    $3,000,000
December 31, 2000
                                                                    $3,000,000
March 31, 2001
                                                                    $3,000,000
June 30, 2001
                                                                    $3,000,000
September 30, 2001
                                                                   $ 3,750,000
December 31, 2001
                                                                   $ 3,750,000
March 31, 2002
                                                                   $ 3,750,000
June 30, 2002
                                                                   $ 3,750,000
September 30, 2002
                                                                   $ 5,000,000
December 31, 2002
                                                                   $ 5,000,000
March 31, 2003
                                                                   $ 5,000,000
June 30, 2003
                                                                   $ 5,000,000
September 30, 2003
                                                                  $ 12,500,000
December 31, 2003
                                                                  $ 12,500,000
March 31, 2004
                                                                  $ 12,750,000
June 30, 2004
                                                                  $ 12,750,000

                                                                   Schedule IV
                                                           to Credit Agreement



                            Permitted Acquisitions

      (a) Acquisition and Addition of Mortgaged Properties. So long as no Event of Default or Default has occurred and is continuing or would be caused thereby, the Borrower, its Wholly Owned Subsidiaries and Joint Ventures which are Subsidiaries of the Borrower or of any of its Wholly Owned Subsidiaries (subject to the limitations set forth in Section 7.9) may, without the prior approval of the Agents and Lenders (except as set forth below), make Acquisitions of one or more properties (each, an "Additional Mortgaged Property") as Mortgaged Properties; provided, that, in any event:

            (i) such Additional Mortgaged Property shall be owned either by the Borrower, a Wholly Owned Subsidiary (other than a Non-Recourse Subsidiary) of the Borrower or a Joint Venture which is a Subsidiary of the Borrower (subject to the limitations set forth in Section 7.9); provided, that such Subsidiary shall be a party to the Guarantee and Collateral Agreement;

            (ii) each Additional Mortgaged Property shall include the entire fee interest or leasehold interest pursuant to a Ground Lease in a Qualifying Hotel Property;

            (iii) if such Additional Mortgaged Property (including a Property which is subject to a sale lease-back transaction) is subject to a Ground Lease, (i) either the owner of the fee interest in the land covered by such Ground Lease shall subordinate its interest in such land to the Mortgage covering the leasehold estate under such Ground Lease or such Ground Lease shall contain leasehold mortgagee protections reasonably satisfactory to the Administrative Agent (including, without limitation, notices of default, opportunity to cure, rights to a new lease and reasonably satisfactory provisions regarding insurance and condemnation proceeds) and (ii) such Ground Lease shall have a minimum remaining term of at least twenty five years with no extraordinary termination rights in favor of the ground lessor;

            (iv) within 30 days following the date of the Acquisition of such Property, the Borrower, at its expense, shall deliver to the Administrative Agent (with sufficient copies for distribution to the Lenders) the documents and information described in the definition of "Property Information and Deliveries" with respect to such Additional Mortgaged Property; and

            (v) notwithstanding anything to the contrary contained herein, the Acquisition of any Additional Mortgaged Property shall not be deemed to be a "Permitted Acquisition" (and such Property shall not contribute to EBITDA) if, within ten (10) days after the date of receipt of all of the documents and information described in the definition of "Property Information and Deliveries" with respect to such Property (other than the Appraisal and the items referred to in clause (j) of such definition), the Required Lenders object to the Acquisition of such Property, which objection may solely be on the grounds that (a) such Required Lenders have reasonably determined that the Engineering Report and/or the environmental audit with respect to such Property shows materially adverse conditions with respect to such Property or (b) the Acquisition of such Property would cause a Default or an Event of Default, or, after giving effect to such Acquisition, a Default or an Event of Default would exist. Conditions shown in the environmental audit or Engineering Reports shall not be deemed materially adverse if the Borrower has demonstrated to the Lenders that it has in place an appropriate and adequate plan for remedying such adverse condition from readily available funds within one (1) year of the date of the Acquisition of such Property.

      (b) Acquisition of Non-Recourse Properties. So long as no Event of Default or Default has occurred and is continuing or would be caused thereby, without the approval of the Administrative Agent (except as otherwise expressly provided herein), any of the Non- Recourse Subsidiaries may make Acquisitions of Non-Recourse Properties; provided, that:

            (i) each Non-Recourse Property subject to such Acquisition shall include the entire fee or leasehold interest pursuant to a Ground Lease in a Qualifying Hotel Property;

            (ii) within 30 days following the closing date of each such Acquisition, the Borrower, at its expense, shall deliver to the Administrative Agent (with sufficient copies for distribution to the Lenders) all of the documents and information described in items (d), (h),
      (l) (if applicable) and (m) of the definition of "Property Information and Deliveries" with respect to such Non-Recourse Property, and within five
      (5) days of request thereafter requested by any Lender, items (b), (e) and
      (f) of the definition of "Property Information and Deliveries" with respect to such Non- Recourse Property, as requested by any such Lender; and

            (iii) a Wholly Owned Subsidiary of the Borrower shall enter into a Management Agreement covering such Non-Recourse Property.

      (c) Acquisitions of Vacant Land. So long as no Event of Default or Default has occurred and is continuing or would be caused thereby, the Borrower, its Wholly Owned Subsidiaries and Joint Ventures which are Subsidiaries of the Borrower or of any of its Wholly Owned Subsidiaries (subject to the limitations set forth in Section 7.9) may, without the prior approval of the Agents and Lenders (except as set forth below), make acquisitions of real property that is contiguous with any Property for use in the expansion of such Property, provided, that within 30 days following the acquisition of any such land which is contiguous to a Mortgaged Property, the Borrower shall deliver to the Administrative Agent (with sufficient copies for distribution to the Lenders)
(1) the documents entered into by, and delivered by or to, the Borrower and its Subsidiaries in connection therewith and (2) the items described in the definition of "Property Information and Deliveries" with respect to such real property.


      (d) Acquisitions of Loans And Debt Securities. So long as no Event of Default or Default has occurred and is continuing or would be caused thereby, the Borrower, its Wholly Owned Subsidiaries and Joint Ventures which are Subsidiaries of the Borrower or of any of its Wholly Owned Subsidiaries (subject to the limitations set forth in Section 7.9) may, without the prior approval of the Agents and Lenders (except as set forth below), undertake acquisitions of loans and debt securities at any time, which loans and debt securities shall be secured exclusively by first priority mortgages encumbering 100% of the fee interest on Qualifying Hotel Properties, provided, that within 30 days following the effective date of the acquisition of such loans or debt securities, the Borrower shall deliver to the Administrative Agent (with sufficient copies for distribution to the Lenders) (1) the documents entered into by, and delivered by or to, the Borrower and its Subsidiaries in connection therewith, (2) the loan documents, debentures, notes and other documents governing the terms of such loans or debt securities, (3) an estoppel certificate from the applicable borrower in form and substance reasonably satisfactory to the Administrative Agent (provided, that, if after using best efforts to do so, the Borrower and its Subsidiaries are unable to obtain such estoppel certificate, then such estoppel certificate shall not be required) and (4) the items described in clauses (a), (b), (d), (e), (h), (j), (k) and (m) of the definition of "Property Information and Deliveries" with respect to the Property securing repayment of such loans or debt securities and the Subsidiaries making such investments.

      (e) Acquisitions of Joint Venture Interests and Interests in Persons. So long as no Event of Default or Default has occurred and is continuing or would be caused thereby, Wholly Owned Subsidiaries of the Borrower and Joint Ventures which are Subsidiaries of the Borrower or of any of its Wholly Owned Subsidiaries (subject to the limitations set forth in Section 7.9) may, without the prior approval of the Agents and Lenders (except as set forth below), undertake equity or debt investments in, or equity or debt securities issued by Joint Ventures or other Persons (other than a Wholly Owned Subsidiary of the Borrower); provided, that (1) either (A) the sole purpose of such Joint Venture or other Person (other than the Joint Venture that owns the parking garage located on the property adjacent to the Arlington, Virginia Property) is to acquire, own, Renovate, restore, manage, operate and dispose of a Qualifying Hotel Property or (B) such equity or debt Securities are registered under the Exchange Act, (2) within 30 days following the effective date of the making of such investment or acquisition, the Borrower shall deliver to the Administrative Agent (with sufficient copies for distribution to the Lenders) (x) the documents entered into by, and delivered by or to, the Borrower and its Subsidiaries in connection therewith and (y) (A) in the case where such Subsidiary is acquiring an interest in a Joint Venture and such Joint Venture's Property will not become a Mortgaged Property the items described in clauses (a), (b), (d), (e), (h),
(j), (k) and (m) of the definition of "Property Information and Deliveries" with respect to the Property owned by such Joint Venture and (B) in the case where such Subsidiary is acquiring the interests in a Person which will become a Wholly Owned Subsidiary after such Acquisition or is acquiring an interest in a Joint Venture, and such Joint

Venture's Property will become a Mortgaged Property, the items described in the definition of "Property Information and Deliveries" with respect to the Property owned by Person, (3) a Wholly Owned Subsidiary of the Borrower shall enter into a Management Agreement covering the Property owned or leased by any such Joint Venture or other Person, (4) such the other terms and conditions contained in this Agreement (including this Schedule IV) shall have been satisfied with respect to the asset owned by such Joint Venture or other Person and (5) in the case where such Wholly Owned Subsidiary is merging with, or acquiring all or a portion of the outstanding stock or other equity interests of, a Person (i) in the case of a merger, such Wholly Owned Subsidiary is the surviving entity, (ii) the Required Lenders shall have approved the terms of the merger or acquisition and the documents relating thereto, as applicable, including, without limitation, the provisions relating to disclosure of liabilities, the indemnities relating to undisclosed liabilities and the creditworthiness of any entities giving indemnities for undisclosed liabilities and (iii) all of the terms and conditions set forth herein for the acquisitions of assets shall be met with respect to the assets of the company being merged with or acquired.

      (f) Acquisitions of Management Agreements. So long as no Event of Default or Default has occurred and is continuing or would be caused thereby, the Borrower, its Wholly Owned Subsidiaries and Joint Ventures which are Subsidiaries of the Borrower or of any of its Wholly Owned Subsidiaries (subject to the limitations set forth in Section 7.9) may, without the prior approval of the Agents and Lenders (except as set forth below), undertake acquisitions of, or investments for or in order to complete, acquisitions of Management Agreements and enter into Management Agreements with respect to the management and operation of Qualifying Hotel Properties and amend, restate, supplement or otherwise change such Management Agreements; provided, however, that (a) each Managed Property subject to such Management Agreement shall be a hotel located in the United States of America or Canada; (b) such Management Agreement shall not constitute, have the form of or contain provisions creating a leasehold interest in any hotel Property or other real or personal property; (c) within thirty days following the effective date of such Management Agreement, the Borrower, at its expense, shall deliver to the Administrative Agent (with sufficient copies for distribution to the Lenders) (1) an executed or conformed, certified copy of such Management Agreement and the other documents entered into by, and delivered by or to, the Borrower and its Subsidiaries in connection therewith and (2) the items described in clauses (a), (b), (k) and (m) of the definition of "Property Information and Deliveries" with respect to the Property covered by such Management Agreement and the Subsidiaries making such investments.

      (g) Lender Approval. Notwithstanding anything to the contrary contained herein, the Acquisition of any asset or interest described in clauses (a), (b),
(c), (d), and (e) above shall not be deemed to be a "Permitted Acquisition" (and such Property, Person or other asset or interest shall not contribute to EBITDA) if, within ten (10) days after the date of receipt of all of the documents and information described in the definition of "Property Information and Deliveries" with respect to the Property being acquired or which is subject to such other acquisition or investment (other than the Appraisal and the items referred to in clause (j) of such definition), the Required Lenders object to such Acquisition, which objection may solely be on the grounds that (a) such Required Lenders have reasonably determined that the Engineering Report and/or the environmental audit with respect to such Property shows materially adverse conditions with respect to such Property or
(b) the Acquisition would, or, after giving effect to such Acquisition, would violate any term, condition or covenant contained in any Loan Documents or would otherwise cause a Default or an Event of Default, or, after giving effect to such Acquisition, a Default or an Event of Default would exist. Conditions shown in the environmental audit or Engineering Reports shall not be deemed materially adverse if the Borrower has demonstrated to the Lenders that it has in place an appropriate and adequate plan for remedying such adverse condition from readily available funds within one (1) year of the date of the Acquisition of such Property. Notwithstanding the foregoing to the contrary, the approval by the Required Lenders under clause (5)(ii) of paragraph (e) of this Schedule shall not be deemed to have been given pursuant to the preceeding clauses of this clause.

      (h) EBITDA Contributions. Until the Acquisition of an asset as provided above is approved or deemed approved as provided above, the revenues and expenses of such asset shall not be included in determining whether or not any of the covenants set forth in Section 7 have been satisfied and until the Mortgage or other applicable security document has been received and all items referenced in clauses (g) and (j) of the definition of "Property Information and Deliveries" have been delivered to the extent applicable (and approved to the extent required) the revenues and expenses of such asset shall not be included in determining whether or not any of the covenants set forth in Section 7.1(d) has been satisfied. Additionally, if at the time of determination of whether any covenant contained in Section 7 had been satisfied (i) the Borrower or any of its Subsidiaries is in default beyond any applicable cure periods under any Management Agreement, the portion of Adjusted Consolidated EBITDA contributed by any such Management Agreement shall be excluded and (ii) the borrower or obligor under any Pledged Note is in default beyond any applicable cure periods in its payment obligations under such Pledged Note, the portion of Adjusted Consolidated EBITDA contributed by any such Pledged Note shall be excluded.